Exhibit 4.19

Dated                      November 2009

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

ACQUISITION AND CONTINGENT CAPITAL AGREEMENT

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(NV/PIRD)
CD092930118

Contents

Page

SCHEDULES

THIS AGREEMENT is dated                November 2009 between:

(1)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland with registered number 45551 and whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (the “Company”); and

(2)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (“HM Treasury”).

WHEREAS:

(A)
HM Treasury has agreed to acquire, and the Company has agreed to allot and issue to HM Treasury, the Acquisition Shares (as defined in this Agreement) on the terms and subject to the conditions set out in this Agreement.

(B)
HM Treasury has agreed to subscribe for, and the Company has agreed to allot and issue to HM Treasury, the Contingent Capital Shares (as defined in this Agreement) on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals):

“ABN AMRO”	means ABN AMRO Holding N.V.;

“ABN AMRO Accounts”
means the audited consolidated accounts of ABN AMRO and its subsidiary undertakings for the three financial years ended 31 December the last of which occurs immediately preceding the date of this Agreement (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated balance sheet, the consolidated cashflow statement, the consolidated statement of changes in equity and all related notes);

“ABN AMRO Group”
means ABN AMRO Holding N.V. (which will be renamed RBS Holdings N.V. on or around separation, being the transfer of the Dutch State acquired businesses in the ABN AMRO Group out of the ABN AMRO Group) and its direct and indirect subsidiaries and subsidiary undertakings;

“ABN Securities”	means: (i) the 50,000,000 5.9 per cent. non-cumulative

guaranteed trust preferred securities issued by ABN AMRO Capital Funding Trust V;

(ii)   the 8,000,000 6.25 per cent. non-cumulative guaranteed trust preferred securities issued by ABN AMRO Capital Funding Trust VI; and

(iii)  the 66,000,000 6.08 per cent. non-cumulative guaranteed trust preferred securities issued by ABN AMRO Capital Funding Trust VII,

and any other security issued by any subsidiary of RFS Holdings BV to the extent any deferral of any dividend or other distribution, interest or coupon payment or payment of a similar nature (whether in cash or otherwise) would prevent the payment of any dividend or other distribution, interest or coupon payment or payment of a similar nature (whether in cash or otherwise) to the extent required (in the reasonable opinion of the Company) to achieve segregation, separation (being the transfer of the Dutch State acquired businesses in the ABN AMRO Group out of the ABN AMRO Group) and the capital restructuring of RFS Holdings BV;

“Accession Agreement”	means the accession agreement between HM Treasury and RBS in respect of RBS’s participation in HM Treasury’s Asset Protection Scheme, dated on or about the date of this Agreement;

“Accession Date”	has the meaning given in the Accession Agreement;

“Accession Documents”	means the Accession Agreement and the Tax Assets Agreement;

“Accounts”
means the audited consolidated accounts of the Group for each of the three financial years ended 31 December the last of which occurs immediately preceding the date of this Agreement (in the case of the Acquisition) or the relevant Contingent Capital Warranty Date (in the case of any Contingent Capital Subscription) (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated balance sheet, the consolidated cashflow statement, the consolidated statement of recognised income and expense and all related notes);

“Accounts Date”
means (in the case of the Acquisition) 31 December 2008 and (in the case of any Contingent Capital Subscription) the last date prior to the relevant Contingent Capital Warranty Date in respect of which audited accounts for the Group were published;

“Accounting Period”	has the meaning given in the Tax Assets Agreement;

“Acquisition”	means the acquisition by HM Treasury of the Acquisition Shares on the terms and subject to the conditions of this Agreement;

“Acquisition Announcement”	has the meaning given in clause 8.2(B)(i);

“Acquisition B Shares”	means 51,000,000,000 B Shares;

“Acquisition Date”	means the date on which the Acquisition occurs, being the fifth Business Day following the Condition Precedent Date or such other date as HM Treasury and the Company may agree;

“Acquisition Price”	means the sum of £25,500,000,000.50;

“Acquisition Shares”	means the Acquisition B Shares and the Dividend Access Share;

“Acquisition Warranty Date”	means the Condition Precedent Date and the Acquisition Date;

“Adjusted First Payment Date”	means 31 March 2010 (or, if such date is not a Business Day, the next preceding Business Day);

“Adverse Interest”	means any option, lien, mortgage, charge, equity, trust, any other right or interest of any third party and any other encumbrance of any kind;

“Affiliate”	has the meaning given in the APS Conditions;

“Agreed B Shares Amount”	has the meaning given in clause 6.2 or 6.3 (as the case may be);

“Agreed Tax Assets Amount”	has the meaning given in clause 6.2 or 6.3 (as the case may be);

“Alternative Coupon Satisfaction Mechanism”
means a mechanism in the terms of issue of any security issued by a Group Company pursuant to  which the Group Company is obliged to issue ordinary shares, preference shares or an instrument that is treated as forming part of the relevant Group Company’s innovative tier 1 capital (as interpreted in accordance with GENPRU) if the Group Company does not pay a coupon on such security in cash;

“Annual Premium”	has the meaning given in clause 6.1(A);

“Applicable Law”	has the meaning given in the APS Conditions;

“Appropriate Person”
means the Auditors or such other firm of accountants of international standing with experience of the calculation of regulatory capital ratios under the FSA Rules as may be appointed by the Company with the consent of HM Treasury (such consent not to be unreasonably withheld or delayed);

“APS”	means the UK Government’s asset protection scheme on the terms and conditions set out in the APS Conditions;

“APS Conditions”	has the meaning given to the term “Conditions” in the Accession Agreement;

“Articles”	means the articles of association of the Company;

“Auditors”	means Deloitte LLP;

“Authority”	has the meaning given in the APS Conditions;

“BIPRU”	means the Prudential Sourcebook for Banks, Building Societies and Investment Firms, forming part of the FSA Rules;

“Board”	means the Board of Directors of the Company or a duly authorised committee thereof;

“Bonus Issue”	has the meaning given in the Dividend Access Share Terms;

“B Share Terms”	means the terms of the B Shares set out in Schedule 6;

“B Shares”	means the Series 1 Class B Shares of 1 penny each in the capital of the Company;

“B Shares Determination Date”
means:

(i)    in relation to the First Payment Date, the First B Shares Determination Date; and

(ii)   in relation to any other Payment Date, the 14 December which immediately precedes such Payment Date (or, if such date is not a Business Day, the immediately preceding Business Day);

“B Shares Shortfall Amount”	has the meaning given in clause 6.2 or 6.3 (as the case may be);

“Business Day”	means any day (other than a Saturday or Sunday) on which clearing banks are open for a full range of banking transactions in London;

“CA 1985”	means the Companies Act 1985;

“CA 2006”	means the Companies Act 2006;

“Capital Resources Requirement”	has the meaning given in the FSA Rules;

“CashboxCo”	means Aonach Mor Limited, a company incorporated in England with registered number 7079298 and having its registered office at 1 Princes Street, London EC2R 8BP;

“Cashbox Documents”	mean the Subscription and Transfer Agreement and the Cashbox Option Agreement;

“Cashbox Option Agreement”
means the option agreement, in a form acceptable to HM Treasury, acting reasonably, to be entered into between CashboxCo, HM Treasury and the Company providing a put option in relation to the CashboxCo Ordinary Shares granted by the Company in favour of HM Treasury and a call option in relation to the CashboxCo Ordinary Shares granted by HM Treasury in favour of the Company;

“CashboxCo Ordinary Shares”	means the ordinary shares in the capital of CashboxCo to be issued to HM Treasury in terms of the Cashbox Option Agreement;

“CashboxCo Preference Shares”	means the redeemable preference shares in the capital of CashboxCo to be issued to HM Treasury in terms of the Subscription and Transfer Agreement;

“Circular”	means the circular, in a form acceptable to HM Treasury, to be sent to Shareholders giving details of the APS, the Acquisition and the Contingent Capital Commitment and containing notice of the GM;

“Claims”
means any and all claims, actions, liabilities, demands, proceedings, investigations, judgments or awards whatsoever (and in each case whether or not successful, compromised or settled and whether joint or several) threatened, asserted, established or instituted against any Indemnified Person and “Claim” shall be construed accordingly;

“Companies Acts”	means the CA 1985 and/or the CA 2006 as the context requires;

“Condition Precedent Date”	means the first date on which all of the conditions set out in clause 2.1 are satisfied, waived or treated as waived in accordance with clause 2;

“Consideration Shares”	means the CashboxCo Ordinary Shares and the CashboxCo Preference Shares;

“Contingent Capital Amount”	means, in respect of each Contingent Capital Subscription, the Contingent Capital Price multiplied by the Relevant Contingent Capital Number;

“Contingent Capital Commitment”	has the meaning given in clause 5.1;

“Contingent Capital Completion Date”	has the meaning given in clause 5.5(B)(ii)(b);

“Contingent Capital Expiry Date”	means the date on which the Contingent Capital Period ends;

“Contingent Capital Notice”	has the meaning given in clause 5.5(A)(i);

“Contingent Capital Notice Date”	means the date on which each Contingent Capital Notice is delivered to HM Treasury;

“Contingent Capital Period”
means the period commencing on the Acquisition Date and ending on the earliest of (i) the Scheduled End Date, (ii) the Final Contingent Capital Termination Date and (iii) the occurrence of a Termination Event;

“Contingent Capital Price”	means the price of 50 pence per Contingent Capital Share, as the same may be adjusted in accordance with paragraph 4(l) of the B Share Terms;

“Contingent Capital Shares”	means, subject to clause 5.10(B), up to 16,000,000,000 B Shares;

“Contingent Capital Subscription”	means a subscription for Contingent Capital Shares by HM Treasury pursuant to the Contingent Capital Commitment;

“Contingent Capital Termination Notice”	has the meaning given in clause 5.10(A);

“Contingent Capital Termination Shares”	has the meaning given in clause 5.10(A);

“Contingent Capital Warranties”	means the representations, warranties and undertakings contained in Schedule 4;

“Contingent Capital Warranty Date”	means each Contingent Capital Notice Date and each Contingent Capital Completion Date;

“Convertible Preference Shares”
means (i) the US$1,000,000,000 Non-cumulative Convertible Dollar Preference Shares and (ii) the £200,000,000 Non-cumulative Convertible Sterling Preference Shares (as such terms are defined in the Articles as at the date of this Agreement);

“Core Tier 1 Capital”
means the core tier 1 capital of the Regulatory Group calculated in accordance with Chapter 2 of GENPRU and Chapter 8 of BIPRU, in each case so far as relevant and as supplemented by the guidance set out in the letter of 1 May 2009 from the FSA to the British Bankers’ Association on the definition of core tier 1 capital or any subsequent letter issued in replacement thereof or in replacement of any replacement letter;

“Core Tier 1 Ratio”	means the ratio of (i) Core Tier 1 Capital to (ii) Risk Weighted Assets determined on a consolidated basis and calculated consistently with any requirements of the FSA from time to time, expressed as a percentage, and as published in the most recent annual or semi-annual consolidated financial statements prepared by the Group or as otherwise disclosed to HM Treasury by the Company or any member of the Group (and, where disclosed to HM Treasury, such percentage having been verified by an Appropriate Person to a standard equivalent to that used in connection with the Accounts);

“CREST”	means the relevant system (as defined in the Regulations) in respect of which Euroclear UK and Ireland Limited is the Operator (as defined in the Regulations);

“CSA”
means the consortium and shareholders’ agreement entered into on 28 May 2007 between the Company, Banco Santander, SA, Fortis NV and Fortis SA/NV and RFS Holdings BV as supplemented and amended by the Supplemental Consortium and Shareholders’ agreement dated 17 September 2007 (between the same parties) and the amendment agreement dated 26 August 2008 (between the same parties) and the deed of accession executed by The State of the Netherlands (amongst others) on 24 December 2008;

“Deductions from Tier 1 Capital”
means the deductions from Tier 1 Capital required to made in accordance with GENPRU (as more particularly set out in the table in GENPRU 2 Annex 2) and as applied on a consolidated basis in accordance with BIPRU;

“Deductions from Total Capital”
means all deductions from total capital required to made in accordance with GENPRU (as more particularly set out in the table in GENPRU 2 Annex 2) and as applied on a consolidated basis in accordance with BIPRU;

“Directors”	means the directors of the Company from time to time;

“Disputes”	has the meaning given in clause 15.2(A);

“Dividend Access Share”	means the Series 1 Dividend Access Share of 1 penny in the capital of the Company;

“Dividend Access Share Terms”	means the terms of the Dividend Access Share set out in Schedule 7;

“DTRs”	means the Disclosure and Transparency Rules, as amended from time to time, made by the FSA pursuant to Part VI of FSMA;

“EC Treaty”	means the consolidated version of the Treaty establishing the European Community;

“End Date”	means the last day of the Contingent Capital Period;

“Fallback B Shares Amount”	has the meaning given in clause 6.2 or 6.3 (as the case may be);

“Fallback B Shares Subscription Amount”	has the meaning given in clause 6.2 or 6.3 (as the case may be);

“Final Contingent Capital Termination Date”	has the meaning given in clause 5.10(A);

“First Annual Premium”	has the meaning given in clause 6.2;

“First B Shares Determination Date”	means the date falling two Business Days after the First Reference Date;

“First Contingent Capital Subscription”
means the first occasion of the issue of Contingent Capital Shares to HM Treasury on a Contingent Capital Completion Date pursuant to a Contingent Capital Notice delivered by the Company to HM Treasury in accordance with clause 5.5;

“First Payment Date”	has the meaning given in clause 6.1(B)(i);

“First Premium Period”	has the meaning given in the definition of “Premium Period” in this clause 1.1;

“First Reference Date”	means the later of: (i) 14 December 2009 (or, if such date is not a Business Day, the immediately preceding Business Day); and (ii) the date falling two Business Days after the date of this Agreement;

“Foreign Jurisdiction”	has the meaning given in clause 15.2(B);

“Foreign Proceedings”	has the meaning given in clause 15.2(B);

“Form of Proxy”	means the form of proxy, in a form acceptable to HM Treasury, acting reasonably, to be sent to Shareholders in connection with the GM;

“FSA”	means the Financial Services Authority as established under FSMA and any Successor Regulatory Body;

“FSA Rules”	means the rules and guidance made by the FSA under FSMA and set out in the Handbook, and includes any rules and guidance made by any Successor Regulatory Body;

“FSMA”	means the Financial Services and Markets Act 2000, including any regulations made pursuant thereto;

“GENPRU”	means the General Prudential Sourcebook for Banks, Building Societies, Insurers and Investment Firms forming part of the FSA Rules;

“GM”	means the general meeting of the Company to be convened at which the Resolutions are to be proposed, or any adjournment of it;

“Group”
means the Company and its subsidiary undertakings from time to time and “Group Company” means any of them (and, for the avoidance of doubt, references in this Agreement to the “Group”, “Group Companies” and “members of the Group” include, without limitation ABN AMRO and each of its subsidiary undertakings);

“Guide to Banking Supervisory Policy”	means the Guide to Banking Supervisory Policy published by the FSA;

“Handbook”	means the FSA’s handbook of rules and guidance, as amended and updated from time to time;

“HMRC”	means Her Majesty’s Revenue and Customs;

“IFRS”	means International Financial Reporting Standards as adopted by the European Union;

“Indemnified Persons”
means:

(i)      The Commissioners of Her Majesty’s Treasury;

(ii)      HM Treasury;

(iii)     the Treasury Solicitor;

(iv)     any entity to which HM Treasury novates its rights and obligations under this Agreement pursuant to clause 14.10; and

(v)      any person who is, on or at any time after the date of this Agreement, a director, officer, official, agent or employee of or under any person specified in paragraph (i), (ii), (iii) or (iv) above, and “Indemnified Person” shall be construed accordingly;

“Innovative Tier 1 Instrument”
means an instrument that is treated as forming part of the Company’s innovative tier 1 capital and shall be interpreted in accordance with GENPRU or, in the case of any instruments issued prior to 31 December 2006, IPRU (Bank) or the Guide to Banking Supervisory Policy as in force at the time when the relevant Innovative Tier 1 Instrument was issued;

“Intellectual Property Rights”
means patents, trade marks, service marks, logos, get-up, trade names, rights in designs, copyright (including rights in computer software), internet domain names, moral rights, utility models, rights in know how, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Interest Rate”	has the meaning given in the Tax Assets Agreement;

“Interim Accounts”
means the unaudited consolidated financial information for the Group in respect of the six month period ended 30 June 2009 (in the case of the Acquisition) or (in the case of any Contingent Capital Subscription) any unaudited consolidated financial information for the Group in respect of any six month period which has been published since the last Accounts Date;

“IPRU (Bank)”	means the Interim Prudential Sourcebook for Banks which forms or formed part of the Handbook;

“Listing Rules”	means the Listing Rules made by the FSA pursuant to section 73A of the FSMA, as amended from time to time;

“Losses”
means any and all loss, damage, cost, liability, demand, charge or expense (including legal fees), in each case whether joint or several, which any Indemnified Person may suffer or incur (including, but not limited to, all Losses suffered or incurred in investigating, preparing for or disputing or defending or settling any Claim and/or in establishing its right to be indemnified pursuant to clause 10 and/or in seeking advice regarding any Claim or in any way related to or in connection with the indemnity contained in clause 10) and “Loss” shall be construed accordingly;

“LSE”	means London Stock Exchange plc;

“Mandatory Securities”
means any securities issued by the Company or by any other Group Company (i) the terms of which do not provide for the Board or the board of directors of such other Group Company as the case may be to be able to elect not to pay a dividend or other distribution or make any interest or coupon payment or payment of a similar nature (whether in cash or otherwise, including pursuant to any Alternative Coupon Settlement Mechanism), or on which the Board may not, on or before the date on which payment falls to be made, elect not to pay such dividend or other distribution or make such interest or coupon payment or payment of a similar nature (whether in cash or otherwise, including pursuant to any Alternative Coupon Settlement Mechanism) or (ii) under which the Company or such Group Company is not legally permitted to stop paying dividends or distributions or making interest or coupon payments or payments of a similar nature (whether in cash or otherwise);

“Material Adverse Effect”
means an event has occurred or is reasonably likely to occur which has resulted in or may result in a material adverse change in or affecting the condition (financial, operational, legal or otherwise), profitability, prospects, solvency, business affairs or operations of the Group, taken as a whole, whether or not arising in the ordinary course of business;

“Material Subsidiaries”
means RBS, National Westminster Bank plc, Ulster Bank Limited, Citizens Financial Group, Inc., RBS Securities, Inc., RBS Insurance Group Limited and ABN AMRO Bank N.V. and such other subsidiary undertakings which, as at the relevant date, individually account for not less than ten per cent. of the net income (being net interest income and all other income net of fees payable) or net assets of the Group (each being a “Material Subsidiary”);

“NFSA”	means the Netherlands Financial Supervision Act (Wet Op Het Financieel Toezicht);

“Non-Voting Deferred Shares”	means the non-voting deferred shares series B of 1 penny in the capital of the Company created or to be created on the Non-Voting Deferred Share Terms;

“Non-Voting Deferred Share Terms”	means the terms of the Non-Voting Deferred Shares set out in Schedule 10;

“Official List”	means the Official List maintained by the FSA in its capacity as UK Listing Authority;

“Ordinary Shares”	means ordinary shares of 25 pence each in the capital of the Company;

“Overall Financial Adequacy Rule”	has the meaning given in the FSA Rules;

“Parity Value”	has the meaning given in the Dividend Access Share Terms;

“Partial Contingent Capital Termination Date”	has the meaning given in clause 5.10(A);

“Payee”	has the meaning given in clause 7.3(C);

“Payer”	has the meaning given in clause 7.3(C);

“Payment Date”	has the meaning given in clause 6.1(B);

“Payment Proposal Notice”	means a notice in the form set out in Schedule 9;

“Permitted Oral Statement”	has the meaning given in clause 8.2(B)(iii);

“Permitted Statement”	has the meaning given in clause 8.2(B)(ii);

“Placing and Open Offer”	means the placing and open offer by the Company of 16,909,716,385 Ordinary Shares at 31.75 pence per Ordinary Share announced on 19 January 2009;

“Posting Date”	means the date on which the Company despatches the Circular to Shareholders and the date on which the Company despatches any Replacement Circular to Shareholders;

“Premium Amount”	has the meaning given in clause 6.1(C);

“Premium Period”
means:

(i)      the period of time which begins on (and includes) the Acquisition Date and ends on (but excludes) the first anniversary of the Acquisition Date (the “First Premium Period”); and

(ii)     each subsequent period of time which begins on (and includes) an anniversary of the Acquisition Date falling before the End Date and which ends on (but excludes) the next succeeding anniversary of the Acquisition Date;

“Previous Announcements”
means all documents issued and announcements made by or on behalf of the Company or any member of the Group through a Regulatory Information Service (including by way of a public regulatory filing) (i) since the relevant Accounts Date and on or before the date of this Agreement (in the case of clause 2.1(K) and in the case of the Warranties given on the date of this Agreement) or (ii) since the relevant Accounts Date and on or before the relevant Acquisition Warranty Date (in the case of the Warranties given on an Acquisition Warranty Date) or (iii) since the date of this Agreement and on or before the relevant Contingent Capital Notice Date (in the case of the Warranties given on a Contingent Capital Notice

Date) or (iv) since the date of this Agreement and on or before the relevant Contingent Capital Completion Date (in the case of the Warranties given on a Contingent Capital Completion Date);

“Proceedings”	has the meaning given in clause 15.2(A);

“Prospectus Rules”	means the Prospectus Rules published by the FSA pursuant to section 73A of the FSMA, as amended from time to time;

“RBS”	means The Royal Bank of Scotland plc, a company incorporated in Scotland with registered number 90312 and having its registered office at 36 St Andrew Square, Edinburgh EH2 2YB;

“Reference Date”
means:

(i)      in relation to the First Payment Date, the First Reference Date; and

(ii)     in relation to any other Payment Date, the 14 September which immediately precedes such Payment Date (or, if such date is not a Business Day, the immediately preceding Business Day);

“Registrar”	means Computershare Investor Services PLC;

“Regulations”	means the Uncertificated Securities Regulations 2001;

“Regulatory Group”
means the Company, its subsidiary undertakings, participations, participating interests and any subsidiary undertakings, participations or participating interest held (directly or indirectly) by any of its subsidiary undertakings from time to time and any other undertakings from time to time consolidated with it under Chapter 8 of BIPRU and “Regulatory Group Company” means any of them;

“Regulatory Information Service”	has the meaning given in the Listing Rules;

“Relevant Annual Premium”	has the meaning given in clause 6.3;

“Relevant Contingent Capital Number”	means: (i) in respect of the First Contingent Capital

Subscription, 12,000,000,000 B Shares;

(ii)      in respect of the Second Contingent Capital Subscription, 4,000,000,000 B Shares;

(iii)     in respect of any Subsequent Contingent Capital Subscription, such number of B Shares as may be specified in accordance with clause 5.5(B), provided that it is not less than the greater of (i) 500,000,000 B Shares and (ii) the total number of Contingent Capital Shares in respect of which the Contingent Capital Commitment remains outstanding, and, together with the aggregate number of B Shares issued to HM Treasury pursuant to each previous Contingent Capital Subscription, is not more than the number of Contingent Capital Shares, in each case subject to clauses 5.2(B) and 5.10(B);

“Relevant Cost”	has the meaning given in clause 7.3(D);

“Relevant Documents”	means the Circular, the Form of Proxy, and any announcement(s) made by any member of the Group in relation to the Acquisition or the Contingent Capital Commitment;

“Relevant Payment Date”	has the meaning given in clause 6.3;

“Replacement Circular”	means any circular, in a form acceptable to HM Treasury, produced as a replacement of the Circular or any Replacement Circular pursuant to Listing Rule LR10.5.2R;

“Representatives”	has the meaning given in the APS Conditions;

“Resolutions”	means the resolutions, in a form acceptable to HM Treasury, acting reasonably:

(i)      to amend the Articles to remove the Company’s authorised share capital and create the B Shares, the Dividend Access Share and Non-Voting Deferred Shares;

(ii)     to authorise the Directors to allot under Section 551 of CA 2006 (a) the Acquisition B Shares, the Contingent Capital Shares and the Dividend Access Share and such further nominal amount of B Shares as the Company, having consulted with HM Treasury, considers sufficient to allow for the issue of further such B Shares under the B Share Terms, the Dividend Access Share Terms and, to the extent the Contingent Capital Premium is settled in B Shares, to allow for the issue of such further B Shares and (b) the Ordinary Shares which may be issued on a conversion of the B Shares into Ordinary Shares and Non-Voting Deferred Shares;

(iii)     to approve the entry into and performance by the Company of this Agreement for the purposes of Chapter 11 of the Listing Rules; and

(iv)     to authorise the Directors to (a) apply such amount as the Directors may determine of the sums standing to the credit of any of the Company's distributable reserves, share premium account, merger reserve, capital redemption reserve or any reserve available for the purpose at the relevant time for the purposes of allotting B shares in connection with converting B shares into Ordinary Shares and/or allotting to the holders of the Dividend Access Share and/or B Shares additional B Shares in lieu of any dividend declared or proposed, in each case with authority to deal with fractional entitlements as the Directors think fit and (b) sub-divide and consolidate such amount of the Company’s share capital as the Directors may determine (whether into shares of the same class and/or different classes) for the purposes of, or in connection with, converting the B Shares into Ordinary Shares and/or Non-Voting Deferred Shares, to be proposed at the GM;

“Risk Weighted Assets”
means the risk weighted assets of the Regulatory Group calculated on a consolidated basis in accordance with (i) the FSA Rules and, as appropriate, equivalent rules in other jurisdictions as assessed by the FSA from time to time and (ii) advanced prudential calculation approaches as permitted by the FSA by way of a waiver or measure taken by the FSA under regulations 2 and 3 of the Capital Requirements Regulations 2006 (SI 2006/3221);

“Scheduled End Date”	means the fifth anniversary of the Acquisition Date;

“SDRT”	means stamp duty reserve tax;

“Second Contingent Capital Subscription”
means the second occasion of the issue of Contingent Capital Shares to HM Treasury on a Contingent Capital Completion Date pursuant to a Contingent Capital Notice delivered by the Company to HM Treasury in accordance with clause 5.5;

“Securities Act”	has the meaning given in clause 14.12;

“Shareholders”	means holders of Ordinary Shares whose names are on the register of members of the Company as at the date of posting of the Circular;

“Signing Announcement”	has the meaning given in clause 8.2(B)(i);

“Specified Event”
means an event occurring or fact, matter or circumstance arising on or after the date of this Agreement and before the Acquisition Date (in the case of the Acquisition) or on or after a Contingent Capital Notice Date and before the related Contingent Capital Completion Date (in the case of any Contingent Capital Subscription), which:

(i)      if it had occurred or arisen before or at the date of this Agreement or before or at an Acquisition Warranty Date (in the case of the Acquisition) or before or at a Contingent Capital Warranty Date (in the case of any Contingent Capital Subscription); or

(ii)     if it had been known by the Directors before or at the date of this Agreement or before or at an Acquisition Warranty Date (in the case of the Acquisition) or before or at a Contingent Capital Warranty Date (in the case of any Contingent Capital Subscription), would have rendered any of the Warranties given on the date of this Agreement or to be given on an Acquisition Warranty Date (in the case of the Acquisition) or to be given on a Contingent Capital Warranty Date (in the case of any Contingent Capital Subscription) untrue, inaccurate or misleading in any respect on such date;

“Stamp Tax”
means any stamp, documentary, registration or capital duty or tax (including, without limitation, stamp duty, SDRT and any other similar duty or similar tax) and any fines, penalties and/or interest relating thereto;

“State Aid Commitment Deed”	means the State Aid commitment deed between HM Treasury and the Company dated on or around the date of this Agreement;

“Subscription and Transfer Agreement”
means the share subscription and transfer agreement, in a form acceptable to HM Treasury, acting reasonably, between CashboxCo, HM Treasury and the Company providing, amongst other things, for the transfer to the Company by HM Treasury (in its capacity as subscriber for the Consideration Shares) of the Consideration Shares;

“Subsequent Contingent Capital Subscription”
means the occasion of each issue of Contingent Capital Shares to HM Treasury on a Contingent Capital Completion Date pursuant to a Contingent Capital Notice delivered by the Company to HM Treasury in accordance with clause 5.5 following any Second Contingent Capital Subscription;

“Substantial Shareholder”	has the meaning given in the Listing Rules;

“Successor Regulatory Body”	means any statutory or other regulatory body that replaces the FSA as prudential regulator in the United Kingdom of the Regulatory Group;

“SUP”	means the Supervision sourcebook forming part of the FSA Rules;

“Tax” or “Taxation”
means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including, for the avoidance of doubt, Stamp Tax), in each case in the nature of taxation, duty, contribution or levy, whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties, charges, costs and interest relating thereto;

“Tax Asset”	has the meaning given in the Tax Assets Agreement;

“Tax Assets Agreement”
means the agreement entitled “Agreement to Forego Tax Reliefs in connection with an Acquisition and Contingent Capital Agreement” entered into between, inter alia, HM Treasury, The Commissioners for Her Majesty’s Revenue and Customs, RBS, ABN AMRO Bank N.V. and the Company, dated on or about the date of this Agreement;

“Tax Assets Shortfall Amount”	has the meaning given in clause 6.2 or 6.3 (as the case may be);

“Tax Authority”
means any government, state, municipal, local, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having the power to impose, collect or administer any Tax or exercising a fiscal, revenue, customs or excise function with respect to Tax (including, without limitation, HMRC);

“Termination Event”	has the meaning given in Schedule 8;

“Tier 1 Capital”
means the tier 1 capital of the Regulatory Group calculated in accordance with Chapter 2 of GENPRU and Chapter 8 of BIPRU, in each case so far as relevant and as supplemented by any public written statement or guidance given by the FSA from time to time;

“Tier 1 Capital Ratio”
means the ratio of (i) Tier 1 Capital, less Deductions from Tier 1 Capital, to (ii) Risk Weighted Assets determined on a consolidated basis and calculated consistently with any requirements of the FSA from time to time, expressed as a percentage;

“Tier 2 Capital
means the tier 2 capital of the Regulatory Group calculated in accordance with Chapter 2 of GENPRU and Chapter 8 of BIPRU, in each case so far as relevant and as supplemented by any public written statement or guidance given by the FSA from time to time;

“Tier 3 Capital”	means the tier 3 capital of the Regulatory Group calculated in accordance with Chapter 2 of GENPRU and Chapter 8 of BIPRU, in each case so far as relevant and as supplemented by any public written statement or guidance given by the FSA from time to time;

“Total Capital”	means the sum of Tier 1 Capital, Tier 2 Capital and Tier 3 Capital less Deductions from Total Capital calculated in accordance with GENPRU 2.2;

“Total Capital Ratio”
means the ratio of (i) Total Capital to (ii) Risk Weighted Assets determined on a consolidated basis and calculated consistently with any requirements of the FSA from time to time, expressed as a percentage;

“Treasury Solicitor”	has the same meaning as in the Treasury Solicitor Act 1876;

“Trigger Event”	means the Core Tier 1 Ratio falling below the Trigger Core Tier 1 Ratio;

“Trigger Core Tier 1 Ratio”	means five per cent.;

“UK Listing Authority”
means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA and in the exercise of its functions in respect of the admission of securities to the Official List otherwise than in accordance with Part VI of the FSMA;

“United States”	means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“Upper Tier 2 Instrument”
means an instrument that is treated as forming part of the Company’s upper tier 2 capital and shall be interpreted in accordance with GENPRU or, in the case of any instruments issued prior to 31 December 2006, IPRU (Bank), the Guide to Banking Supervisory Policy or, if relevant, any rules or guidance published by the Bank of England in force at the time when the relevant upper tier 2 instrument was issued;

“VAT”	means:

(i) any tax imposed in conformity with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the VATA and any legislation and/or regulations supplemental thereto); and

(ii)     any other tax of a similar nature (whether imposed in a member state of the European Union in substitution for or in addition to the tax referred to in sub-paragraph (i) or imposed elsewhere);

“VATA”	means the Value Added Tax Act 1994;

“Warranties”	means the representations, warranties and undertakings given in this Agreement;

“Wholly Owned Entity”	has the meaning given in clause 14.10(A); and

“Working Hours”	means 9.30 am to 5.30 pm on a Business Day.

1.2	Interpretation

(A)
Any reference to a document being “in the agreed form” means in the form of the draft thereof signed or initialled for the purpose of identification by Linklaters LLP (on behalf of the Company) and Slaughter and May (on behalf of HM Treasury).

(B)	The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

(C)	References to a statutory provision include any subordinate legislation made from time to time under that provision.

(D)
References to a statutory provision or to any part of the FSA Rules include that provision or part of the FSA Rules as from time to time modified, supplemented, replaced or re-enacted so far as such modification, supplement, replacement or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement.

(E)	In this Agreement:

(i)	a reference to a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the CA 2006;

(ii)	a reference to a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of the CA 2006;

(iii)	a reference to a “participation” is to be construed in accordance with the Handbook; and

(iv)	a reference to a “participating interest” is to be construed in accordance with section 421A of FSMA.

(F)	References to this Agreement include its Schedules and references in this Agreement to clauses and Schedules are to clauses of and Schedules to this Agreement.

(G)	Headings shall be ignored in construing this Agreement.

(H)	References to time of day are to London time unless otherwise stated.

(I)
When construing any provision relating to VAT, any reference in this Agreement to any person shall (where appropriate) be deemed, at any time when such person is a member of a group of companies for VAT purposes, to include a reference to the representative member of such group at such time.

(J)
Any reference to any indemnity, covenant to pay or payment (a “Payment Obligation”) being given or made on an “after-Tax basis” or expressed to be calculated on an “after-Tax basis” means that, in calculating the amount payable pursuant to such Payment Obligation (the “Payment”), there shall be taken into account (if and to the extent that the same has not already been taken into account in the calculation of the Payment):

(i)
any Tax suffered by the person entitled to receive the Payment to the extent that it arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment; and

(ii)
any relief, exemption, allowance or credit which is available to set against any Tax otherwise payable or against any income, profits or gains for Tax purposes, and any right to any refund or reimbursement of any Tax, which in each case is available to the person entitled to receive the Payment if and to the extent that the same arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment, such that the person entitled to receive the Payment is in the same economic position after Tax that it would have been in if the matter giving rise to the Payment Obligation had not occurred.

(K)	Any reference to HM Treasury approving or agreeing the form of a Relevant Document, shall be a reference to such approval or agreement being given solely for the purposes of this Agreement.

(L)
A reference to “certificated” or “certificated form” in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in certificated form.

(M)
A reference to “uncertificated” or “uncertificated form” in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST.

(N)	Words and expressions defined in the CA 2006 shall bear the same meaning.

2.	ACQUISITION CONDITIONS

2.1	Conditions to Acquisition

The obligation of HM Treasury to acquire the Acquisition Shares on the terms of this Agreement is conditional on:

(A)
the conditions to which RBS’s participation in the APS is subject being satisfied in accordance with the APS Conditions or, if capable of waiver, being waived in accordance with the APS Conditions or Accession Agreement;

(B)	there having occurred, as at the Condition Precedent Date and at the Acquisition Date, no material default or material breach:

(i)	by the Company of the obligations applicable to it under this Agreement or the Tax Assets Agreement; or

(ii)	by RBS of the terms of the Accession Agreement;

(C)
the European Commission having decided that all State aid received by the Group to date, and any State aid that may be provided to the Group under the APS and under this Agreement, including as a consequence of HM Treasury’s acquisition of:

(i)	the Acquisition Shares; and

(ii)	any Contingent Capital Shares,

is aid compatible with article 87 of the EC Treaty (subject to the commitments given in respect thereof by HM Treasury);

(D)
the Company having obtained such approvals, authorisations, permits and consents as may be required by any government, state or other regulatory body and all necessary filings having been made and all necessary waiting periods having expired, in each case in any part of the world and as a consequence of the issue of the Acquisition Shares;

(E)
HM Treasury having obtained such approvals, authorisations, permits and consents as may be required by any governmental, state or other regulatory body in any part of the world and all necessary filings having been made and all necessary waiting periods having expired, in each case as a consequence of the issue of the Acquisition Shares;

(F)
each Warranty in Part I of Schedule 3 of this Agreement being true and accurate in all material respects and not misleading in any material respect as at the date of this Agreement and each Warranty in Parts I and II of Schedule 3 of this Agreement being true and accurate in all material respects and not misleading in any material respect on each Acquisition Warranty Date in each case by reference to the facts and circumstances then existing;

(G)	there being, in the opinion of HM Treasury (acting in good faith) no Material Adverse Effect between the date of this Agreement and the Condition Precedent Date or the Acquisition Date;

(H)
the delivery to HM Treasury, simultaneously with the execution of this Agreement, of a certified copy of an extract of the minutes of a meeting of the Board (or of the duly authorised committee of such Board), at which the execution of this Agreement was approved and authorised (and, if the resolution is of a committee, a certified copy of the resolution of the Board appointing such committee);

(I)	the delivery to HM Treasury on the Acquisition Date of those documents listed in Part 1 of Schedule 2;

(J)	the Circular being approved by the FSA in accordance with the Listing Rules and FSMA;

(K)
the Circular not containing disclosure of any fact, matter or circumstance material in the context of the Group, the Acquisition or the Contingent Capital Commitment which has not previously been fairly disclosed, whether in any of the Previous Announcements or otherwise in writing to HM Treasury before the signing of this Agreement (including in any drafts of the Circular provided to HM Treasury on or after 8 November 2009 but on or before the signing of this Agreement), provided that disclosure in the Circular of any decision of the Supreme Court in relation to the ongoing case in respect of unarranged overdraft charges shall not constitute a fact, matter or circumstance material in the context of the Group, the Acquisition or the Contingent Capital Commitment for this purpose;

(L)	the GM being duly convened and held by 21 December 2009;

(M)
subject to applicable law (including directors’ fiduciary duties), the Directors recommending (without qualification and maintaining such recommendation) that the Shareholders vote in favour of the Resolutions;

(N)	subject to applicable law, the Directors voting all Ordinary Shares held by them in favour of the Resolutions;

(O)	the Shareholders passing the Resolutions (without amendment) at the GM and, having been so passed, the Resolutions not having been amended or revoked at any time prior to the Acquisition Date; and

(P)
HM Treasury, having consulted with the Company, being satisfied, as at the Condition Precedent Date and at the Acquisition Date that the Acquisition continues to be proportionate and appropriate for the maintenance of the financial stability of the Company, each in the context of the general economic and market conditions then prevailing.

2.2	Satisfaction and waiver of conditions to Acquisition

(A)
Subject to the fiduciary duties of the Directors, the Company shall use all reasonable endeavours to procure the fulfilment of the conditions set out in clause 2.1 which are to be fulfilled by the Company and, where applicable, by the times and dates stated therein (or such later times and/or dates as HM Treasury may agree) and shall notify HM Treasury forthwith in the event that the Company or any of the Directors becomes aware that any of the conditions set out in clause 2.1 has become or might reasonably be expected to become incapable of fulfilment by the time and/or date stated in such condition (or such later time and/or date as HM Treasury may agree) or at all.

(B)
Subject to clause 2.2(D), HM Treasury shall be entitled, in its absolute discretion and upon such terms as it shall think fit, to waive fulfilment of all or any of the conditions set out in clause 2.1 (other than clauses 2.1(C), 2.1(D), 2.1(J) and 2.1(O)) or to extend the time provided for fulfilment of any of the conditions set out in clause 2.1 in respect of all or any part of the performance thereof.

(C)
If the condition set out in clause 2.1(D) is not satisfied at the Condition Precedent Date, the parties shall treat such condition as waived if the relevant matter in respect of which the condition has not been satisfied is not likely to lead to material consequences for the Company or the Directors or for HM Treasury and is not material in the context of the Acquisition and, in all cases taking account of the financial circumstances of the Company.

(D)	If:

(i)
any of the conditions set out in clause 2.1 (other than the condition set out in clause 2.1(P)) are not fulfilled or, if capable of waiver pursuant to clause 2.2(B), waived or treated as waived pursuant to clause 2.2(C), by the date and/or time specified therein (or such later time and/or date as HM Treasury may agree); and

(ii)	HM Treasury does not consider it necessary that the Acquisition proceed to completion in order to maintain the financial stability of the United Kingdom,

or

(iii)	the condition set out in clause 2.1(P) is not fulfilled in respect of the Acquisition as at the Acquisition Date,

then on notice from HM Treasury to the Company, this Agreement shall cease and determine and no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except as provided in clause 2.2(F).

(E)
Without prejudice to the rights of HM Treasury under clause 12, if any of the conditions set out in clause 2.1 are not fulfilled or, if capable of waiver pursuant to clause 2.2(B), waived, or treated as waived pursuant to clause 2.2(C), by the date and/or time specified herein (or such later time as HM Treasury may agree) and if HM Treasury does consider it necessary that the Acquisition and the other arrangements contemplated by this Agreement proceed to completion in order to maintain the financial stability of the United Kingdom, then on notice to the Company from HM Treasury, HM Treasury shall treat as waived such outstanding conditions in clause 2.1 (other than any condition referred to as not being waivable by HM Treasury).

(F)	Where this Agreement has terminated pursuant to clause 2.2(D):

(i)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

(ii)	the Company shall pay any fees and expenses that are payable in such circumstance under and in accordance with clause 7.1;

(iii)	for as long as HM Treasury holds any Ordinary Shares, the provisions of clauses 8.2, 8.3, 8.4 and 8.14 shall remain in full force and effect; and

(iv)	the provisions of this clause 2.2(F) and clauses 1, 7, , 8.8, 9, 10, 11, 13, 14 and 15 shall remain in full force and effect.

3.	ACQUISITION

3.1	Acquisition Date

(A)
The consideration for the allotment and issue of the Acquisition Shares to HM Treasury shall be the transfer by HM Treasury of the Consideration Shares to the Company pursuant to the Subscription and Transfer Agreement.

(B)	***

*** indicates omission of material, which has been sepatarely filed, pursuant to a request for confidential treatment.

3.2	Undertakings

(A)	Subject to obtaining the approval of the Circular by the FSA, the Company shall procure that:

(i)	the Circular and Forms of Proxy are posted to all Shareholders; and

(ii)	a copy of the Circular is forwarded to the FSA in accordance with the Listing Rules.

(B)	Subject always to the fiduciary duties of the Directors, the Company shall procure that the GM is duly convened and that the Resolutions are proposed at it.

3.3	Board meetings

The Company confirms to HM Treasury that a meeting or meetings of the Board has or have been held (and/or, in the case of (B), (C), (D) and (E) below, undertakes to hold such a meeting or meetings) which has, have (or will have, as the case may be):

(A)	authorised the Company to enter into and perform its obligations under this Agreement;

(B)	approved the form of the Circular and the Form of Proxy and authorised and approved the publication of the Circular and the Form of Proxy;

(C)	authorised the Company to enter into and perform its obligations under the Cashbox Documents;

(D)	approved the allotment and issue of the Acquisition Shares pursuant to the Acquisition; and

(E)	authorised all necessary steps to be taken by the Company in connection with each of the above matters.

4.	USE OF ACQUISITION AMOUNT

***

5.	CONTINGENT CAPITAL

5.1	Contingent Capital Commitment

HM Treasury hereby undertakes to subscribe for the Contingent Capital Shares (at the Contingent Capital Price) (the “Contingent Capital Commitment”) on and subject to the terms of this Agreement.  References in this Agreement to the Contingent Capital Commitment shall be deemed to include a reference to any Contingent Capital Subscription pursuant to the Contingent Capital Commitment.

5.2	Contingent Capital Subscription

(A)	Subject to the other provisions of this clause 5, a Contingent Capital Subscription shall take place:

(i)	at any time before the Contingent Capital Expiry Date;

(ii)	in respect of the Relevant Contingent Capital Number of B Shares on the occasion of each such Contingent Capital Subscription; and

(iii)	together with all other Contingent Capital Subscriptions, in respect of no more than the number of Contingent Capital Shares.

(B)
The Company and HM Treasury may, following consultation with the FSA, agree to substitute for the Relevant Contingent Capital Number of B Shares applicable to the First Contingent Capital Subscription and/or the Second Contingent Capital Subscription a lower number of B Shares, in which case such lower number shall be the Relevant Contingent Capital Number of B Shares for the purposes of such Contingent Capital Subscription.

5.3	Conditions precedent to Contingent Capital Subscription

The obligation of HM Treasury to subscribe for the Contingent Capital Shares on a Contingent Capital Completion Date pursuant to the Contingent Capital Commitment shall be conditional on:

(A)	the Acquisition having taken place in accordance with the terms of this Agreement;

(B)	the Resolutions not having been amended or revoked at any time prior to the relevant Contingent Capital Completion Date;

*** indicates omission of material, which has been sepatarely filed, pursuant to a request for confidential treatment.

(C)
at the relevant Contingent Capital Completion Date, the European Commission’s approval referred to in clause 2.1(C) continuing to be in force and not having been withdrawn, and the European Commission not having opened a formal investigation under Article 88(2) of the EC Treaty in relation to the possible misuse of aid;

(D)
the Company having obtained such approvals, authorisations, permits and consents as may be required by any government, state or other regulatory body and all necessary filings having been made and all necessary waiting periods having expired, in each case in any part of the world and as a consequence of the Contingent Capital Commitment and any issue of Contingent Capital Shares;

(E)
HM Treasury having obtained such approvals, authorisations, permits and consents as may be required by any governmental, state or other regulatory body in any part of the world and all necessary filings having been made and all necessary waiting periods having expired, in each case as a consequence of the Contingent Capital Commitment and any issue of Contingent Capital Shares;

(F)	there having occurred, at the relevant Contingent Capital Completion Date, no breach by the Company of the State Aid Commitment Deed;

(G)	there having occurred no Termination Event as at the relevant Contingent Capital Completion Date;

(H)	there having occurred a Trigger Event since the later of the date of this Agreement and the most recent Contingent Capital Completion Date (if any);

(I)	the delivery to HM Treasury of a certificate of the Company, verified by an Appropriate Person, confirming that a Trigger Event has occurred and the date on which such Trigger Event occurred;

(J)
the aggregate number of B Shares subscribed or to be subscribed for by HM Treasury on the relevant Contingent Capital Completion Date pursuant to the relevant Contingent Capital Subscription not exceeding the number of Contingent Capital Shares (taking account of prior Contingent Capital Subscriptions);

(K)	HM Treasury continuing to hold the Dividend Access Share on the relevant Contingent Capital Completion Date;

(L)
the Company having paid in full the Annual Premium in respect of the Premium Period in which the Contingent Capital Notice is served and in respect of all prior Premium Periods, in each case in accordance with clauses 6.1, 6.2 and 6.3; and

(M)	the delivery to HM Treasury on the relevant Contingent Capital Completion Date of those documents listed in Part II of Schedule 2.

5.4	Waiver of conditions precedent to Contingent Capital Subscription

HM Treasury shall be entitled, in its absolute discretion and upon such terms as it shall think fit, to waive fulfilment of all or any of the conditions set out in clause 5.3.

5.5	Procedure for Contingent Capital Subscription

(A)
Subject to clause 5.5(B)(iii), if at any time a Trigger Event occurs, the Company shall, forthwith on becoming aware of the occurrence of such Trigger Event, send a notice (a “Contingent Capital Notice”) in writing to HM Treasury setting out:

(i)	in respect of the First Contingent Capital Subscription and the Second Contingent Capital Subscription, the Relevant Contingent Capital Number;

(ii)
fair disclosure as at the Contingent Capital Notice Date of anything which is or is likely to constitute a breach of any of the Contingent Capital Warranties (other than the Warranties set out at paragraphs 1 (except paragraphs 1.2, 1.4 and 1.10), 2, 3 (except paragraph 3.4) and 6 of Schedule 4) as given at such Contingent Capital Notice Date pursuant to clause 9.1(C) by reference to the facts and circumstances then existing, such disclosure being identified as having been made for the purposes of this Agreement;

(iii)	the amount standing to the credit of the Company’s share premium account as at the date of the Contingent Capital Notice; and

(iv)
confirmation that, in the Company’s good faith opinion, all conditions to the Contingent Capital Subscription set out in clause 5.3 will be satisfied as at the relevant Contingent Capital Completion Date or if, in the Company’s good faith opinion, any conditions set out in clause 5.3 will not be so satisfied, notice to HM Treasury of such conditions.

(B)	Following delivery of a Contingent Capital Notice:

(i)	such notice shall not be capable of being withdrawn;

(ii)	HM Treasury shall:

(a)
where the Contingent Capital Notice is delivered in respect of a Subsequent Contingent Capital Subscription, having consulted with the Company, inform it of the Relevant Contingent Capital Number in respect of such Subsequent Contingent Capital Subscription; and

(b)
inform the Company of the date on which HM Treasury shall, subject to clause 5.3, subscribe for the relevant Contingent Capital Shares, being not more than 30 Business Days following the date on which HM Treasury receives the

Contingent Capital Notice unless HM Treasury and the Company otherwise agree (the “Contingent Capital Completion Date”); and

(iii)
the Company may not, without the prior written consent of HM Treasury, send any further Contingent Capital Notices to HM Treasury pursuant to clause 5.5(A) until the day following  the Contingent Capital Completion Date occurring in respect of the outstanding Contingent Capital Notice.

5.6	Contingent Capital Completion

Subject to clause 5.2, to the Contingent Capital Notice not being withdrawn and to any alternative arrangements by which the subscription for the Contingent Capital Shares is to be effected which may be agreed between the Company and HM Treasury, on each Contingent Capital Completion Date:

(A)
HM Treasury shall ensure that payment in cash (within the meaning given by section 583 of CA 2006), in pounds sterling and in a manner which is not prohibited by section 587 of CA 2006, is made of an amount equal to the relevant Contingent Capital Amount, which shall constitute a complete discharge of HM Treasury’s obligations to make payments in respect of the relevant Contingent Capital Shares; and

(B)	against compliance by HM Treasury with its obligations under clause 5.6(A), the Company shall:

(i)	allot and issue the relevant Contingent Capital Shares to HM Treasury as fully paid;

(ii)	procure that the Registrar enters HM Treasury, or its nominee, in the register of members of the Company as the holder of the relevant Contingent Capital Shares; and

(iii)	procure that the Registrar delivers a share certificate to HM Treasury or its nominee in respect of the relevant Contingent Capital Shares.

5.7	Use of proceeds of Contingent Capital Subscription

The Company agrees that it shall, promptly after each Contingent Capital Completion Date, apply the proceeds of the relevant issue of Contingent Capital Shares (or, as the case may be, promptly after any redemption of any shares transferred in consideration of the issue of the relevant Contingent Capital Shares, apply the proceeds arising from such redemption) in such manner, in such form and for such purposes as may be agreed with HM Treasury, the FSA and the Bank of England.

5.8	Issue of Contingent Capital Shares

(A)	The Contingent Capital Shares shall be allotted and issued free from all Adverse Interests.

(B)	The Company undertakes that it shall at all times keep available for issue, free from pre-emption rights:

(i)
sufficient B Shares to permit each Contingent Capital Subscription and issue of Contingent Capital Shares in accordance with the terms of this Agreement and any issue of B Shares pursuant to clauses 6.2 or 6.3; and

(ii)	sufficient Ordinary Shares to permit the conversion of all B Shares in issue from time to time in accordance with their terms.

5.9	Board Meetings

The Company undertakes to HM Treasury to hold a meeting or meetings of the Board which will:

(A)	approve the allotment and issue of Contingent Capital Shares pursuant to each Contingent Capital Subscription; and

(B)	authorise all necessary steps to be taken by the Company in connection therewith,

in each case prior to the relevant Contingent Capital Completion Date.

5.10	Termination of Contingent Capital Commitment

(A)
The Company may at any time between the Acquisition Date and the Contingent Capital Expiry Date terminate the Contingent Capital Commitment in whole or in part (with the consent of the FSA) by notice in writing to HM Treasury (a “Contingent Capital Termination Notice”). The Contingent Capital Termination Notice will set out the number of Contingent Capital Shares in respect of which the Contingent Capital Commitment is to be terminated (the “Contingent Capital Termination Shares”) and the date with effect from which the Contingent Capital Commitment will so terminate, being no earlier than the day falling ten Business Days after the date on which HM Treasury receives the Contingent Capital Termination Notice (being, in the case of a partial termination of the Contingent Capital Commitment, the “Partial Contingent Capital Termination Date” and, in the case of the complete termination of the Contingent Capital Commitment, the “Final Contingent Capital Termination Date”), and shall have attached to it written consent from the FSA to such termination of the Contingent Capital Commitment with effect from the Partial Contingent Capital Termination Date or Final Contingent Capital Termination Date (as the case may be).

(B)
If the Company serves a Contingent Capital Termination Notice in accordance with clause 5.10(A) in respect of some but not all of the Contingent Capital Shares which have not already been the subject of a Contingent Capital Subscription, the number of Contingent Capital Shares shall be reduced by the number of Contingent Capital Termination Shares with effect from the Partial Contingent Capital Termination Date and HM Treasury and the Company shall agree in good faith any consequent reduction of the Relevant Contingent Capital Number, provided always that:

(i)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement; and

(ii)	such termination shall be conditional on the Company paying:

(a)	any fees and expenses that are payable in such circumstance under and in accordance with clause 7.1; and

(b)
any amount of the Annual Premium which has not been paid on the First Payment Date and/or any Relevant Payment Date (as the case may be) and which remains outstanding, together with any interest accrued thereon.

(C)
If the Company serves a Contingent Capital Termination Notice in accordance with clause 5.10(A) in respect of all Contingent Capital Shares which have not already been the subject of a Contingent Capital Subscription, this Agreement shall cease and determine with effect from the Final Contingent Capital Termination Date and no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise (including for the repayment of any amount representing any pre-payment of the Annual Premium in respect of any period following the Final Contingent Capital Termination Date), provided always that:

(i)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

(ii)	such termination shall be conditional on the Company paying:

(a)	any fees and expenses that are payable in such circumstance under and in accordance with clause 7.1; and

(b)	any amount of the Annual Premium which remains outstanding together with any interest accrued thereon;

(iii)	for as long as HM Treasury holds any Ordinary Shares, the provisions of clauses 8.2, 8.3, 8.4 and 8.14 shall remain in full force and effect;

(iv)	for as long as HM Treasury holds any B Shares, the provisions of clauses 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.13(A) and 8.15 shall remain in full force and effect; and

(v)	the provisions of this clause 5.10(B) and clauses 1, 6, 7, 8.8, 9, 10, 11, 13, 14 and 15 shall remain in full force and effect.

5.11	Regulatory changes

HM Treasury and the Company agree that they will negotiate in good faith with a view to agreeing any amendments to the terms of the Contingent Capital Commitment which may be necessary as a result of future legislative or regulatory changes so as to preserve the effect of the Contingent Capital Commitment as at the date of this Agreement.

6.	ANNUAL PREMIUM

6.1	Amount of Annual Premium

(A)
In consideration of HM Treasury agreeing to (i) acquire the Acquisition Shares and (ii) enter into the Contingent Capital Commitment, the Company hereby agrees to pay to HM Treasury, in respect of each Premium Period, a sum equal to the Premium Amount, which shall be paid (or deemed to be discharged) in accordance with this clause 6.1 and clauses 6.2 and 6.3 (the “Annual Premium”).

(B)	Subject to clauses 6.2 and 6.3:

(i)	the Annual Premium payable in respect of the First Premium Period shall be due and payable on the Acquisition Date (the “First Payment Date”); and

(ii)	each subsequent Annual Premium shall be due and payable on the first day of the relevant Premium Period (or, if such day is not a Business Day, the Business Day which immediately precedes that date),

(each referred to in this Agreement as a “Payment Date”).

(C)	Subject to clause 6.2, the amount of the Annual Premium due and payable on each Payment Date, in respect of the Premium Period to which such Payment Date relates, shall be as follows:

(i)	in respect of the First Premium Period, an amount equal to £320,000,000; and

(ii)	in respect of each subsequent Premium Period, an amount equal to the product of:

£320,000,000 - (x x 4%)

where x is the aggregate Contingent Capital Price of:

(a)	all Contingent Capital Shares which have been issued to HM Treasury pursuant to clause 5 as at the first day of such Premium Period; and

(b)	all Contingent Capital Termination Shares (if any),

provided that the Annual Premium shall never be less than zero,

(in each case, the “Premium Amount”).

(D)
If the Company defaults on the payment of any Annual Premium when due under this Agreement, the amount of such Annual Premium shall remain due and payable and shall be increased to include interest on such amount of such Annual Premium as remains outstanding from the date on which such payment was first due until the actual date of payment at a rate of five per cent. above the base rate from time to time of the Bank of England. Such interest shall accrue from day to day and shall be compounded annually.

6.2	First Annual Premium - Form of payment

(A)
If, on or before the First Reference Date, the Company serves on HM Treasury a Payment Proposal Notice relating to the Annual Premium payable on the First Payment Date (the “First Annual Premium”), setting out the information prescribed in Schedule 9:

(i)	in any case where the amount set out in paragraph 2(a) of such Payment Proposal Notice is more than nil, such amount of the First Annual Premium shall be paid in cash on the First Payment Date;

(ii)	in any case where the amount set out in paragraph 2(b) of such Payment Proposal Notice is more than nil and the Dividend Access Share remains in issue on the First Payment Date:

(a)
the Company and HM Treasury shall, during the period between the receipt by HM Treasury of such Payment Proposal Notice and the First B Shares Determination Date, discuss the proposal set out in paragraph 2(b) of such Payment Proposal Notice;

(b)
if and to the extent that HM Treasury and the Company agree on or before the First B Shares Determination Date that any amount of the First Annual Premium is to be payable in cash and that HM Treasury is to apply the same amount in acquiring further B Shares (such amount being referred to in this clause 6.2(A)(ii)(b) as the “Agreed B Shares Amount” and, if HM Treasury and the Company do not so agree, the Agreed B Shares Amount shall be deemed to be nil), then, subject to clause 6.4:

(1)	such amount of the First Annual Premium as is equal to the Agreed B Shares Amount shall be payable in cash on the First Payment Date;

(2)
on or before the First Payment Date HM Treasury shall apply a sum equal to the Agreed B Shares Amount in subscribing for further B Shares from the Company at a price of £0.50 per B Share (as the same may be adjusted in accordance with paragraph 4(l) of the B Share Terms);

(3)
the Company’s liability to pay the amount of the First Annual Premium referred to in clause 6.2(A)(ii)(b)(1) and HM Treasury’s liability to pay the sum described in clause 6.2(A)(ii)(b)(2) shall be discharged by way of set off; and

(4)	the Company shall, on the First Payment Date:

(A)	allot and issue the relevant B Shares to HM Treasury;

(B)	procure that the Registrar enters HM Treasury in the register of members of the Company as the holder of the relevant B Shares; and

(C)	procure that the Registrar delivers a share certificate to HM Treasury or its nominee in respect of the relevant B Shares; and

(c)
if and to the extent that the Agreed B Shares Amount is lower than the amount set out in paragraph 2(b) of such Payment Proposal Notice (such difference being referred to in this clause 6.2(A)(ii)(c) as the “B Shares Shortfall Amount”), such amount of the First Annual Premium as is equal to the B Shares Shortfall Amount shall be paid in cash on the First Payment Date;

(iii)
in any case where the amount set out in paragraph 2(b) of the Payment Proposal Notice is more than nil and the Dividend Access Share does not remain in issue on the First Payment Date, such amount of the First Annual Premium shall be payable in cash on the First Payment Date; and

(iv)	in any case where the amount set out in paragraph 2(c) of such Payment Proposal Notice is more than nil:

(a)
to the extent of such amount, the First Annual Premium shall be due and payable on the date referred to in clause 6.2(A)(iv)(c) and/or clause 6.2(A)(iv)(d) as the case may be (and not, for the avoidance of doubt, on the First Payment Date);

(b)	a “Tax Assets Notice” shall be deemed to have been served in respect of the First Payment Date for the purposes of the Tax Assets Agreement;

(c)
if and to the extent that the Tax Assets Agreement provides that the amount of the First Annual Premium is to be treated as discharged by an amount of tax relief foregone (such amount being referred to in this clause 6.2(A)(iv) as the “Agreed Tax Assets Amount”), the First Annual Premium:

(1)	shall be due for payment on, and shall be treated as having been discharged in an amount equal to the Agreed Tax Assets Amount on, the date provided for in the Tax Assets Agreement; and

(2)	for the avoidance of doubt, shall not be payable in cash to the extent of the Agreed Tax Assets Amount; and

(d)
if and to the extent that the Agreed Tax Assets Amount is lower than the amount set out in paragraph 2(c) of such Payment Proposal Notice (such difference being referred to in this clause 6.2(A)(iv)(d) as the “Tax Assets Shortfall Amount”):

(1)
subject to clauses 6.2(A)(iv)(d)(2) and 6.2(A)(iv)(d)(3) below, such amount of the First Annual Premium as is equal to the Tax Assets Shortfall Amount shall be paid in cash on the Adjusted First Payment Date; and

(2)
the amount of the First Annual Premium which is payable in cash on the Adjusted First Payment Date (as described in clause 6.2(A)(iv)(d)(1)) shall be increased by an amount equal to interest on the Tax Assets Shortfall Amount in respect of the period from (and including) the First Payment Date to (but excluding) the Adjusted First Payment Date at the Interest Rate; and

(3)
if and to the extent that the Company and HM Treasury agree on or before the Adjusted First Payment Date that HM Treasury is to apply an amount (such amount being referred to in this clause 6.2(A)(iv)(d)(3) as the “Fallback B Shares Amount”) representative of all or part of the amount referred to in clause 6.2(A)(iv)(d)(1) or 6.2(A)(iv)(d)(2) above in acquiring further B Shares and provided the Dividend Access Share remains in issue on the Adjusted First Payment Date then, subject to clause 6.4:

(A)	on the Adjusted First Payment Date, HM Treasury shall apply a sum equal to the Fallback B Shares Amount in subscribing for further B Shares at a price of £0.50 per B Share (as the same may be adjusted in accordance with paragraph 4(l) of the B Share Terms) (such amount being referred to in this clause 6.2(A)(iv)(d)(3) as the “Fallback B Shares Subscription Amount”);

(B)
HM Treasury’s liability to pay the Fallback B Shares Subscription Amount and, to the extent of the Fallback B Shares Amount, the Company’s liability to pay the First Annual Premium referred to in clause 6.2(A)(iv)(d)(1) above shall be discharged by way of set off; and

(C)	the Company shall, on the Adjusted First Payment Date:

(1)	allot and issue the relevant B Shares to HM Treasury;

(2)	procure that the Registrar enters HM Treasury in the register of members of the Company as the holder of the relevant B Shares; and

(3)	procure that the Registrar delivers a share certificate to HM Treasury or its nominee in respect of the relevant B Shares.

(B)	For the avoidance of doubt, in any case where clause 6.2(A) does not apply, the First Annual Premium shall be paid in cash.

6.3	Other Annual Premia - Form of payment

(A)
If, on or before the Reference Date relating to any Payment Date other than the First Payment Date (referred to in this clause 6.3(A) as the “Relevant Payment Date”), the Company serves on HM Treasury a Payment Proposal Notice relating to the Annual Premium payable on the Relevant Payment Date (referred to in this clause 6.3(A) as the “Relevant Annual Premium”), setting out the information prescribed in Schedule 9:

(i)	in any case where the amount set out in paragraph 2(a) of such Payment Proposal Notice is more than nil, such amount of the Relevant Annual Premium shall be paid in cash on the Relevant Payment Date;

(ii)	in any case where the amount set out in paragraph 2(b) of such Payment Proposal Notice is more than nil and the Dividend Access Share remains in issue on the Relevant Payment Date:

(a)
the Company and HM Treasury shall, during the period between the receipt by HM Treasury of such Payment Proposal Notice and the relevant B Shares Determination Date, discuss the proposal set out in paragraph 2(b) of such Payment Proposal Notice;

(b)
if and to the extent that HM Treasury and the Company agree on or before the relevant B Shares Determination Date that any amount of the Relevant Annual Premium is to be payable in cash and that HM Treasury is to apply the same amount in acquiring further B Shares (such amount being referred to in this clause 6.3(A)(ii)(b) as the “Agreed B Shares Amount” and, if HM Treasury and the Company do not so agree, the Agreed B Shares Amount shall be deemed to be nil) then, subject to clause 6.4:

(1)	such amount of the Relevant Annual Premium as is equal to the Agreed B Shares Amount shall be payable in cash on the Relevant Payment Date;

(2)
on or before the Relevant Payment Date HM Treasury shall apply a sum equal to the Agreed B Shares Amount in subscribing for further B Shares at a price of £0.50 per B Share (as the same may be adjusted in accordance with paragraph 4(l) of the B Share Terms);

(3)
the Company’s liability to pay the amount of the Relevant Annual Premium referred to in clause 6.3(A)(ii)(b)(1) and HM Treasury’s liability to pay the sum described in clause 6.3(A)(ii)(b)(2) shall be discharged by way of set off; and

(4)	the Company shall, on the Relevant Payment Date:

(A)	allot and issue the relevant B Shares to HM Treasury;

(B)	procure that the Registrar enters HM Treasury in the register of members of the Company as the holder of the relevant B Shares; and

(C)	procure that the Registrar delivers a share certificate to HM Treasury or its nominee in respect of the relevant B Shares; and

(c)
if and to the extent that the Agreed B Shares Amount is lower than the amount set out in paragraph 2(b) of such Payment Proposal Notice (such difference being referred to in this clause 6.3(A)(ii)(c) as the “B Shares Shortfall Amount”), such amount of the Relevant Annual Premium as is equal to the B Shares

Shortfall Amount shall be paid in cash (for the avoidance of doubt, on the Relevant Payment Date); and

(iii)
in any case where the amount set out in paragraph 2(b) of the Payment Proposal Notice is more than nil and the Dividend Access Share does not remain in issue on the Relevant Payment Date, such amount of the Relevant Annual Premium shall be payable in cash on the Relevant Payment Date; and

(iv)	in any case where the amount set out in paragraph 2(c) of such Payment Proposal Notice is more than nil:

(a)	to the extent of such amount, the Relevant Annual Premium shall be due and payable on the date referred to in clause 6.3(A)(iv)(c) and/or clause 6.3(A)(iv)(d) as the case may be;

(b)	a “Tax Assets Notice” shall be deemed to have been served in respect of the Relevant Payment Date for the purposes of the Tax Assets Agreement;

(c)
if and to the extent that the Tax Assets Agreement provides that the amount of the Relevant Annual Premium is to be treated as discharged by an amount of tax relief foregone (such amount being referred to in this clause 6.3(A)(iv) as the “Agreed Tax Assets Amount”), the Relevant Annual Premium:

(1)	shall be due for payment on, and shall be treated as having been discharged in an amount equal to the Agreed Tax Assets Amount on, the date provided for in the Tax Assets Agreement; and

(2)	for the avoidance of doubt, shall not be payable in cash to the extent of the Agreed Tax Assets Amount; and

(d)
if and to the extent that the Agreed Tax Assets Amount is lower than the amount set out in paragraph 2(c) of such Payment Proposal Notice (such difference being referred to in this clause 6.3(A)(iv)(d) as the “Tax Assets Shortfall Amount”):

(1)	subject to clause 6.3(A)(iv)(d)(2), such amount of the Relevant Annual Premium as is equal to the Tax Assets Shortfall Amount shall be paid in cash on the Relevant Payment Date; and

(2)
if and to the extent that the Company and HM Treasury agree on or before the Relevant Payment Date that HM Treasury is to apply an amount (such amount being referred to in this clause 6.3(A)(iv)(d)(2) as the “Fallback B Shares Amount”) representative of all or any part of the amount referred to in clause

6.3(A)(iv)(d)(1) above in acquiring further B Shares and providing the Dividend Access Share remains in issue on the Relevant Payment Date then, subject to clause 6.4:

(A)
on or before the Relevant Payment Date, HM Treasury shall apply a sum equal to the Fallback B Shares Amount in subscribing for further B Shares at a price of £0.50 per B Share (as the same may be adjusted in accordance with paragraph 4(l) of the B Share Terms) (such amount being referred to in this clause 6.3(A)(iv)(d)(2) as the “Fallback B Shares Subscription Amount”);

(B)
HM Treasury’s liability to pay the Fallback B Shares Subscription Amount and, to the extent of the Fallback B Shares Amount, the Company’s liability to pay the Relevant Annual Premium referred to in clause 6.3(A)(iv)(d)(1) above shall be discharged by way of set off; and

(C)	the Company shall, on the Relevant Payment Date:

(1)	allot and issue the relevant B Shares to HM Treasury;

(2)	procure that the Registrar enters HM Treasury in the register of members of the Company as the holder of the relevant B Shares; and

(3)	procure that the Registrar delivers a share certificate to HM Treasury or its nominee in respect of the relevant B Shares.

(B)	For the avoidance of doubt, in any case where clause 6.3(A) does not apply, each Annual Premium payable on any Payment Date other than the First Payment Date shall be paid in cash.

6.4	Alternative settlement arrangements

If, on or before the First Payment Date or the Relevant Payment Date (as the case may be), HM Treasury and the Company agree that any acquisition of B Shares by HM Treasury pursuant to the operation of clause 6.2 or 6.3 is to be implemented by means of a cashbox structure, the provisions of clauses 6.2(A)(ii)(b), 6.2(A)(iv)(d)(3), 6.3(A)(ii)(b) and/or  6.3(A)(iv)(d)(2) (as the case may be) shall be substituted by such other settlement arrangements as HM Treasury and the Company may agree, consistent with the arrangements reflected at clause 3.1(B) in respect of the Acquisition.

6.5	Discretion

For the avoidance of doubt, HM Treasury shall be entitled to exercise its absolute discretion in relation to any consent or agreement which this clause 6 contemplates may be given or made by it and, without limitation of the foregoing, shall be under no obligation to consent or agree to any method of payment set out in a Payment Proposal Notice (provided that, if HM Treasury exercises any such discretion in any particular way upon any application of any provision of this clause 6 and notifies the Company of such exercise of such discretion, such exercise of such discretion shall be irrevocable unless HM Treasury and the Company agree otherwise and, if any such agreement is made, such agreement shall be irrevocable unless HM Treasury and the Company agree otherwise).

6.6	Continuing obligations

For the avoidance of doubt, the Company’s obligations pursuant to this clause 6 in respect of any Annual Premium which has become due for payment before the End Date shall not, unless the parties otherwise agree, be affected by the occurrence of the End Date during any Premium Period and, without limitation of the foregoing, HM Treasury shall not be obliged to repay all or any part of such Annual Premium notwithstanding the occurrence of the End Date during any Premium Period.

6.7	Payments in cash

If and to the extent that any Annual Premium is to be paid in cash pursuant to this clause 5, such payment shall be made:

(A)	in immediately available and transferable funds;

(B)	in sterling, unless HM Treasury and the Company agree otherwise; and

(C)	to such bank account as may be nominated by HM Treasury from time to time.

7.	COSTS, EXPENSES AND TAX

7.1	Payment of HM Treasury’s costs and expenses

(A)
In consideration of HM Treasury agreeing to acquire the Acquisition Shares and enter into the Contingent Capital Commitment under this Agreement, the Company shall pay HM Treasury’s legal and other costs and expenses and the costs and expenses of HM Treasury’s financial advisers, in each case incurred for the purpose of or in connection with:

(i)	the Acquisition, the Contingent Capital Commitment and the Cashbox Documents and all arrangements relating thereto; and

(ii)	the matters referred to in clauses 7.3(G), 8.2, 8.3, 8.7, 8.9, 8.12, 8.13 and 8.15.

(B)	The costs and expenses referred to in this clause 7.1 shall be payable whether or not this Agreement becomes unconditional or is terminated for any reason and shall be payable:

(i)	in respect of any costs and expenses referred to in clause 7.1(A)(i):

(a)	relating to the Acquisition, the entry into the Contingent Capital Commitment, the Cashbox Documents or any related arrangements, on the Acquisition Date;

(b)
relating to each Contingent Capital Subscription or any related arrangements, the earlier of the relevant Contingent Capital Completion Date and the date falling twenty one days after the Contingent Capital Completion Date specified by HM Treasury or otherwise agreed pursuant to clause 5.5(B)(ii)(b);

or, if earlier,

(c)	the day on which this Agreement is terminated; and

(ii)	in respect of any costs and expenses referred to in clause 7.1(A)(ii), within 14 days of demand therefor from HM Treasury.

(C)
HM Treasury may deduct the amount of the expenses payable under this clause 7.1 together with an amount in respect of any VAT chargeable thereon, from any payment to be made by HM Treasury pursuant to clause 5.6(A).

7.2	Costs and expenses generally

Notwithstanding the provisions of clause 7.1, the Company shall bear all of its costs and expenses of or incidental to the Acquisition, the Cashbox Documents, the Contingent Capital Commitment and the matters contemplated by this Agreement (including, for the avoidance of doubt, any applicable amounts in respect of VAT thereon, in accordance with clause 7.3(D)), such expenses including, without limitation, the fees and expenses of its professional advisers, the cost of preparing, printing and distributing the Circular and all other documents connected with the Acquisition, the Cashbox Documents and the Contingent Capital Commitment and the Registrar’s fees. This clause 7.2 shall not apply to any Tax (provision for which is, for the avoidance of doubt, made in clause 7.3) except to the extent provided for in clause 7.3.

7.3	Tax

(A)	The Company shall pay and bear any Stamp Tax which is payable or paid in connection with:

(i)	the allotment and issue of the Acquisition Shares or the Contingent Capital Shares or the delivery of the Acquisition Shares or the

Contingent Capital Shares in the manner contemplated by this Agreement or the execution, delivery, performance or enforcement of this Agreement (including, without limitation, the Contingent Capital Commitment); or

(ii)
without limitation of the foregoing, any matters contemplated in the Cashbox Documents (including, without limitation, in connection with any delivery, issue or transfer of any Cashbox Ordinary Shares or Cashbox Preference Shares as contemplated in the Cashbox Documents); or

(iii)
without limitation of the foregoing, any matters contemplated in any documentation relating to any cashbox structure by which the allotment and issue of the relevant Contingent Capital Shares may be implemented (including, without limitation, in connection with any delivery, issue or transfer of any shares in the capital of any company similar to CashboxCo involved in such structure); or

(iv)
without limitation of the foregoing, any matters contemplated in any documentation relating to any cashbox structure implemented pursuant to clause 6.4 (including, without limitation, in connection with any delivery, issue or transfer of any shares in the capital of any company similar to CashboxCo involved in such structure), provided that this clause 7.3(A) shall not apply to:

(a)
any Stamp Tax payable in respect of transfers of, or agreements to transfer, Acquisition Shares, Contingent Capital Shares or B Shares subscribed or acquired pursuant to clause 6.2 or 6.3 subsequent to any such Acquisition Shares having been acquired, or any such Contingent Capital Shares or B Shares having been acquired or subscribed for, by HM Treasury in the manner contemplated by this Agreement, the Cashbox Documents or such other documentation; or

(b)	any stamp duty chargeable at a rate determined under section 67 or 70 of the Finance Act 1986 or SDRT chargeable under section 93 or 96 of the Finance Act 1986.

References in this clause 7.3(A) to Acquisition Shares, Contingent Capital Shares or B Shares include any interest in or rights to allotment of Acquisition Shares, Contingent Capital Shares or B Shares respectively.

(B)
If HM Treasury or any other Indemnified Person is subject to Tax in respect of any sum payable under this Agreement, or if any such sum is taken into account in computing the taxable profits or income of HM Treasury or such other Indemnified Person, the sum payable shall be increased to such amount as will ensure that (after payment of such Tax, including, for the avoidance of doubt, any additional Tax payable as a result of such increase) HM Treasury or the relevant Indemnified Person (as the case may be) retains a sum equal to the sum that it would have received and retained in the absence of such Tax.

(C)
All sums payable by the Company (the “Payer”) to HM Treasury or to any other Indemnified Person (the “Payee”) pursuant to this Agreement are expressed exclusive of any amount in respect of VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) is or are the whole or part of the consideration for VAT purposes. If any Payee makes (or is deemed for VAT purposes to make) any supply to the Payer pursuant to this Agreement and VAT is or becomes chargeable in respect of such supply, the Payer shall pay to the Payee (within 14 days of the receipt of a valid VAT invoice) an additional sum equal to the amount of such VAT.

(D)
In any case where the Company is obliged to pay a sum to HM Treasury or to any other Indemnified Person under this Agreement by way of indemnity, reimbursement, damages or compensation for or in respect of any fee, liability, cost, charge or expense (the “Relevant Cost”), the Company shall pay to HM Treasury or to any other Indemnified Person (as the case may be) at the same time an additional amount determined as follows:

(i)
if the Relevant Cost is for VAT purposes the consideration for a supply of goods or services made to HM Treasury or to any other Indemnified Person (including, for the avoidance of doubt, where such supply is made to HM Treasury or any other Indemnified Person acting as agent for the Company within the terms of section 47 VATA), such additional amount shall be equal to any input VAT which was incurred by HM Treasury or by any other Indemnified Person (as the case may be) in respect of that supply and which it is not able to recover from the relevant Tax Authority; and

(ii)
if the Relevant Cost is for VAT purposes a disbursement incurred by HM Treasury or any other Indemnified Person as agent on behalf of the Company and the relevant supply is made to the Company for VAT purposes, such additional amount shall be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by HM Treasury or by any other Indemnified Person, and HM Treasury or the relevant other Indemnified Person shall use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to the Company.

(E)
All payments by the Company under this Agreement, shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of Tax, unless required by law. If any Tax is required by law to be deducted or withheld from or in connection with any such payment, the Company will:

(i)	promptly upon becoming aware thereof, notify HM Treasury and, if different, the payee thereof;

(ii)	make that deduction or withholding and any payment of Tax required in connection with that deduction or withholding within the time allowed and in the minimum amount required by law;

(iii)
deliver to the payee such receipts, statements or other documents as the payee may reasonably request by way of evidence that the deduction or withholding has been made and any appropriate payment of Tax made to the relevant Tax Authority; and

(iv)
increase the amount payable so that the amount received by the payee (after such deduction or withholding, including for the avoidance of doubt any additional deduction or withholding required as a result of such increase) is equal to the amount which the payee would have received if no such deduction or withholding had been made.

(F)
If the Company makes an increased payment to HM Treasury or any other Indemnified Person in accordance with clause 7.3(B) or 7.3(E) and HM Treasury or such other Indemnified Person (as the case may be) determines in good faith that it has obtained, utilised and retained a relief from Tax or a refund of Tax which is attributable to such increased payment made by the Company, then HM Treasury or such other Indemnified Person (as the case may be) shall reimburse to the Company as soon as reasonably practicable an amount equal to such proportion of the Tax so saved or refunded as will leave HM Treasury or the relevant other Indemnified Person (as the case may be), after such reimbursement, in the same after-Tax position (having regard to the time value of money) that it would have been in if the circumstances giving rise to such additional payment had not arisen. For the avoidance of doubt, nothing in this Agreement shall require HM Treasury or any other Indemnified Person to disclose any information in relation to its Tax affairs to the Company or any person acting for or on behalf of the Company.

(G)
The Company shall (and shall, to the extent possible, procure that each other Group Company will) prepare its Tax returns and any related claims, elections, notices and other correspondence, and conduct any related claims, appeals or proceedings, if and to the extent that they relate to the Tax treatment or Tax implications of the allotment and issue of the Acquisition Shares or the Contingent Capital Shares or any other matter contemplated by this Agreement (including, without limitation, the Contingent Capital Subscription), on a basis which is consistent with any principles agreed between any Group Company and HM Treasury and/or HMRC, or set out by HM Treasury or HMRC in each case in response to any request or inquiry on the relevant subject by any Group Company (or any of its advisers), in connection with (whether prior to, at the time of or following) RBS’s accession to the APS except to the extent that the relevant Group Company is prevented from doing so as a result of any change in Applicable Law or IFRS (or other relevant generally accepted accounting principles) taking effect after the Accession Date.

(H)
The Company shall promptly notify HM Treasury if it is or becomes aware at any time that any deduction or withholding for or on account of Tax is or is likely to be required to be made in respect of any dividend or other sum payable on the Acquisition Shares or the Contingent Capital Shares.  The Company shall co-operate with HM Treasury in completing any treaty forms or other procedural formalities reasonably requested by HM Treasury for the purpose of enabling the Company to pay any such dividends or other sums without any such deduction or withholding.

8.	GENERAL UNDERTAKINGS

8.1	Compliance by the Company

The Company shall comply in all material respects with the CA 2006, FSMA, the Listing Rules and the DTRs and all other applicable laws and regulations, in each case insofar as they are relevant to the performance of this Agreement, the Acquisition, the Contingent Capital Commitment (including the allotment and issue of the Acquisition Shares and the Contingent Capital Shares) and the conversion of the B Shares into Ordinary Shares.

8.2	Announcements and communications by the Company

(A)
Subject to this clause 8.2, the Company shall ensure that no member of the Group nor any of their respective Representatives shall make, publish, issue or release any announcement or public statement in relation to, or which refers to:

(i)	the Acquisition, the Contingent Capital Commitment, the B Shares, the Dividend Access Share or this Agreement; or

(ii)
HM Treasury in connection with the Acquisition, the Contingent Capital Commitment, the B Shares, the Dividend Access Share or this Agreement or otherwise in relation to HM Treasury as a shareholder in the Company,

(including in any annual report and accounts or other documents issued or made available to holders of securities, whether in electronic or paper written form, or in any oral announcement or statement) (each a “Relevant Statement”).

(B)	Notwithstanding clause 8.2(A):

(i)
each member of the Group may (and each such member’s Representatives may on its behalf) make, publish, issue or release a Relevant Statement in connection with (and at or around the time of) the Company’s entry into of this Agreement (each a “Signing Announcement”) and at the time of the Acquisition (each an “Acquisition Announcement”), provided that any such Signing Announcement or Acquisition Announcement is in form and substance satisfactory to HM Treasury (acting reasonably);

(ii)	each member of the Group may (and each such member’s Representatives may on its behalf) make, publish, issue or release any Relevant Statement if and to the extent required by:

(a)	Applicable Law; or

(b)	the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FSA) to which it is subject or submits,

(each, a “Permitted Statement”) provided that any such Permitted Statement is made, published or issued in compliance with clauses 8.2(D) to 8.2(F) (inclusive); and

(iii)
the Representatives of each member of the Group may make on behalf of that member Relevant Statements which are unscripted oral statements (each, a “Permitted Oral Statement”), provided that the Company shall use all reasonable endeavours to ensure that processes are in place with a view to ensuring that any such unscripted oral statements are consistent with any other Relevant Statements made in accordance with this clause 8.2 by or on behalf of the Company or any other member of the Group.

(C)
Any Relevant Statement which does not constitute a Signing Announcement, an Acquisition Announcement, a Permitted Statement or a Permitted Oral Statement may be made, issued, published or released only if it is in form and substance satisfactory to HM Treasury.

(D)	Any Permitted Statement:

(i)	must be (in the honestly held opinion of any director or officer of the company making or authorising the Permitted Statement) accurate and not misleading;

(ii)
subject to clause 8.2(F), must be made, published, issued or released only after giving as much prior notification as is reasonably practicable to, and consulting to the fullest extent reasonably practicable with, HM Treasury with a view to giving HM Treasury as much time as is reasonably practicable, in all the circumstances, to review and comment on such Permitted Statement; and

(iii)
subject to clause 8.2(F), must reflect any amendments which HM Treasury (acting reasonably) proposes to be made, including in respect of references to HM Treasury, the Acquisition, the Contingent Capital Commitment, the B Shares, the Dividend Access Share and this Agreement and any other matter in relation to HM Treasury as a shareholder in the Company, save to the extent that any such proposed amendment:

(a)	is not permitted by Applicable Law;

(b)	conflicts with the fiduciary duties of any director or officer of the company making or authorising the Permitted Statement;

(c)	(in the honestly held opinion of any director or officer of the company making or authorising the Permitted Statement) is not accurate or is misleading; or

(d)
reflects a disagreement between the Company and HM Treasury as to the interpretation of this Agreement, the Contingent Capital Commitment, the B Share Terms or the Dividend Access Share Terms (or any provision of them) or any other matters, and the Company’s interpretation of this Agreement, the Contingent Capital Commitment, the B Share Terms or the Dividend Access Share Terms or other matters is honestly believed by the director(s) or officer(s) of the company making or authorising the Permitted Statement to be accurate and not misleading.

(E)
If in respect of any Permitted Statement, any member of the Group or any of its Representatives proposes, pursuant to clause 8.2(D)(iii), not to adopt, or does not adopt, any amendment proposed by HM Treasury, the Company shall procure that such member of the Group or Representative shall (to the extent reasonably practicable, prior to the making, publication, issuance or release of the relevant Permitted Statement or, if not reasonably practicable, promptly thereafter) provide to HM Treasury, in writing, reasons explaining why such amendments are not proposed to be, or were not, adopted.

(F)	If any member of the Group, or any of its Representatives, proposes to make a Permitted Statement and either:

(i)	notification to, and consultation with, HM Treasury prior to the making, publication, issuance or release of such Permitted Statement is not permissible under:

(a)	Applicable Law; or

(b)	the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FSA) to which it is subject or submits; or

(ii)	the Permitted Statement must be made urgently such that prior notification to or consultation with HM Treasury is not reasonably practicable,

then the Company shall, as soon as permissible by Applicable Law or the relevant rules (as applicable) and as soon as is reasonably practicable, provide a copy of such Permitted Statement to HM Treasury, together with a notification providing reasonable details of the circumstances giving rise to the Permitted Statement, the nature of the relevant Permitted Statement and the basis upon which that member of the Group or Representative was prevented from complying with clause 8.2(D)(ii).

(G)
The Company shall ensure that any Relevant Statement that is submitted to HM Treasury pursuant to clause 8.2(C) or 8.2(D) for HM Treasury’s review, comment or approval is identified as a Relevant Statement or a Permitted Statement to which clause 8.2(C) or 8.2(D) (respectively) applies.

(H)
The Company shall provide to HM Treasury, as early as reasonably practicable prior to its proposed issue, publication or release, an advanced draft of any material announcement to be made by any member of the Group in relation to the financial position of any member of the Group or the Group as a whole, even where such announcement does not constitute (in whole or in part) a Relevant Statement.

(I)
HM Treasury and its Representatives may make, publish, issue or release any announcement or statement in relation to this Agreement, the Acquisition, the Contingent Capital Commitment, the B Shares or the Dividend Access Shares or any other matter pertaining to this Agreement that HM Treasury considers to be necessary, desirable or appropriate (acting reasonably), provided that the making, publication, issuance or release does not breach clause 8.4(C).

8.3	Regulatory filings

(A)
Where any Group Company is to make any filing with, or is required to take any action by, a regulator which relates (directly or (to the extent known or which ought reasonably to be known by such Group Company) indirectly) to HM Treasury or its interest in Ordinary Shares, B Shares, Contingent Capital Shares or the Dividend Access Share, the Company shall, to the extent lawful to do so, use all reasonable endeavours to provide HM Treasury or to procure that HM Treasury is provided, in each case as early as practicable, with a copy of all communications with such regulator relating to such filing or action.

(B)
Where, in consequence of any Group Company carrying on business in any jurisdiction, a Group Company is required to take any regulatory action or make any regulatory filing, the Company shall and shall procure that each Group Company shall:

(i)
use all reasonable endeavours to determine at the earliest opportunity whether any similar action requires to be taken or filing requires to be made by HM Treasury in consequence of HM Treasury’s interest in Ordinary Shares, B Shares, Contingent Capital Shares or the Dividend Access Share;

(ii)
if it is determined that any such action requires to be taken or filing requires to be made by HM Treasury, inform HM Treasury of such requirement as soon as practicable following such determination, following which the Company and HM Treasury shall discuss in good faith the nature of, and agree an approach to, the actions or filings that require to be taken or made; and

(iii)	if requested by HM Treasury, take steps to coordinate any such action that requires to be taken or filing that requires to be made by HM

Treasury with any action or filing that any Group Company is required to take or make, so as to ensure that actions are taken, and filings are made, on a uniform and consistent basis to the extent reasonably practicable.

(C)	The Company undertakes:

(i)
to provide to HM Treasury within 14 days of the date of this Agreement a schedule setting out the dates on which it anticipates making any regulatory filings within the following three calendar months and which relate or are likely to relate (directly or indirectly) to HM Treasury or to its interest in Ordinary Shares, B Shares, Contingent Capital Shares or the Dividend Access Share; and

(ii)
for as long as HM Treasury has an interest in Ordinary Shares, B Shares, Contingent Capital Shares or the Dividend Access Share, to update such schedule at the end of each calendar month so as to include relevant regulatory filings which are anticipated to be made during the following three calendar months.

8.4	Provision of information

(A)	The Company undertakes to provide such:

(i)	publications, reports and other information with respect to the Company and each Group Company and their businesses; and

(ii)	access to the books and records and management and other employees of the Company and each Group Company and their businesses,

as HM Treasury may reasonably request in order to allow HM Treasury (including any agent or nominee of HM Treasury) to comply fully with all legal and regulatory and other requirements under the laws and regulations of any jurisdiction applicable to HM Treasury (and/or any such agent or nominee of HM Treasury) and allow HM Treasury (and/or any such agent or nominee of HM Treasury) to fulfil its obligations to Parliament and to the National Audit Office, in each case as a direct or indirect consequence of its shareholdings in the Company, including as a result of or in connection with its acquisition of Acquisition Shares, the Contingent Capital Commitment and any Contingent Capital Subscription provided that the Company will not be required to comply with requests from HM Treasury only to the extent that the Company (acting reasonably) determines that compliance with such requests would have a materially detrimental effect on the Company’s commercial operations.

(B)
Without prejudice to clause 8.4(A), the Company shall and shall procure that each Group Company shall, from the date of this Agreement to the Acquisition Date provide HM Treasury or its representatives with such information, data and assistance as HM Treasury may reasonably require to enable it to ascertain whether the condition set out in clause 2.1(P) has been satisfied.

(C)
Confidential information provided to HM Treasury (and/or any agent or nominee of HM Treasury) pursuant to clause 8.4(A) or 8.4(B) will be subject to the provisions of Condition 42 of the APS Conditions as if such information were Participant Confidential Information within the meaning of such condition, and such condition shall be deemed incorporated herein save that:

(i)	references to the “Participant” shall be deemed to be references to the Company;

(ii)	references to the “Scheme Documents” in such Condition shall be deemed to be references to this Agreement and the Cashbox Documents;

(iii)	Conditions 42.11(B), 42.11(G), 42.29 and 42.30 shall be excluded; and

(iv)
the reference in Condition 42.23 to the “the cessation of the Participant’s participation in the Scheme” shall be deemed to be a reference to “HM Treasury ceasing to hold any Ordinary Shares, B Shares or the Dividend Access Share”.

8.5	Waiver of pre-emption rights

HM Treasury agrees that, if and to the extent they arise but without prejudice to any adjustments arising under the B Share Terms or the Dividend Access Share Terms:

(A)
it shall, and shall direct its nominee(s) to, waive and exercise such voting rights as it may have to waive any pre-emption rights it may have in respect of any future issue of equity securities (other than B Shares or Dividend Access Shares) by the Company under section 561(1) of CA 2006 as a result of its holding of B Shares and/or the Dividend Access Share; and

(B)
it shall vote the Dividend Access Share and any B Shares held by it, and shall direct its nominee(s) to vote the Dividend Access Share and any B Shares held by such nominee, in each case to the extent that such Dividend Access Share and B Shares have voting rights, in favour of any special resolution proposed by the Board pursuant to section 570(2) of CA 2006 in respect of the disapplication of any such pre-emption rights in respect of any future issue of equity securities (other than B Shares and further Dividend Access Shares) by the Company.

8.6	Restriction on conversion and voting of B Shares

(A)
HM Treasury agrees that it shall not convert, or cause to be converted into Ordinary Shares any B Shares held by it or by its nominee if and to the extent that the Ordinary Shares arising on the conversion of such B Shares would result in HM Treasury holding directly or indirectly more than 75 per cent. of the total issued Ordinary Shares.

(B)
HM Treasury agrees that it shall not vote, nor shall it direct its nominee(s) to vote, whether on a show of hands or on a poll, in respect of B Shares or the Dividend Access Share held by it but only if and to the extent that votes cast on such B Shares and the Dividend Access Share, together with any other votes that HM Treasury and its nominee(s) are entitled to cast in respect of any Ordinary Shares held by or on behalf of it, would exceed 75 per cent. of the total votes eligible to be cast on a resolution presented at a general meeting of the Company. The restriction set out in this clause 8.6(B) is without prejudice to, and does not affect or limit, any voting rights that HM Treasury and its nominee(s) may have at any class meeting of the holders of B Shares or Dividend Access Share or in respect of any other class or classes of share in the Company.

8.7	B Share Terms and Dividend Access Share Terms

(A)
In the event that the B Shares or Dividend Access Share cease to be eligible as Core Tier 1 Capital then, if and to the extent that B Shares or the Dividend Access Share are held by or on behalf of HM Treasury and/or the Contingent Capital Commitment remains outstanding in respect of any Contingent Capital Shares at such time, HM Treasury and the Company shall negotiate in good faith with a view to agreeing such amendments to the B Share Terms and/or the Dividend Access Share Terms as may be necessary, after consultation with the FSA, to enable the B Shares and Dividend Access Share to be eligible as Core Tier 1 Capital.  The Company shall (with the consent of HM Treasury, such consent not to be unreasonably withheld or delayed) make such public announcements as may be necessary or appropriate as a result of any such changes.

(B)
Until the later of the end of the Contingent Capital Period and HM Treasury ceasing to hold any B Shares, the Company undertakes that, notwithstanding any provision of the B Share Terms and the Dividend Access Share Terms, it will not amend or seek to amend the B Share Terms or the Dividend Access Share Terms without the prior written consent of HM Treasury.

(C)
The Company agrees that it shall pay any dividend on the B Shares and on the Dividend Access Share by a direct transfer of funds to HM Treasury’s bank account in accordance with the B Share Terms and the Dividend Access Share Terms (as the case may be) notwithstanding the right under the B Share Terms and the Dividend Access Share Terms to effect payment by other means.

8.8	Nature of relationship

The Company acknowledges and agrees that HM Treasury is acting solely pursuant to a contractual relationship with the Company on an arm’s length basis with respect to the Acquisition, the Cashbox Documents and the Contingent Capital Commitment (including in connection with determining the terms of the Acquisition and the Contingent Capital Commitment) and not, in relation to the Acquisition, the Cashbox Documents or the Contingent Capital Commitment as financial advisers or fiduciaries to the Company or any other person. Additionally, the Company acknowledges that HM Treasury is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and

HM Treasury shall not have any responsibility or liability to the Company with respect thereto. The Company further acknowledges and agrees that any review by HM Treasury (or its advisers and agents) of the Company, the Relevant Documents and other matters relating thereto will be performed solely for the benefit of HM Treasury and shall not be on behalf of the Company or any other person.

8.9	Co-operation in relation to approvals, authorisations and consents

HM Treasury and the Company shall use all reasonable endeavours to procure that all approvals, authorisations and consents as may be required from any government, state or other regulatory body shall have been obtained in order that the conditions set out in clauses 2.1(D) and 2.1(E) as soon as practicably possible.  The Company and HM Treasury shall co-operate with each other (at the cost of the Company) in order that the conditions set out in clauses 2.1(D) and 2.1(E) may be satisfied, which co-operation shall include the Company:

(A)
promptly providing to HM Treasury and to HM Treasury’s lawyers and other advisers where appropriate, any necessary information and documents reasonably requested by HM Treasury for the purpose of obtaining such approvals, authorisations, permits and consents and making such necessary filings;

(B)
promptly notifying HM Treasury or HM Treasury’s lawyers and other advisers where appropriate, of any material communications received in the course of obtaining such approvals, authorisations, permits and consents and making such necessary filings; and

(C)	generally supporting HM Treasury in obtaining such approvals, authorisations, permits and consents and making such necessary filings when reasonably requested by HM Treasury.

8.10	Issue of shares into clearing or depositary system

(A)
The Company undertakes to HM Treasury that it shall not issue any Acquisition Shares or Contingent Capital Shares pursuant to this Agreement to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986 (such that stamp duty or SDRT would apply at the rate determined under any such section) unless HM Treasury requests that such Acquisition Shares or Contingent Capital Shares are to be so issued.

(B)
The Company undertakes to HM Treasury that no Cashbox Ordinary Shares or Cashbox Preference Shares shall be issued or transferred to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986, and that no agreement to issue or transfer any Cashbox Ordinary Shares or Cashbox Preference Shares to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986 shall be entered into or made, unless HM Treasury requests that such Cashbox Ordinary Shares or Cashbox Preference Shares are to be so issued or transferred or requests that such an agreement is to be entered into or made.

(C)
The Company undertakes to HM Treasury that, if any cashbox or similar structure is used to implement the acquisition of any Contingent Capital Shares, no shares in any cashbox or similar company involved in such structure shall be issued or transferred to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986, and no agreement to issue or transfer any such shares to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986 shall be entered into or made, unless HM Treasury requests that such shares are to be so issued or transferred or requests that such an agreement is to be entered into or made.

(D)
The Company undertakes to HM Treasury that, if any cashbox or similar structure is used to implement the acquisition of any B Shares as contemplated in clause 6.4, no shares in any cashbox or similar company involved in such structure shall be issued or transferred to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986, and no agreement to issue or transfer any such shares to any person referred to in section 67 or 70 of the Finance Act 1986 or section 93 or 96 of the Finance Act 1986 shall be entered into or made, unless HM Treasury requests that such shares are to be so issued or transferred or requests that such an agreement is to be entered into or made.

8.11	Restriction on cash distributions

(A)	Subject to clause 8.11(B), the Company undertakes that it shall not, and shall procure that no Group Company shall, at any time before the Contingent Capital Expiry Date:

(i)
pay or make any dividends or other distributions or make any interest or coupon payment or payment of a similar nature (in each case whether in cash or otherwise) on any shares, Innovative Tier 1 Instruments or Upper Tier 2 Instruments issued by the Company or by any other Group Company (other than Mandatory Securities) and that it shall not, and shall procure that no Group Company shall, set aside any sum for the payment of any such dividends or amounts; and

(ii)
redeem, purchase or otherwise acquire for any consideration any shares, Innovative Tier 1 Instruments or Upper Tier 2 Instruments issued by the Company or by any Group Company or any depository or other receipts or certificates representing such securities or instruments, or set aside any sum, or establish any sinking fund for the redemption, purchase or other acquisition of such securities or instruments or any depository or other receipts or certificates representing such securities or instruments, the result or consequence of which, in any case, would be that following such occurrence the Core Tier 1 Ratio would remain or fall below six per cent.

(B)	The restrictions set out in clause 8.11(A) shall not apply to:

(i)	the payment or making of any dividends or other distributions or the setting aside of any sum for the payment of such dividends or distributions:

(a)	by any wholly owned Group Company to any other wholly owned Group Company; and

(b)
by any non-wholly owned Group Company to any person which is not a wholly owned Group Company to the extent the payment or making of such dividends or other distributions or the setting aside of any sum for the payment of such dividends or distributions is required by the terms of any legally binding obligation in existence at the date of this Agreement;

(ii)
the redemption or purchase or acquisition for consideration by any wholly owned Group Company of any securities or instruments issued by any other wholly owned Group Company or of any depository or other receipts or certificates representing such securities or instruments, or the setting aside of any sum, or the establishment of any sinking fund for the redemption, purchase or other acquisition of such securities or instruments or any depository or other receipts or certificates representing such securities or instruments;

(iii)
the redemption or purchase or acquisition for consideration by any Group Company of any securities or instruments issued by any non-wholly owned Group Company or of any depository or other receipts or certificates representing such securities or instruments, or the setting aside of any sum, or the establishment of any sinking fund for the redemption, purchase or other acquisition of such securities or instruments or any depository or other receipts or certificates representing such securities or instruments where such redemption, purchase or acquisition is required to be made by the terms of any legally binding obligation in existence at the date of this Agreement;

(iv)	the payment of coupons on the ABN Securities for so long as permitted under the State Aid Commitment Deed;

(v)	the payment or making of dividends or other distributions (whether in cash or in kind) or return of capital in any other form:

(a)	by subsidiaries and/or subsidiary undertakings of RFS Holdings BV to their shareholders and ultimately to RFS Holdings BV; and

(b)	by RFS Holdings BV to shareholders of RFS Holdings BV,

in each case to the extent required (in the reasonable opinion of the Company) to achieve segregation, separation (being the transfer of the Dutch State acquired businesses in the ABN AMRO Group out of the ABN AMRO Group) and the capital restructuring of RFS Holdings BV;

(vi)	the purchase of Ordinary Shares in connection with any employee share scheme of the Company or any member of the Group;

(vii)	any action taken by the Company or any member of the Group pursuant to any liability management exercise, which exercise has been approved in advance by HM Treasury;

(viii)	any action taken in accordance with the B Share Terms or the terms of the Convertible Preference Shares in respect of their conversion to Ordinary Shares;

(ix)	any action which has no effect on, or has the effect of increasing, the Core Tier 1 Ratio; and

(x)	any other action taken by the Company or any member of the Group with the prior approval of HM Treasury.

(C)
The Company undertakes that it shall not, and shall procure that no Group Company shall, without the prior written consent of HM Treasury, at any time after the date of this Agreement and before the Contingent Capital Expiry Date, create any legally binding obligations pursuant to which:

(i)
any non-wholly owned Group Company shall be liable to pay or make any dividends or other distributions or set aside any sum for the payment of such dividends or distributions to any person which is not a wholly owned Group Company; or

(ii)
any Group Company shall be required to redeem, purchase or acquire for consideration any securities or instruments issued by any non-wholly owned Group Company or any depository or other receipts or certificates representing such securities or instruments, or to set aside of any sum, or to establish any sinking fund for the redemption, purchase or other acquisition of such securities or instruments or any depository or other receipts or certificates representing such securities or instruments, if the result or consequence of which, in each case, would be that following such occurrence the Core Tier 1 Ratio would remain or fall below six per cent.

8.12	Fall in Core Tier 1 Ratio

(A)
If, at any time before the Contingent Capital Expiry Date the Core Tier 1 Ratio falls, or is expected by the Directors to fall at any time over the following six month period, below six per cent. the Company shall:

(i)
cause such directors, employees, representatives and advisers of any member of its Group as HM Treasury may reasonably require to attend meetings with HM Treasury, its employees, representatives and advisers (in conjunction with UK Financial Investments Limited, where HM Treasury considers appropriate) on such notice as HM Treasury may consider appropriate in the circumstances to discuss the regulatory capital position of the Group and proposals to increase the Core Tier 1 Ratio to above six per cent.;

(ii)
forthwith submit to HM Treasury a forecast showing the expected changes to the Core Tier 1 Ratio, Tier 1 Capital Ratio, Total Capital Ratio and Risk Weighted Assets over the 24 month period following the date on which the Core Tier 1 Ratio so fell, or is expected to fall, below six per cent. and provide HM Treasury with updates to such forecast on a weekly basis;

(iii)
if any Core Tier 1 Ratio which has been verified by an Appropriate Person is below 5.25 per cent. and is forecast to fall below the Trigger Core Tier 1 Ratio within two calendar months of the date of such verification, then HM Treasury shall be entitled to require the Company to procure a full audit of the capital figures underlying the Core Tier 1 Ratio;

(iv)
prepare a draft strategy to restore the Core Tier 1 Ratio to above six per cent. including, to the extent practicable in light of market conditions at the time, a realistic plan to raise capital from third parties, within such reasonable timescale as HM Treasury may notify to the Company, and consult with and take account of any representations that may be made by HM Treasury on such strategy prior to its finalisation; and

(v)	use its best endeavours to raise additional capital other than through a Contingent Capital Subscription so as to increase the Core Tier 1 Ratio to six per cent. or higher.

(B)
If at any time the Directors reasonably believe that the Core Tier 1 Ratio has fallen below the Trigger Core Tier 1 Ratio, the Company shall forthwith determine the Core Tier 1 Ratio and shall have such percentage verified by an Appropriate Person to a standard equivalent to that used in connection with the Accounts as soon as practicable and shall immediately thereafter disclose the Core Tier 1 Ratio to HM Treasury.

8.13	Repurchase and further issuances

(A)
HM Treasury and the Company acknowledge it is their current expectation that in relevant circumstances, and acknowledging the conversion feature applicable to the B Shares set out in the B Share Terms, the Company will repurchase the B Shares if it is prudent and practicable. Such repurchase would be subject to FSA approval and take account of the Regulatory Group’s capital position at the time of the proposed repurchase and prevailing market conditions. The B Shares can be repurchased using replacement Tier 1 Capital, retained earnings, the proceeds of disposals (up to an amount equivalent to the Core Tier 1 benefit arising from such disposals), gross reductions in Risk Weighted Assets or as otherwise permitted by the FSA.

(B)
If during the Contingent Capital Period the Company or another member of the Group issues any security or grants any option containing provisions which enable conversion into capital or the ability to call for capital on the occurrence of specified contingencies, the Company agrees, and agrees to procure, that:

(i)
the ability to effect the conversion or to make the call will not require any prior Contingent Capital Subscription(s) to take, or have taken, place in respect of some or all of the Contingent Capital Shares; and

(ii)	if any ability to effect the conversion or make the call is subject to a requirement that the Core Tier 1 Ratio falls below a certain level, such level is higher than the Trigger Core Tier 1 Ratio.

8.14	Related party transactions

HM Treasury undertakes that, for as long as it is a Substantial Shareholder of the Company, it shall not vote any Ordinary Shares it holds, and shall direct that its nominee(s) shall not vote any Ordinary Shares held on its behalf, on any resolution proposed at a general meeting of the Company to approve a related party transaction for the purposes of Chapter 11 of the Listing Rules if HM Treasury is the related party for the purposes of such transaction.

8.15	Conversion of B Shares

(A)	The Company represents, warrants and undertakes to HM Treasury on the date of this Agreement and on each Acquisition Warranty Date that:

(i)	as at 30 September 2009, the amount standing to the credit of its share premium account is ***

(ii)
as at 30 September 2009 no amount standing to the credit of the share premium account would require to be capitalised to effect the conversion of all of the Convertible Preference Shares in accordance with their terms of issue;

(iii)
there has been no change to the amount specified in clause 8.15(A)(i) since 30 September 2009 as would adversely affect the ability of the Company to convert the Acquisition B Shares and the Contingent Capital Shares into ordinary shares in accordance with the B Share Terms if such conversion were affected on the date of this Agreement or on each Acquisition Warranty Date; and

(iv)
no sum proposed to be capitalised pursuant to any of the Resolutions is required for the purpose of Article 148A of the Articles to pay any dividends on any shares carrying a fixed cumulative preferential dividend.

(B)	The Company undertakes to HM Treasury that, until the later of the end of the Contingent Capital Period and the date on which HM Treasury ceases to hold any B Shares:

*** indicates omission of material, which has been sepatarely filed, pursuant to a request for confidential treatment.

(i)
the only reductions liable to be made to its share premium account (other than in respect of (i) a capitalisation issue of B Shares made in connection with any conversion of B Shares in accordance with the B Share Terms, (ii) a Bonus Issue in accordance with the Dividend Access Share Terms or (iii) a scrip issue of B Shares made in accordance with Articles and the B Share Terms) will be in respect of the conversion of the Convertible Preference Shares in accordance with their terms of issue and the Articles and in respect of the writing-off of any commission paid on any future issue of shares against the share premium generated on such issue in accordance with section 610(2)(b) of CA 2006;

(ii)
it shall not, without the prior written consent of HM Treasury, issue any convertible securities, the conversion of which would require the capitalisation of any amount standing to the credit of the Company’s share premium account or which would otherwise prejudice or adversely affect any conversion of the B Shares;

(iii)
it shall not, without the prior written consent of HM Treasury, issue any shares carrying a fixed cumulative preferential dividend the payment of any dividend on which shares would or might give rise to any need to capitalise any of the Company’s reserves in accordance with Article 148(A) of the Articles;

(iv)	it shall on a regular basis (being no less than semi-annually) provide HM Treasury with reasonable details of the amount then standing to the credit of its share premium account;

(v)
notwithstanding the provisions of the B Share Terms and, in particular the exceptions to the undertakings contained therein, except as required by law and otherwise in connection with (i) the conversion of the B Shares and the Convertible Preference Shares in accordance with their respective terms of issue and the Articles, (ii) a Bonus Issue in accordance with the Dividend Access Share Terms, (iii) a scrip issue of B Shares made in accordance with the Articles and the B Share Terms and (iv) the writing-off of any commission paid on any future issue of shares against the share premium generated on such issue in accordance with section 610(2)(b) of CA 2006, it shall not, directly or indirectly take or omit to take any action designed to or which results in or which might reasonably be expected to cause or result in, the amount standing to the credit of its share premium account, capital redemption reserve or merger reserve being reduced.

(vi)
it shall not, directly or indirectly take or omit to take any action designed to or which results in or which might reasonably be expected to cause or result in any increase in the nominal value of the Ordinary Shares without the prior written consent of HM Treasury;

(vii)	the non-payment or deferral of payment of any dividends or other distributions or any interest or coupon payment or payment of a similar nature (whether in cash or otherwise) on any securities issued by the Company or any other Group Company (whether pursuant to the State Aid Commitment Deed or otherwise) will not, and the Company shall not, directly or indirectly, take or omit to take any action designed to or which will or which might reasonably be expected to, prevent the conversion of the B Shares in accordance with the B Share Terms; and

(viii)
if at any time HM Treasury reasonably believes that the Company has or will have insufficient reserves to permit the conversion of all B Shares held by it from time to time, it shall, promptly following receipt of notice to such effect from HM Treasury and at the option of the Company, either:

(a)

(1)
allot and issue to HM Treasury, fully-paid by way of capitalisation of its share premium account and/or such other reserves as may be available for that purpose, such number of B Shares as shall bring the total nominal value of all of the B Shares held by HM Treasury to at least the total nominal value of the Ordinary Shares into which such B Shares may be converted in accordance with the B Share Terms;

(2)	consolidate into one B Share all of the B Shares held by HM Treasury following such allotment and issue; and

(3)	sub-divide such consolidated B Share into B Shares each having a nominal value equal to the nominal value of the Ordinary Shares;

or

(b)
take such actions and steps as may be required by HM Treasury to sub-divide each Ordinary Share into an ordinary share with a nominal value equal to or less than the nominal value of a B Share and having the same rights (save as relates to the nominal amount paid up thereon) as one Ordinary Share had prior to such sub-division (a “New Ordinary Share”) and such number of Non-Voting Deferred Shares as have the same aggregate nominal value as the difference between the nominal value of one Ordinary Share and one New Ordinary Share pursuant to the authorities obtained at the GM, provided always that the Company shall not otherwise take any such actions or steps without the prior consent of HM Treasury for as long as HM Treasury continues to hold any B Shares

(C)
The Company agrees that, if and to the extent HM Treasury is converting any B Shares into ordinary shares in accordance with the B Share Terms, and notwithstanding the B Share Terms, it shall effect such conversion in a manner specifically described in the B Share Terms and shall not exercise its discretion to apply any other method of effecting such conversion without the prior consent of HM Treasury.

8.16	Enforcement of rights

If the Company is or may be entitled to enforce any claim against, or make any recovery from, the Auditors in connection with the report(s) prepared by the Auditors in relation to the Acquisition and the Contingent Capital Commitment referred to at paragraph 11 of Part I of Schedule 2 or paragraph 5 of Part II of Schedule 2 (if any), the Company undertakes to HM Treasury that it shall inform HM Treasury promptly upon becoming aware of its entitlement or potential entitlement and shall, or shall procure that the relevant Group Company shall, on the reasonable request of HM Treasury and subject to the Company having received advice from a leading firm of solicitors or a leading Queen’s Counsel, in each case acceptable to HM Treasury (in respect of which advice HM Treasury shall be entitled to participate in the preparation of any instructions and in any discussions and meetings with such firm of solicitors or Queen’s Counsel relating thereto) that such claim or attempted recovery would stand a reasonable prospect of success, use all reasonable endeavours to enforce such claim or right of recovery (keeping HM Treasury informed of any action so taken).

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties

(A)
The Company represents, warrants and undertakes to HM Treasury that the representations, warranties and undertakings set out in Part I of Schedule 3 are true, accurate and not misleading as at the date of this Agreement.

(B)
The Company agrees with HM Treasury that each statement set out in Parts I and II of Schedule 3 will be true and accurate and not misleading on the Posting Date and on each Acquisition Warranty Date, in each case by reference to the facts and circumstances then existing and will be treated as Warranties given and/or repeated on such dates.

(C)
The Company agrees with HM Treasury that, subject to clause 9.2(B), each statement set out in Schedule 4 will be true and accurate and not misleading on each Contingent Capital Warranty Date, in each case by reference to the facts and circumstances then existing and will be treated as Warranties given and/or repeated on such dates.

(D)
Warranties shall be deemed to be repeated under this clause in relation to the relevant document, announcement or event on the basis that any reference in any such Warranty to something being done or something being the case in relation to such document, announcement or event which is expressed in the future tense shall be regarded as being expressed in the present tense.

9.2	Breach of Warranty, Specified Events and disclosure

(A)
Subject to clause 9.2(B), the Company will notify HM Treasury as soon as reasonably practicable if it comes to the knowledge of the Company or any of the Directors that any of the Warranties was breached or untrue or inaccurate when made and/or that any of the Warranties is or would be breached or untrue or inaccurate if it were to be repeated by reference to the facts and circumstances or the knowledge, opinions, intentions or expectations of any of the Directors subsisting at any time between the date of this Agreement and the Acquisition Date or between each Contingent Capital Notice Date and each Contingent Capital Completion Date, as the case may be. The Company will make all reasonable enquiries to ascertain whether any of the Warranties was, or if so repeated would be, breached or untrue or inaccurate.

(B)
Any fact, matter or circumstance that causes any of the Contingent Capital Warranties (other than the Contingent Capital Warranties set out at paragraphs 1 (except paragraphs 1.2, 1.4 and 1.10, 2, 3 (except paragraph 3.4) and 6 of Schedule 4) to be breached or untrue, inaccurate or misleading shall not constitute or give rise to a breach of such Contingent Capital Warranty if such fact, matter or circumstance has been fairly disclosed to HM Treasury on the Contingent Capital Notice Date or prior to the Contingent Capital Completion Date (as the case may be), such disclosure to be identified as being made for the purposes of this Agreement.

(C)	The Company undertakes to HM Treasury:

(i)
promptly to give notice to HM Treasury of the occurrence of any Specified Event or the occurrence of any event or the arising of any fact, matter or circumstance that is likely to constitute a Specified Event, which shall come to the knowledge of the Company between the date of this Agreement and the Acquisition Date;

(ii)
promptly to give notice to HM Treasury of and to disclose fairly to HM Treasury any fact, matter or circumstance which constitutes or is likely to constitute a Specified Event and which shall come to the knowledge of the Company between each Contingent Capital Notice Date and the relevant Contingent Capital Completion Date, such disclosure to be identified as being made for the purposes of this Agreement; and

(iii)
not to cause and to use all reasonable endeavours not to permit, and to procure that each Group Company and the Directors do not cause and use all reasonable endeavours not to permit, any Specified Event to occur between the date of this Agreement and the Acquisition Date and between each Contingent Capital Notice Date and the related Contingent Capital Completion Date, provided that any breach of the covenant in this clause 9.2(C)(iii) will not give rise to a remedy in damages against the Company in respect of such breach in circumstances where this Agreement has been terminated pursuant to clause 12 as a result of such breach being, in HM Treasury’s sole judgement, material in the context of the Group and/or the context of the Acquisition or the Contingent Capital Commitment.

(D)
For the purpose of clause 9.2(C), each of the Warranties and the undertakings contained in this clause 9 shall take effect with the exclusion of any qualification contained therein with respect to the knowledge, information, awareness or belief of the Company or any of the Directors or any other person.

9.3	Continuing nature of Warranties

The Warranties shall remain in full force and effect notwithstanding completion of the Acquisition, each and any Contingent Capital Subscription and all other matters and arrangements referred to in or contemplated by this Agreement.

9.4	Reliance on Warranties

The Company acknowledges that HM Treasury is entering into this Agreement in reliance on the Warranties and each such representation, warranty and undertaking shall not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other provision of this Agreement.

9.5	Construction of Warranties

For the purposes of this clause 9, Schedule 3 and Schedule 4, references to the knowledge, awareness or belief of the Directors or the Company in respect of matters relating to the Group shall be read and construed as references to such knowledge, awareness or belief after due and careful enquiry.

10.	INDEMNITY

10.1	Indemnity

The Company agrees to fully and effectively indemnify and hold harmless each Indemnified Person on an after-Tax basis from and against any and all Losses or Claims, whatsoever, as incurred (and whether or not the relevant Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the date of this Agreement and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred) if such Losses or Claims, arise, directly or indirectly, out of, or are attributable to, or connected with, anything done or omitted to be done by any person (including by the relevant Indemnified Person) in connection with the Acquisition, the Cashbox Documents, the Contingent Capital Commitment or the Circular (to the extent it relates to the Acquisition or the Contingent Capital Commitment), or this Agreement or any other agreement, in each case to the extent relating to the Acquisition, the Cashbox Documents or the Contingent Capital Commitment, including but not limited to:

(A)
any and all Losses or Claims whatsoever, as incurred, arising out of the Relevant Documents, or any of them (or any amendment or supplement to any of them) not containing or fairly presenting, or being alleged not to contain or not to fairly present, all information required to be contained therein, or arising out of any untrue or inaccurate statement or alleged untrue or inaccurate statement of a material fact contained in the Relevant Documents, or any of them (or any amendment or supplement to any of them), or the omission or alleged omission therefrom of a fact necessary in order to make the statements therein not misleading in any material respect, or any statement therein being or being alleged to be in any respect not based on reasonable grounds, in the light of the circumstances in which they were made; and/or

(B)
any and all Losses or Claims whatsoever, as incurred, arising out of any breach or alleged breach by the Company or CashboxCo of any of their respective obligations, including any of the Warranties, or the representations, covenants and undertakings set out in this Agreement, or out of any disclosure by the Company to HM Treasury against any Warranties given in terms of this Agreement being inaccurate, incomplete or misleading, or out of the arrangements contemplated by the Relevant Documents or any of them (or any amendment or supplement to any of them), in each case to the extent relating to the Acquisition or the Contingent Capital Commitment, or this Agreement, to the extent relating to the Acquisition or the Contingent Capital Commitment, or any other agreement relating to the Acquisition or the Contingent Capital Commitment (including, without limitation, the Cashbox Documents); and/or

(C)
any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of the issue, publication or distribution of the Relevant Documents, or any of them (or any amendment or supplement to any of them); and/or

(D)
any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of any failure or alleged failure by the Company or any of the Directors or any of its or his agents, employees or advisers to comply with the CA 2006, FSMA, the FSA Rules, the Listing Rules, the Prospectus Rules, the DTRs, the rules and regulations of the LSE or any other requirement or statute or regulation in any jurisdiction in relation to the Acquisition or the Contingent Capital Commitment, or the arrangements contemplated by the Relevant Documents (including, without limitation, the issue and allotment of the Acquisition Shares and the Contingent Capital Shares), or any of them (or any amendment or supplement to any of them), or this Agreement, in each case to the extent relating to the Acquisition or the Contingent Capital Commitment, or any other agreement relating to the Acquisition or the Contingent Capital Commitment (including, without limitation, the Cashbox Documents),

PROVIDED THAT, the indemnity contained in this clause 10.1 shall not apply to any Losses or Claims (i) (otherwise than in connection with the matters referred to in clauses 10.1(A), (B), (C) and (D)) to the extent finally and judicially determined to have arisen as a result of the fraud, bad faith or wilful default of that Indemnified Person or (ii) if and to the extent arising out of a decline in market value of the Acquisition Shares or the Contingent Capital Shares (or any Ordinary Shares arising on the conversion of such Acquisition Shares or Contingent Capital Shares) suffered or incurred by HM Treasury as a result of it having acquired the Acquisition Shares or the Contingent Capital Shares pursuant to the terms of this Agreement, save to the extent such decline is caused by or results from or is attributable to or would not have arisen but for (in each case directly or indirectly) the neglect or default of the Company in relation to the content, publication, issue or distribution of the Relevant Documents or any breach by the Company of any of its obligations under this Agreement, including any of the Warranties, representations, undertakings or covenants. This clause 10.1 shall not apply to any Loss or Claim in respect of Tax which is covered by clause 7.3 (or which would have been so covered but for any exclusion contained therein).

10.2	Claims

(A)	Each Indemnified Person shall and shall procure that its Indemnified Persons shall:

(i)
give notice as promptly as reasonably practicable to the Company of any action commenced against it after receipt of a written notice of any Claim or the commencement of any action, claim, suit, investigation or proceeding in respect of which a Claim for indemnification may be sought under this clause 10; and

(ii)
as promptly as reasonably practicable notify the Company after any such action is formally commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim), and shall keep the Company informed of, and, to the extent reasonably practicable, consult with the Company in relation to, all material developments in respect thereof, but in each case, only insofar as may be consistent with the terms of any relevant insurance policy and provided (in each case) that to do so would not, in such Indemnified Person’s view (acting in good faith), be prejudicial to it (or to any Indemnified Person connected to it) or to any obligation of confidentiality or other legal or regulatory obligation which that Indemnified Person owes to any third party or to any regulatory request that has been made of it. However, the failure to so notify the Company and keep the Company informed shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve the Company from any liability which it may have otherwise than on account of the indemnity set out in this clause 10.

(B)
Legal advisers for Indemnified Persons shall be selected by HM Treasury. The Company may participate at its own expense in the defence of any action commenced against it provided however that legal advisers for the Company shall not (except with the consent of the relevant Indemnified Person) also be legal advisers for the Indemnified Person.

(C)
The Company shall not, without the prior written consent of HM Treasury (acting in good faith), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this clause 10 or clause 11 (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(i)	includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(ii)	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

10.3	Continuing effect

The provisions of this clause 10 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

11.	CONTRIBUTION

11.1	Indemnification unavailable or insufficient

If and to the extent that the indemnification provided for in clause 10 is unavailable to or insufficient to hold harmless (to the extent specified in clause 10) an Indemnified Person in respect of any Loss or Claim referred to therein, then the Company, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss or Claim in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and HM Treasury on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

11.2	No over-recovery

Notwithstanding the provisions of this clause 11, HM Treasury will not be entitled to recover from the Company by way of contribution under clause 11.1 any amount in excess of the amount that the Company would have been liable to pay to HM Treasury (as the case may be) had the indemnification provided for in clause 10 been available to the extent provided in that clause in respect of the relevant Loss or Claim.

11.3	Determination of contribution

The parties hereto agree that it would not be just and equitable if contribution pursuant to this clause 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in clause 11.1. The amount paid or payable by an Indemnified Person as a result of the Loss or Claim referred to in clause 11.1 shall be deemed to include, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

11.4	Construction of contribution agreements

The contribution agreements contained in this clause 11 are in addition to and shall not be construed to limit, affect or prejudice any liability which the Company may otherwise have to the Indemnified Persons referred to above or any other right or remedy in law or otherwise available to any Indemnified Person.

12.	TERMINATION

12.1	HM Treasury’s entitlement to terminate

(A)	If at any time a Termination Event occurs, HM Treasury may, in its sole discretion, give notice to the Company to the effect that this Agreement shall terminate and cease to have effect.

(B)
If between the date of this Agreement and the Acquisition Date it shall come to the notice of HM Treasury that there has been a breach of any of the Warranties or of any other provision of this Agreement or any of the Cashbox Agreements, which, in any case, in HM Treasury’s sole judgement, is material in the context of the Group and/or the context of the Acquisition or the Contingent Capital Commitment, HM Treasury may forthwith give notice thereof to the Company in which case clause 12.1(C) shall apply.

(C)	Where this clause applies and notice has been given to the Company pursuant to clause 12.1(B) by HM Treasury, HM Treasury may in its sole discretion:

(i)	allow the Acquisition to proceed; or

(ii)
if, having consulted with the Company, it does not consider it necessary that the arrangements contemplated by this Agreement which have not already proceeded to completion proceed to completion in order to maintain the financial stability of the United Kingdom, give notice to the Company at any time prior to the Acquisition Date to the effect that this Agreement shall terminate and cease to have effect.

12.2	Consequences of termination

In the event that this Agreement is terminated by HM Treasury pursuant to the provisions of this clause 12, no party to this Agreement will have any claim against any other party to this Agreement for fees, costs, damages, compensation or otherwise except that:

(A)	such termination shall be without prejudice to any accrued rights or obligations under this Agreement;

(B)	the Company shall pay the costs and expenses as are payable in such circumstance under and in accordance with clause 7.1;

(C)	for as long as HM Treasury holds any Ordinary Shares, the provisions of clauses 8.2, 8.3, 8.4 and 8.14 shall remain in full force and effect; and

(D)	the provisions of this clause 12.2 and of clauses 1, 7, 8.8, 9, 10, 11, 13, 14 and 15 shall remain in full force and effect.

13.	EXCLUSIONS OF LIABILITY

No claim shall be made by the Company or any of its subsidiary undertakings, affiliates, associates, directors, officers or employees in any jurisdiction against any Indemnified Person to recover any Loss or Claim suffered or incurred by any person and which arises out of the carrying out by any Indemnified Person of obligations in connection with this Agreement, the Acquisition or the Contingent Capital Commitment except (otherwise than in connection with the matters referred to in clauses 10.1(A), 10.1(B), 10.1(C) and 10.1(D) or any consequent application of clause 11 in relation thereto or otherwise than as a result of a payment made or an obligation or liability to make payment arising under clauses 10 or 11 in respect of such matters) to the extent only that the Loss or Claim is determined in a final judgement by a court of competent jurisdiction to have resulted from the fraud, bad faith or wilful default of such Indemnified Person.

14.	MISCELLANEOUS

14.1	Release of liability

Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by any party in its absolute discretion as regards any other person under such liability without in any way prejudicing or affecting the first party’s rights against such other person under the same or a similar liability, whether joint and several or otherwise.

14.2	No waiver

No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right. The rights provided in this Agreement are cumulative and not exclusive of any other rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed a waiver of any subsequent breach.

14.3	Warranties and indemnity

Each of the parties hereto acknowledges that the Warranties given by the Company and the indemnity contained in clause 10 are, subject as provided in clause 14.9, given to HM Treasury and the Indemnified Persons (as the case may be) for themselves and not to them as agent of, trustee for or otherwise for the benefit of any other person.

14.4	Time of essence

Time shall be of the essence of this Agreement, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

14.5	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

14.6	Entire agreement

This Agreement, the Tax Assets Agreement and the Cashbox Documents constitute the whole agreement and understanding between the parties in relation to the Acquisition and the Contingent Capital Commitment.  All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Acquisition and the Contingent Capital Commitment are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

14.7	No variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

14.8	Illegality

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

14.9	Contracts (Rights of Third Parties) Act 1999

(A)	The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement only to the extent provided in this clause 14.9.

(B)	RBS shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the provisions of clause 5.6 against the Company and against HM Treasury.

(C)
Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Company under clause 10, clause 11, this clause 14.9 or clause 15.2(B), provided that HM Treasury will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Persons.

(D)
Except as provided above, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. HM Treasury and the Company may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person, RBS or any other third party. HM Treasury will have no responsibility to any Indemnified Person under or as a result of this Agreement.

14.10	Assignment or novation

(A)
Subject to clause 14.10(B), HM Treasury shall be permitted to novate its rights and obligations under this Agreement (including any obligation to acquire B Shares), to any entity which is wholly owned, directly or indirectly, by HM Treasury (a “Wholly Owned Entity”) and the Company agrees to consent to, and to execute and deliver all such documentation as may be necessary to effect, any such novation provided that such novation is effected on substantially the same terms as are contained in the pro forma novation agreement set out in Schedule 5 to this Agreement.

(B)
In the event that HM Treasury novates its rights and obligations under this Agreement pursuant to clause 14.10(A), HM Treasury shall procure that, immediately prior to any such Wholly Owned Entity ceasing to be wholly-owned directly or indirectly by HM Treasury, such rights and obligations under this Agreement shall be novated to HM Treasury or any other Wholly Owned Entity.

(C)
If HM Treasury novates its rights and obligations under this Agreement pursuant to clause 14.10(A), the Company shall not incur any greater liability under clause 7.3 than would have been the case but for such novation.

(D)
Subject to clause 14.10(A), neither party to this Agreement shall be permitted to assign, novate or declare itself trustee of, or purport to assign, novate or declare itself trustee of, all or any part of the benefit of, or its rights or benefits under, this Agreement to any other person without the prior written consent of the other party.

14.11	Notices

(A)	Any notice, claim, demand or other communication in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

(i)	in the case of the Company to:

(a)	RBS Gogarburn Edinburgh EH12 1HQ Attention: Group General Counsel Email address: Miller.Mclean@rbs.com With a copy email to FM-001960@rbos.co.uk

and

(b)	RBS Gogarburn Edinburgh EH12 1HQ

Attention: Deputy General Counsel and Director, Group Legal

Email address: Chris.Campbell@rbs.com
With a copy email to FM-001960@rbos.co.uk

(ii)	in the case of HM Treasury to:

1 Horse Guards Road
London SW1A 2HQ

Attention: Stephen Evans, Financial Stability – RBS Team Leader

Email address: RBS.Notifications@hmtreasury.gsi.gov.uk

(B)	A copy of each notice delivered by email shall be sent by hand to the recipient in accordance with clause 14.11(A), but failure to send such a copy shall not render any notice ineffective.

(C)	Any such notice or other communication shall be delivered by hand or by email. In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

(i)	If sent by email, when sent (provided that an email shall be deemed not to have to been sent if the sender receives a delivery failure notification); or

(ii)	if delivered by hand, at the time of actual delivery.

(D)	Any notice given outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

(E)	Any party may change its notice details for the purposes of clause 14.11(A) by notifying the other of such change, provided that such notification shall only be effective on:

(i)	the date specified in the notification as the date on which the change is to take place, being not less than five Business Days after the date of such notice; or

(ii)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

14.12	Securities Act

Each party hereto acknowledges and agrees that the B Shares (and any Ordinary Shares into which they are convertible) and the Dividend Access Share have not been and will not be registered under the United States Securities Act of 1933 (the “Securities Act”) or under any securities laws of any state or other jurisdiction of the

United States and may not be offered, sold, resold, transferred or delivered, directly or indirectly, within the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act or in a transaction that is registered in accordance with the Securities Act.

15.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

15.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

15.2	Jurisdiction

(A)
Subject to clauses 15.2(B) and 15.2(C), the courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes (including claims for set-off and counterclaims), which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, the Company irrevocably submits to the jurisdiction of the courts of England.

(B)
Notwithstanding the provisions of clause 15.2(A), in the event that any Indemnified Person becomes subject to proceedings brought by a third party (the “Foreign Proceedings”) in the courts of any country other than England (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (the “Foreign Jurisdiction”), such Indemnified Person shall be entitled, without objection by the Company, to take such steps as are available in the Foreign Jurisdiction, in the circumstances of the Foreign Proceedings, including (if reasonably necessary) the issuing of separate proceedings, to ensure that any issues between any such Indemnified Person and the Company are determined in the Foreign Jurisdiction as part of, or as closely connected (as the procedure of the Foreign Jurisdiction will permit) with, the Foreign Proceedings and the Company hereby submits to the jurisdiction of the Foreign Jurisdiction for this purpose.

(C)	The Company irrevocably waives any objection to the jurisdiction of any courts referred to in this clause 15.

(D)
The Company irrevocably agrees that a judgment and/or order of any court referred to in this clause 15 based on any matter arising out of or in connection with this Agreement (including but not limited to the enforcement of any indemnity) shall be conclusive and binding on it and may be enforced against it in any other jurisdiction, whether or not (subject to due process having been served on it) it participates in the relevant proceedings.

15.3	Agent for service of process

(A)
The Company agrees to appoint an agent for service of process in any Foreign Jurisdiction other than England in which any other party is subject to legal suit, action or proceedings based on or arising under this Agreement within 14 days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service. In the event that the Company does not appoint such an agent within 14 days of the notice requesting it to so, such other party may appoint a commercial agent for service for the Company on the Company's behalf and at the Company's expense and the Company agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Company.

(B)
Process by which any Proceedings are begun in England may be served on a party by being delivered in accordance with clause 14. Nothing contained in this clause 15.3(B) affects the right to serve process in another manner permitted by law.

SCHEDULE 1

CERTIFICATES TO BE DELIVERED

Part I

Certificate to be delivered pursuant to clause 2.1(I) and Part I of Schedule 2 prior to and with effect immediately before the Acquisition

[Company Letterhead]

To:	The Commissioners of Her Majesty’s Treasury
1 Horse Guards Road
London SW1A 2HQ

Attention of: [●]

[date]

Dear Sirs

Acquisition of 51,000,000,000 Series 1 Class B Shares of 1 penny each and the Series 1 Dividend Access Share of 1 penny (the “Acquisition”)

Further to the acquisition and contingent capital agreement between us dated [●] 2009 (the “Agreement”), we confirm that:

(a)
after due and careful enquiry it has not come to the notice of any Director that there is any fact or circumstance which constitutes a breach of any of the Warranties given under the Agreement on the date of the Agreement or which has caused or would or might cause any of the Warranties given pursuant to the Agreement to become untrue, inaccurate or misleading, in each case by reference to the facts or circumstances existing on the date of this letter;

(b)	it has not come to the notice of any Director that the Company is in breach of any of its obligations under the Agreement;

(c)	the Resolutions have been passed without amendment at the GM; and

(d)
insofar as the Directors are aware (subject only to the giving of this letter and excluding any conditions set out in clause 2.1 of the Agreement the satisfaction of which has been waived by HM Treasury pursuant to clause 2.2(B) of the Agreement or which is treated as waived pursuant to clause 2.2(C) or clause 2.2(E) of the Agreement), the conditions set out in clause 2.1 of the Agreement have all been fulfilled.

For the purpose of this letter, where in a representation, warranty or undertaking there is an express or implied reference to the “date of this Agreement”, that reference is to be construed as a reference to “immediately prior to Acquisition”.

Words and expressions defined in the Agreement have the same meaning where used in this letter.

Yours faithfully

Director

for and on behalf of
The Royal Bank of Scotland Group plc

Part II

Certificate to be delivered pursuant to clause 5.3(I) and Part 2 of Schedule 2 prior to and with effect immediately before each issue of Contingent Capital Shares

To:	The Commissioners of Her Majesty’s Treasury
1 Horse Guards Road
London SW1A 2HQ

Attention of: [●]

[date]

Dear Sirs

Subscription for [●] Class B shares of 1 penny each (the “Contingent Capital Subscription”)

Further to the acquisition and contingent capital agreement between us dated [●] 2009 (the “Agreement”), we confirm that:

(a)
after due and careful enquiry it has not come to the notice of any Director that there is any fact, matter or circumstance which constitutes a breach of any of the Warranties given under the Agreement on each Contingent Capital Warranty Date relating to the Contingent Capital Subscription or which has caused or would or might cause any such Warranties to become untrue, inaccurate or misleading by reference to the facts or circumstances existing on the date of this letter in each case save as has already been fairly disclosed to HM Treasury in terms of the Agreement, such disclosure having been identified as being made for the purposes of the Agreement;

(b)	the Resolutions have not been revoked or amended such that the Contingent Capital Shares cannot be allotted and issued pursuant to the Contingent Capital Subscription;

(c)	a Trigger Event has occurred and continues to exist; and

(d)	no Termination Event has occurred.

Words and expressions defined in the Agreement but not in this letter have the same meaning where used in this letter.

Yours faithfully

Director
for and on behalf of
The Royal Bank of Scotland Group plc

SCHEDULE 2
DOCUMENTS TO BE DELIVERED

Part I

Documents to be delivered on the Acquisition Date

The following documents are to be delivered by the Company to HM Treasury on the Acquisition Date as referred to in clause 2.1(I):

1.	a written English opinion in a form acceptable to HM Treasury, acting reasonably, from Linklaters LLP (as English counsel for the Company):

2.	a certified copy of the Memorandum and Articles of Association of the Company;

3.	a written Scottish opinion in a form acceptable to HM Treasury, acting reasonably, from Dundas & Wilson CS LLP (as Scottish counsel for the Company);

4.	a certified copy of the Resolutions;

5.
a certified copy of the resolutions of the Board (or of the duly authorised committee of the Board) referred to at clause 3.3 (and, if the said resolution is of such a committee, a certified copy of the resolution of the Board appointing such committee (if not previously delivered to the HM Treasury));

6.	a letter addressed to HM Treasury in the form set out in Part I of Schedule 1 dated as of the Acquisition Date;

7.	an original copy of the Tax Assets Agreement duly executed by the Company, RBS and ABN AMRO;

8.	an original copy of the State Aid Commitment Deed, duly executed by the Company;

9.	an original copy of each of the Cashbox Documents duly executed by the Company and by CashboxCo;

10.	a certified copy of the resolution of the board of directors of CashboxCo approving and authorising the execution of the Cashbox Documents;

11.
a letter from the Auditors addressed to the Company in a form acceptable to HM Treasury, acting reasonably, confirming (i) the effect on the distributable reserves of the Company of implementing the Acquisition and (ii) the accounting treatment of the Annual Premium, such letter to state expressly that a copy of such letter may be provided to HM Treasury on a non-recourse basis; and

12.	such other documents as may be reasonably required by HM Treasury.

PART II

Documents to be delivered on each Contingent Capital Completion Date

The following documents are to be delivered by the Company to HM Treasury on each date on which Contingent Capital Shares are to be issued as referred to in clause 5.3(M).

1.	a certified copy of the Memorandum and Articles of Association of the Company;

2.	a written Scottish opinion in a form acceptable to HM Treasury, acting reasonably, from Dundas & Wilson CS LLP (as Scottish counsel for the Company);

3.
a certified copy of the resolution of the Board (or of the duly authorised committee of the Board) allotting the relevant Contingent Capital Shares (and, if the said resolution is of such a committee, a certified copy of the resolution of the Board appointing such committee (if not previously delivered to the HM Treasury));

4.	a letter addressed to HM Treasury in the form set out in Part II of Schedule 1 dated as of the relevant Contingent Capital Completion Date; and

5.
such other documents as may be reasonably required by HM Treasury including, as appropriate, documents relating to any cashbox arrangements by which the issue of Contingent Capital Shares pursuant to the relevant Contingent Capital Subscription may be structured (on a basis consistent with the documents referred to in Part 1 of this Schedule 2).

SCHEDULE 3
WARRANTIES IN RELATION TO THE ACQUISITION

PART I

Representations, warranties and undertakings given on the date of this Agreement, on the Posting Date and on each Acquisition Warranty Date

1.	Compliance

1.1
Each Group Company and CashboxCo has been duly incorporated and is validly existing as a company with limited or unlimited liability under the laws of the country of its incorporation with full corporate power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and carry on its business as presently carried on and as intended to be carried on as described in the latest report and accounts published by the Group.

1.2
This Agreement and the other agreements to be entered into by the Company in connection with the Acquisition and the Contingent Capital Commitment and the allotment and issue of the Acquisition Shares and the Contingent Capital Shares have been or will be duly authorised, executed and delivered on behalf of the Company and assuming due authorisation, execution and delivery by the other parties thereto, do or will constitute valid and binding obligations of the Company enforceable against it in accordance with their terms (subject to mandatory rules of law relating to insolvency).

1.3
Other than pursuant to (i) this Agreement, (ii) options or other rights granted under the Group’s share schemes or deferred bonus scheme, (iii) the terms of the Convertible Preference Shares and (iv) any Alternative Coupon Settlement Mechanism, and save as otherwise would not (singly or in the aggregate) be material in the context of the Acquisition or the Contingent Capital Commitment, there are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same or (ii) to sell or otherwise dispose of any shares or other securities of a Group Company (other than to another Group Company, as the case may be) which are outstanding and in force.

1.4
All sums due in respect of the issued share capital of the Company at the date of this Agreement have been paid to and received by the Company. No owner or holder of any of the share capital of the Company has any right, in his capacity as such, in relation to the Group other than as set out in the memorandum and articles of association of the Company.

1.5	The Company is the beneficial owner free from all Adverse Interests of the shares it holds in each Material Subsidiary.

1.6
The Company and the Directors have at all times complied with the provisions of the Company’s memorandum and articles of association and the Companies Acts and, subject to the passing of the Resolutions, have or will have the right, power and authority under the memorandum and articles of association of the Company and the

Companies Acts, to enter into and perform this Agreement (including, without limitation, the power to pay the fees, costs and expenses provided for in this Agreement), to allot and issue the Acquisition Shares and the Contingent Capital Shares in certificated form, to issue the Relevant Documents in the manner proposed without any sanction or consent by members of the Company or any class of them and, there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this Agreement or any of the Cashbox Documents and the actions referred to in this paragraph 1.6 which have not been irrevocably and unconditionally obtained.

1.7
The allotment and issue of the Acquisition Shares, the Acquisition and the issue and distribution of the Relevant Documents and any other document by or on behalf of the Company in connection with the Acquisition or the allotment and issue of the Acquisition Shares and the performance of this Agreement will comply in all material respects with all agreements to which any Group Company is a party or by which any such Group Company is bound and will comply with: (a) all applicable laws and regulations of the United Kingdom (including, without limitation, the Companies Acts, FSMA, the FSA Rules, the Listing Rules, the Prospectus Rules, the DTRs and the Admission and Disclosure Standards) and (in all material respects) with, all applicable laws and regulations of any relevant jurisdiction; and (b) the memorandum and articles of association of the Company; and will not exceed or infringe any restrictions or the terms of any contract, indenture, security, obligation, commitment or arrangement by or binding upon the board of directors of any Group Company or their respective properties, revenues or assets or result in the implementation of any right of pre emption or any other material provision thereof, or result in the imposition or variation of any material rights or obligations of any Group Company.

1.8
The Acquisition Shares and the Contingent Capital Shares will, upon allotment, be free from all Adverse Interests, the Acquisition B Shares will have the rights and be subject to the restrictions as set out in Schedule 6 of this Agreement, the Dividend Access Share will have the rights and be subject to the restrictions as set out in Schedule 7 of this Agreement and the Contingent Capital Shares will, if issued pursuant to the Contingent Capital Subscription, be issued on the B Share Terms.

1.9
No member of the Group or any person acting on its behalf has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in the manipulation of the price of any security of the Company.

1.10
Subject to the passing of the Resolutions, the Company will have authority to effect the conversion of the B Shares as provided in the B Share Terms, including by way of sub-dividing Ordinary Shares into ordinary shares and Non-Voting Deferred Shares.

2.	Announcements

With respect to all Previous Announcements, all statements of fact contained therein were at the date of the relevant Previous Announcement and, save to the extent corrected, amended or supplemented in any document or announcement issued or made by or on behalf of the Company or any member of the Group subsequent thereto and prior to the date of this Agreement (in the case of Warranties given on the date of this Agreement) or prior to the relevant Acquisition Warranty Date (in respect of Warranties given on such date), remain true and accurate in all material respects and not misleading in any material respect and all estimates, expressions of opinion or intention or expectation of the Directors contained therein were made on reasonable grounds and were honestly held by the Directors and were fairly based and there were no facts known (or which could on reasonable enquiry have been known by the Directors) the omission of which would make any statement of fact or estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements misleading and all Previous Announcements complied with the memorandum and articles of association of the Company, the Listing Rules, the DTRs, the Prospectus Rules, the Companies Acts, FSMA, all applicable rules and requirements of the LSE, the FSA and Euronext, the NFSA and all applicable US and Dutch laws and regulations and (in all material respects) all other applicable requirements of statute, statutory regulation or any regulatory body. There is no existing profit forecast outstanding in respect of the Company, the Group taken as a whole, or any member thereof.

3.	Accounts

3.1	The Accounts:

(A)
have been prepared in accordance, and comply, with IFRS, the Companies Acts and all applicable laws and regulations and have been audited in accordance with International Standards on Auditing (UK and Ireland);

(B)
give a true and fair view of the financial condition and of the state of affairs of the Company and the Group as at the end of the relevant financial periods and of the profit, loss, cash flow and changes in equity of the Company and the Group for the year then ended; and

(C)
either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities or commitments, whether actual, deferred, contingent or disputed, of the Group.

3.2	The Interim Accounts (if any):

(A)	have been prepared in accordance with, and comply with, IFRS and all applicable laws and regulations;

(B)	give a true and fair view of the financial position of the Group as at the date to which they were prepared and the profit or loss of the Group for the financial period ended on such date; and

(C)
either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities or commitments, whether actual, deferred, contingent or disputed, of the Group.

3.3	The ABN AMRO Accounts:

(A)	have been prepared and audited in accordance and comply with IFRS, applicable Dutch law and all applicable laws and regulations;

(B)
give a true and fair view of the financial condition and of the state of affairs of ABN AMRO and its subsidiary undertakings as at the end of each of the relevant financial periods and of the profit, loss, cash flow and changes in equity of ABN AMRO and its subsidiary undertakings for such periods; and

(C)
either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities or commitments, whether actual, deferred, contingent or disputed of ABN AMRO and its subsidiary undertakings.

3.4
The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Company and each Group Company.

3.5
There are no, and during the past five years have been no: (i) material weaknesses in the Company’s internal controls over financial reporting (whether or not remediated) of the Company or the Group; (ii) changes in the Company’s internal controls over financial reporting of the Company or the Group that have materially adversely affected, or would be reasonably likely to materially adversely affect, the Company’s internal controls over financial reporting of the Company or the Group; or (iii) fraud that involves any current member of management of the Company or (so far as the Company is aware) of any member of the Group and no material fraud that involves any employee of the Company or (so far as the Company is aware) of any member of the Group.

4.	Guarantees, indemnities, borrowings and default

4.1	Save for:

(A)	guarantees or indemnities given by any Group Company in the ordinary course of business; and

(B)	any indemnities given by the Company to HM Treasury,

no Group Company has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party (other than in favour of another Group Company) and no Group Company has any current or known future liability, howsoever arising which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Acquisition or the Contingent Capital Commitment.

4.2
No event has occurred nor have any circumstances arisen (and the Acquisition, the Contingent Capital Commitment and the allotment and issue of B Shares and Dividend Access Share will not give rise to any such event or circumstance) so that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of any member of the Group and no person to whom any indebtedness of any member of the Group which is payable on demand is owed has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security for, the same, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material or have material consequences in each case in the context of the Acquisition or the Contingent Capital Commitment or the business of the Group.

4.3
There are no companies, undertakings, partnerships or joint ventures in existence in which any Group Company has an ownership interest but whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Acquisition or the Contingent Capital Commitment.

5.	Taxation

No stamp duty, SDRT or other issuance or transfer taxes or similar duties are payable in connection with the allotment, issue and delivery of the Acquisition Shares or the Contingent Capital Shares by the Company in accordance with the terms of this Agreement, save for (i) any stamp duty or SDRT payable under sections 67, 70, 93 or 96 of the Finance Act 1986 and (ii) for the avoidance of doubt, any stamp duty, SDRT or other issuance or transfer taxes or similar duties payable in connection with the delivery or transfer of the Cashbox Ordinary Shares or the Cashbox Preference Shares or any shares in any cashbox or similar company involved in any cashbox or similar structure used to implement the acquisition of any Contingent Capital Shares.

6.	Insolvency

6.1	No Group Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or is otherwise insolvent.

6.2
Save in the context of a solvent voluntary winding up or otherwise as would not (singly or in the aggregate) be material in the context of the Acquisition or the Contingent Capital Commitment, no order has been made, petition presented or resolutions passed for the winding up of any Group Company and no meeting has been convened for the purpose of winding up any Group Company. No Group Company has been a party to any transaction which could be avoided in a winding up.

6.3	No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any Group Company.

6.4
By reason of actual or anticipated financial difficulties, no Group Company has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors save, in any of the foregoing cases, to an extent which would not (singly or in the aggregate) be material in the context of the Acquisition or the Contingent Capital Commitment.

7.	Regulatory

None of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is currently subject to any sanctions administered by the U.S. Department of the Treasury (“OFAC”) or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which the Company or any of its Affiliates is subject (collectively, “other economic sanctions”); and the Company will not directly or indirectly use the proceeds of the Acquisition or any Contingent Capital Subscription, or lend, contribute or otherwise make available such proceeds to any other member of the Group, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.

PART II

Representations, warranties and undertakings given on the Posting Date and on each Acquisition Warranty Date

All Warranties in paragraphs 1 and 3 to 7 of this Part II of Schedule 3 are qualified by reference to matters which are fairly disclosed in the Circular and the Form of Proxy or, if given on or after the posting of any Replacement Circular, by reference to matters which are fairly disclosed in the Replacement Circular.

1.	Regulatory and compliance

1.1
No Group Company nor any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the FSA or any other regulatory body applying to such Group Company in relation to its business including (without limitation) in respect of the maintenance of its Capital Resources Requirement and satisfaction of the Overall Financial Adequacy Rule and any equivalent capital requirements in any other jurisdiction that are applicable to any Group Company; no obligation has arisen in respect of the general notification requirements under Chapter 15.3 of SUP, save in any of the foregoing cases to an extent which would not (singly or in the aggregate) be material in the context of the Acquisition or the Contingent Capital Commitment.

1.2
Save as disclosed in any Previous Announcements, the Accounts or the Interim Accounts or as otherwise would not (singly or in the aggregate) be material in the context of the Acquisition or the Contingent Capital Commitment, no Group Company is the subject of any investigation, enforcement action (including, without limitation to vary the terms of any permission of licence) or disciplinary proceeding by the FSA or any other regulatory body having jurisdiction over such Group Company, and no such investigation, enforcement action or disciplinary proceeding is threatened or pending.

1.3
Save as disclosed in any Previous Announcements, the Accounts or the Interim Accounts or as otherwise as would not (singly or in the aggregate) be material in the context of the Acquisition or the Contingent Capital Commitment, the Company is not subject to any special or additional surveillance or supervision by the FSA or to any special or additional reporting requirements in relation to its assets, liquidity position, funding position or otherwise and the Company has not been subject to any visits, beyond customary visits, by the FSA.

1.4
The operations of each Group Company are and have been conducted at all times in material compliance with the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

1.5	All licences, permissions, authorisations and consents which are material for carrying on the business of the Group have been obtained and are in full force and effect and, so far as the Company is aware, there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Acquisition or the Contingent Capital Commitment (as the case may be).

1.6
Each Group Company required to be licensed (as a bank or otherwise) is duly licensed in its jurisdiction of incorporation and domicile and, except as would not reasonably be expected to be material in the context of the Acquisition or the Contingent Capital Commitment, is duly licensed or authorised in each other jurisdiction where it is required to be licensed or authorised to conduct its business.

1.7
None of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company, is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the FCPA) (including, without limitation, making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA), the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the OECD Convention) or any similar law or regulation, to which the Company, any other member of the Group, any director, officer, agent, employee of any member of the Group or, to the knowledge of the Company, any Affiliate is subject; and the Company, each member of the Group and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA, the OECD Convention and any applicable similar law or regulation.

1.8
No event or circumstance exists, has occurred or arisen or, so far as the Company is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which any such Group Company or any of its properties, revenues or assets are bound, in any of the foregoing cases to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Acquisition or the Contingent Capital Commitment.

2.	Disclosure

The Company has complied, and is continuing to comply, in all respects with Principle 4 set out in Listing Rule 7.2.1R and with DTR 2.2.1 and the Circular complies in all respects with Listing Rules 13.3.1R(1), 13.3.1R(3) and 13.6.1R(3).

3.	The Relevant Documents

3.1
The Relevant Documents contain all particulars and information required by, and comply in all respects with the memorandum and articles of association of the Company, the Companies Acts, FSMA, the FSA Rules, the Listing Rules (including, without limitation,

Chapters 10, 11 and 13 of the Listing Rules (as applicable)), the DTRs, the NFSA, all applicable rules and requirements of the LSE and the FSA and all other applicable requirements of statute, statutory regulation or any regulatory body.

3.2
All expressions of opinion, intention or expectation contained in any Relevant Document are, and were on the respective dates of such Relevant Document, honestly held by the Directors and are fairly based and have been made on reasonable grounds after due and careful consideration and enquiry.

3.3
There are no facts or matters known, or which could on reasonable enquiry have been known, to the Company or any of the Directors omitted from any Relevant Document, the omission of which would make any statement of fact or expression of opinion, intention or expectation contained in a Relevant Document misleading.

4.	Position since Accounts Date

Since the Accounts Date and save as disclosed in any Previous Announcements, the Interim Accounts or any other written agreement which is entered into between the Company and HM Treasury on or before the date of this Agreement and which is stated specifically to be a disclosure against any of the following Warranties:

(A)	each Group Company has carried on its respective business in the ordinary course in all material respects, and there has been no Material Adverse Effect;

(B)
save as fairly disclosed to HM Treasury, there has been no material impairment to charges in respect of any assets of the Company or of any Group Company, and there has been no increase in the provisions in respect of losses in relation to any mortgage, loans or other assets of the Company or of any Group Company that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Acquisition or the Contingent Capital Commitment;

(C)
save for this Agreement and the Accession Documents, any agreements entered into in connection with the Placing and Open Offer and any utilisation by the Company of the liquidity measures being made available by the Bank of England (in the form notified by HM Government to the European Commission on 12 October 2008), no Group Company has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Acquisition or the Contingent Capital Commitment;

(D)
other than in the ordinary course of business, no debtor has been released by the Company to an extent which (singly or in the aggregate) is material in the context of the Acquisition or the Contingent Capital Commitment on terms that he pays less than the book value of his debt and no debt of such material amount owing to the Company or any Group Company has been deferred, subordinated or written off or has proven irrecoverable to any material extent;

(E)
no Group Company has been involved in any transaction (other than any transaction provided for in this Agreement or the Accession Documents) which has resulted or would be reasonably likely to result (singly or in the aggregate) in any liability for Tax on the Company or any Group Company, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Acquisition or the Contingent Capital Commitment other than a transaction in the ordinary course of business; and

(F)
no Group Company has been in default in any material respect under any agreement or arrangement to which any Group Company is a party and which is or is reasonably likely to be material and there are no circumstances likely to give rise to such default, to an extent which (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Acquisition or the Contingent Capital Commitment.

5.	Litigation

5.1
Save as disclosed in any Previous Announcements, the Accounts or the Interim Accounts, no Group Company nor any of its officers or agents or employees is involved, or has during the recent past (being not less than 12 months ending on the date of this Agreement) been involved in any civil, criminal, arbitration, administrative, governmental or other proceedings or governmental regulatory or similar investigation or enquiry, whether as plaintiff, defendant or otherwise which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the Acquisition or the Contingent Capital Commitment.

5.2
Save as disclosed in any Previous Announcements, the Accounts or the Interim Accounts, no litigation or arbitration, administrative, governmental, civil, criminal or other proceedings nor governmental, regulatory or similar investigation or enquiry are pending or have been threatened by or against any Group Company or any of their respective officers, agents or employees in relation to the affairs of any Group Company and, to the best of the knowledge, information and belief of the Company and the Directors, there are no facts or circumstances likely to give rise to any such litigation or arbitration, administrative, criminal, governmental, civil, or other proceedings or governmental, regulatory or similar investigation or enquiry, in each case, to an extent which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the Acquisition or the Contingent Capital Commitment.

5.3
Save as disclosed in any Previous Announcements, the Accounts or the Interim Accounts, no Group Company nor any of its officers or agents or employees in relation to the affairs of any Group Company has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which in any of the foregoing cases is still in force and which, by itself or with other proceedings, which would be, or is reasonably likely to be, material in the context of the Acquisition or the Contingent Capital Commitment.

5.4
For the purpose of this paragraph 5, proceedings includes any action by any governmental, public or regulatory authority (including any investment exchange or any authority or body which regulates investment business or takeovers or which is concerned with regulatory, licensing, competition, taxation matters or matters concerning Intellectual Property Rights).

6.	Arrangements with directors and shareholders

6.1
Save for the articles of association of the Company, any service agreement with a Director and any contracts entered into in the ordinary course of business, there are no existing contracts or engagements or other arrangements to which any Group Company is a party and in which any of the directors of any Group Company and/or any associate of any of them is interested which would be material in the context of the Acquisition or the Contingent Capital Commitment; and to the extent that any such contracts, engagements or other arrangements exist they comply with the related party requirements of the Listing Rules of the UK Listing Authority (or other relevant regulator).

6.2	No Shareholder has any rights, in his capacity as such, in relation to any Group Company other than as set out in the articles of association of the Company.

6.3
The Company is not aware of any claim, demand or right of action against any Group Company otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any associate of them in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Acquisition or the Contingent Capital Commitment.

6.4
So far as the Company is aware, no Director nor any person connected with such Director nor any of the employees of the Group nor any person connected with any such employee is in breach of any restrictive covenant, employment agreement or contract for services which would, or would be reasonably likely to, affect the Company or any other Group Company and so far as the Company is aware, there are no circumstances which might give rise to any claim of such a breach or any other dispute with any employer, former employer or other person for whom any Director or employee of the Group provides or has provided services, in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Acquisition or the Contingent Capital Commitment.

6.5	For the purpose of this paragraph 6, associate has the meaning:

(A)	in the case of an individual, given to “connected person” under section 96B(2) of FSMA; and

(B)	in the case of a body corporate, given to “associated company” in sections 416 et seq. of the Income and Corporation Taxes Act 1988.

7.	Agreements

Save as contemplated by this Agreement or in respect of the Convertible Preference Shares or any Alternative Coupon Satisfaction Mechanism or as would not (singly or in the aggregate) be material in the context of the Acquisition or the Contingent Capital Commitment, there is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption or repayment, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, redemption or repayment, of any shares in the capital of the Company or a Material Subsidiary (including, without limitation, an option or right of pre-emption or conversion).

8.	Cash box

8.1	CashboxCo has not undertaken any obligations or liabilities except pursuant to, or as contemplated by, the Cashbox Documents or otherwise agreed in writing by HM Treasury.

8.2	CashboxCo is and will remain resident in the United Kingdom and nowhere else for United Kingdom tax purposes.

SCHEDULE 4

CONTINGENT CAPITAL WARRANTIES

Representations, warranties and undertakings given on each Contingent Capital Warranty Date

1.	Compliance

1.1
Each Group Company and to the extent the relevant Contingent Capital Subscription is being implemented by way of a cashbox structure, the cashbox company has been duly incorporated and is validly existing as a company with limited or unlimited liability under the laws of the country of its incorporation with full corporate power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and carry on its business as presently carried on and as intended to be carried on as described in the latest report and accounts published by the Group.

1.2
All licences, permissions, authorisations and consents which are material for carrying on the business of the Group have been obtained and are in full force and effect and, so far as the Company is aware, there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the relevant Contingent Capital Subscription (as the case may be).

1.3
All sums due in respect of the issued share capital of the Company at the Contingent Capital Notice Date have been paid to and received by the Company. No owner or holder of any of the share capital of the Company has any right, in his capacity as such, in relation to the Group other than as set out in the memorandum and articles of association of the Company.

1.4	The Company is the beneficial owner free from all Adverse Interests of the shares it holds in each Material Subsidiary.

1.5
The Company and the Directors have at all times complied with the provisions of the Company’s memorandum and articles of association and the Companies Acts and have or will have the right, power and authority under the memorandum and articles of association of the Company to allot and issue the relevant Contingent Capital Shares in certificated form, and there are no other consents, authorisations or approvals required by the Company in connection with any of the documents relating to any Contingent Capital Subscription implementation by way of a cashbox structure and the actions referred to in this paragraph 1.5 which have not been irrevocably and unconditionally obtained.

1.6
The allotment and issue of the relevant Contingent Capital Shares, the relevant Contingent Capital Subscription and the issue and distribution of any document by or on behalf of the Company in connection with the relevant Contingent Capital Subscription or the allotment and issue of the relevant Contingent Capital Shares will comply in all material respects with all agreements to which any Group Company is a party or by which any such Group Company is bound and will comply with: (a) all applicable laws and regulations of the United Kingdom (including, without limitation, the Companies

Acts, FSMA, the FSA Rules, the Listing Rules, the Prospectus Rules, the DTRs and the Admission and Disclosure Standards) and (in all material respects) with, all applicable laws and regulations of any relevant jurisdiction; and (b) the memorandum and articles of association of the Company; and will not exceed or infringe any restrictions or the terms of any contract, indenture, security, obligation, commitment or arrangement by or binding upon the board of directors of any Group Company or their respective properties, revenues or assets or result in the implementation of any right of pre emption or any other material provision thereof, or result in the imposition or variation of any material rights or obligations of any Group Company.

1.7	The relevant Contingent Capital Shares will, upon allotment, be free from all Adverse Interests and will be issued on the B Share Terms.

1.8
No member of the Group or any person acting on its behalf has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in the manipulation of the price of any security of the Company.

1.9
The agreements (if any) to be entered into by the Company in connection with the relevant Contingent Capital Subscription and the allotment and issue of the relevant Contingent Capital Shares have been or will be, by the relevant Contingent Capital Completion Date, duly authorised, executed and delivered on behalf of the Company and assuming due authorisation, execution and delivery by the other parties thereto, do or will, by the relevant Contingent Capital Completion Date, constitute valid and binding obligations of the Company enforceable against it in accordance with their terms (subject to mandatory rules of law relating to insolvency).

1.10
Other than pursuant to (i) this Agreement, (ii) options or other rights granted under the Group’s share schemes or deferred bonus schemes and (iii) the terms of the Convertible Preference Shares and (iv) any Alternative Coupon Satisfaction Mechanism, and save as otherwise would not (singly or in the aggregate) be material in the context of the relevant Contingent Capital Subscription, there are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same or (ii) to sell or otherwise dispose of any shares or other securities of a Group Company (other than to another Group Company, as the case may be) which are outstanding and in force.

1.11	The Company has power to effect the conversion of the B Shares as provided in the B Share Terms, including by way of sub-dividing Ordinary Shares into ordinary shares and Non-Voting Deferred Shares.

1.12	The amount standing to the credit of the Company’s share premium account as at the date of the relevant Contingent Capital Notice is as set out in the relevant Contingent Capital Notice.

2.	Announcements

With respect to all Previous Announcements, all statements of fact contained therein were at the date of the relevant Previous Announcement and, save to the extent corrected, amended or supplemented in any document or announcement issued or made by or on behalf of the Company or any member of the Group subsequent thereto and prior to the relevant Contingent Capital Notice Date (in the case of Warranties given on such date) or the relevant Contingent Capital Completion Date (in the case of Warranties given on such date), remain true and accurate in all material respects and not misleading in any material respect and all estimates, expressions of opinion or intention or expectation of the Directors contained therein were made on reasonable grounds and were honestly held by the Directors and were fairly based and there were no facts known (or which could on reasonable enquiry have been known by the Directors) the omission of which would make any statement of fact or estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements misleading and all Previous Announcements complied with the memorandum and articles of association of the Company, the Listing Rules, the DTRs, the Prospectus Rules, the Companies Acts, FSMA, all applicable rules and requirements of the LSE, the FSA and Euronext, the NFSA and all applicable US and Dutch laws and regulations and (in all material respects) all other applicable requirements of statute, statutory regulation or any regulatory body. There is no existing profit forecast outstanding in respect of the Company, the Group taken as a whole, or any member thereof.

3.	Accounts

3.1	The Accounts:

(A)
have been prepared in accordance, and comply, with IFRS, the Companies Acts and all applicable laws and regulations and have been audited in accordance with International Standards on Auditing (UK and Ireland);

(B)
give a true and fair view of the financial condition and of the state of affairs of the Company and the Group as at the end of the relevant financial periods and of the profit, loss, cash flow and changes in equity of the Company and the Group for the year then ended; and

(C)
either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities or commitments, whether actual, deferred, contingent or disputed, of the Group.

3.2	The Interim Accounts (if any):

	(A)	have been prepared in accordance with, and comply with, IFRS and all applicable laws and regulations;

	(B)	give a true and fair view of the financial position of the Group as at the date to which they were prepared and the profit or loss of the Group for the financial period ended on such date; and

(C)
either made proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities or commitments, whether actual, deferred, contingent or disputed, of the Group.

3.3	The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Company and each Group Company.

3.4	There are no, and during the past five years have been no: (i) material weaknesses in the Company’s internal controls over financial reporting (whether or not remediated) of the Company or the Group; (ii) changes in the Company’s internal controls over financial reporting of the Company or the Group that have materially adversely affected, or would be reasonably likely to materially adversely affect, the Company’s internal controls over financial reporting of the Company or the Group; or (iii) fraud that involves any current member of management of the Company or (so far as the Company is aware) of any member of the Group and no material fraud that involves any employee of the Company or (so far as the Company is aware) of any member of the Group.

4.	Guarantees, indemnities, borrowings and default

4.1	Save for:

	(A)	guarantees or indemnities given by any Group Company in the ordinary course of business; and

	(B)	any indemnities given by the Company to HM Treasury,

no Group Company has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party (other than in favour of another Group Company) and no Group Company has any current or known future liability, howsoever arising which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the relevant Contingent Capital Subscription.

4.2	No event has occurred nor have any circumstances arisen (and the relevant Contingent Capital Subscription and the allotment and issue of the relevant Contingent Capital Shares will not give rise to any such event or circumstance) so that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of any member of the Group and no person to whom any indebtedness of any member of the Group which is payable on demand is owed has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security for, the same, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material or have material consequences in each case in the context of the relevant Contingent Capital Subscription or the business of the Group.

4.3	There are no companies, undertakings, partnerships or joint ventures in existence in which any Group Company has an ownership interest but whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the relevant Contingent Capital Subscription.

4.4
No event or circumstance exists, has occurred or arisen or, so far as the Company is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which any such Group Company or any of its properties, revenues or assets are bound, in any of the foregoing cases to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the relevant Contingent Capital Subscription.

5.	Taxation

No stamp duty, SDRT or other issuance or transfer taxes or similar duties are payable in connection with the allotment, issue and delivery of the relevant Contingent Capital Shares by the Company in accordance with the terms of this Agreement, save for (i) any stamp duty or SDRT payable under sections 67, 70, 93 or 96 of the Finance Act 1986 and (ii) for the avoidance of doubt, any stamp duty, SDRT or other issuance or transfer taxes or similar duties payable in connection with the delivery or transfer to the Company of any shares in the capital of any company similar to CashboxCo pursuant to any cashbox structure by which the allotment and issue of the relevant Contingent Capital Shares may be implemented.

6.	Insolvency

6.1	No Group Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or is otherwise insolvent.

6.2
Save in the context of a solvent voluntary winding up or otherwise as would not (singly or in the aggregate) be material in the context of the relevant Contingent Capital Subscription, no order has been made, petition presented or resolutions passed for the winding up of any Group Company and no meeting has been convened for the purpose of winding up any Group Company. No Group Company has been a party to any transaction which could be avoided in a winding up.

6.3	No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any Group Company.

6.4
By reason of actual or anticipated financial difficulties, no Group Company has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors save, in any of the foregoing cases, to an extent which would not (singly or in the aggregate) be material in the context of the relevant Contingent Capital Subscription.

7.	Regulatory

7.1
Each Group Company required to be licensed (as a bank or otherwise) is duly licensed in its jurisdiction of incorporation and domicile and, except as would not reasonably be expected to be material in the context of the relevant Contingent Capital Subscription, is duly licensed or authorised in each other jurisdiction where it is required to be licensed or authorised to conduct its business.

7.2
Save as disclosed in the Relevant Documents on or prior to the relevant Contingent Capital Notice Date (in the case of Warranties given on such date) or the relevant Contingent Capital Completion Date (in the case of Warranties given on such date), any Previous Announcements, the Accounts or the Interim Accounts or as otherwise as would not (singly or in the aggregate) be material in the context of the relevant Contingent Capital Subscription, the Company is not subject to any special or additional surveillance or supervision by the FSA or to any special or additional reporting requirements in relation to its assets, liquidity position, funding position or otherwise and the Company has not been subject to any visits, beyond customary visits, by the FSA.

7.3
No Group Company nor any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the FSA or any other regulatory body applying to such Group Company in relation to its business including (without limitation) in respect of the maintenance of its Capital Resources Requirement and satisfaction of the Overall Financial Adequacy Rule and any equivalent capital requirements in any other jurisdiction that are applicable to any Group Company; no obligation has arisen in respect of the general notification requirements under Chapter 15.3 of SUP, save in any of the foregoing cases to an extent which would not (singly or in the aggregate) be material in the context of the relevant Contingent Capital Subscription.

7.4
Save as disclosed in the Relevant Documents on or prior to the relevant Contingent Capital Notice Date (in the case of Warranties given on such date) or the relevant Contingent Capital Completion Date (in the case of Warranties given on such date), any Previous Announcements, the Accounts or the Interim Accounts or as otherwise would not (singly or in the aggregate) be material in the context of the relevant Contingent Capital Subscription, no Group Company is the subject o f any investigation, enforcement action (including, without limitation to vary the terms of any permission of licence) or disciplinary proceeding by the FSA or any other regulatory body having jurisdiction over such Group Company, and no such investigation, enforcement action or disciplinary proceeding is threatened or pending.

7.5
The operations of each Group Company are and have been conducted at all times in material compliance with the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

7.6
None of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is currently subject to any sanctions administered by the U.S. Department of the Treasury (“OFAC”) or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which the Company or any of its Affiliates is subject (collectively, “other economic sanctions”); and the Company will not directly or indirectly use the proceeds of the relevant Contingent Capital Subscription, or lend, contribute or otherwise make available such proceeds to any other member of the Group, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.

7.7
None of the Company, any other member of the Group or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company, is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the FCPA) (including, without limitation, making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA), the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the OECD Convention) or any similar law or regulation, to which the Company, any other member of the Group, any director, officer, agent, employee of any member of the Group or, to the knowledge of the Company, any Affiliate is subject; and the Company, each member of the Group and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA, the OECD Convention and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

8.	Disclosure

The Company has complied, and is continuing to comply, in all respects with Principle 4 set out in Listing Rule 7.2.1R and with DTR 2.2.1

9.	Position since Accounts Date

Since the Accounts Date and save as disclosed in the Relevant Documents on or prior to the relevant Contingent Capital Notice Date (in the case of Warranties given on such date) or the relevant Contingent Capital Completion Date (in the case of Warranties given on such date), any Previous Announcements, the Interim Accounts or any other written agreement which is entered into between the Company and HM Treasury on or before the date of this Agreement and which is stated specifically to be a disclosure against any of the following Warranties:

(A)	each Group Company has carried on its respective business in the ordinary course in all material respects, and there has been no Material Adverse Effect;

(B)
there has been no material impairment to charges in respect of any assets of the Company or of any Group Company, and there has been no increase in the provisions in respect of losses in relation to any mortgage, loans or other assets of the Company or of any Group Company that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the relevant Contingent Capital Subscription;

(C)
save for this Agreement, the Accession Documents, any agreements entered into in connection with the Placing and Open Offer and any utilisation by the Company of the liquidity measures being made available by the Bank of England (in the form notified by HM Government to the European Commission on 12 October 2008), no Group Company has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the relevant Contingent Capital Subscription;

(D)
other than in the ordinary course of business, no debtor has been released by the Company to an extent which (singly or in the aggregate) is material in the context of the relevant Contingent Capital Subscription on terms that he pays less than the book value of his debt and no debt of such material amount owing to the Company or any Group Company has been deferred, subordinated or written off or has proven irrecoverable to any material extent;

(E)
no Group Company has been involved in any transaction (other than any transaction provided for in this Agreement or the Accession Documents) which has resulted or would be reasonably likely to result (singly or in the aggregate) in any liability for Tax on the Company or any Group Company, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the relevant Contingent Capital Subscription other than a transaction in the ordinary course of business; and

(F)
no Group Company has been in default in any material respect under any agreement or arrangement to which any Group Company is a party and which is or is reasonably likely to be material and there are no circumstances likely to give rise to such default, to an extent which (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the relevant Contingent Capital Subscription.

10.	Litigation

10.1
Save as disclosed in the Relevant Documents on or prior to the relevant Contingent Capital Notice Date (in the case of Warranties given on such date) or the relevant Contingent Capital Completion Date (in the case of Warranties given on such date), any Previous Announcements, the Accounts or the Interim Accounts, no Group Company nor any of its officers or agents or employees is involved, or has during the recent past (being not less than 12 months ending on the date of this Agreement) been involved in any civil, criminal, arbitration, administrative, governmental or other proceedings or governmental regulatory or similar investigation or enquiry, whether as plaintiff, defendant or otherwise which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the relevant Contingent Capital Subscription.

10.2
Save as disclosed in the Relevant Documents on or prior to the relevant Contingent Capital Notice Date (in the case of Warranties given on such date) or the relevant Contingent Capital Completion Date (in the case of Warranties given on such date), any Previous Announcements, the Accounts or the Interim Accounts, no litigation or arbitration, administrative, governmental, civil, criminal or other proceedings nor governmental, regulatory or similar investigation or enquiry are pending or have been threatened by or against any Group Company or any of their respective officers, agents or employees in relation to the affairs of any Group Company and, to the best of the knowledge, information and belief of the Company and the Directors, there are no facts or circumstances likely to give rise to any such litigation or arbitration, administrative, criminal, governmental, civil, or other proceedings or governmental, regulatory or similar investigation or enquiry, in each case, to an extent which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the relevant Contingent Capital Subscription.

10.3
Save as disclosed in the Relevant Documents on or prior to the relevant Contingent Capital Notice Date (in the case of Warranties given on such date) or the relevant Contingent Capital Completion Date (in the case of Warranties given on such date), any Previous Announcements, the Accounts or the Interim Accounts, no Group Company nor any of its officers or agents or employees in relation to the affairs of any Group Company has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which in any of the foregoing cases is still in force and which, by itself or with other proceedings, which would be, or is reasonably likely to be, material in the context of the relevant Contingent Capital Subscription.

10.4
For the purpose of this paragraph 10, proceedings includes any action by any governmental, public or regulatory authority (including any investment exchange or any authority or body which regulates investment business or takeovers or which is concerned with regulatory, licensing, competition, taxation matters or matters concerning Intellectual Property Rights).

11.	Arrangements with directors and shareholders

11.1
Save for the articles of association of the Company, any service agreement with a Director and any contracts entered into in the ordinary course of business, there are no existing contracts or engagements or other arrangements to which any Group Company is a party and in which any of the directors of any Group Company and/or any associate of any of them is interested which would be material in the context of the relevant Contingent Capital Subscription; and to the extent that any such contracts, engagements or other arrangements exist they comply with the related party requirements of the Listing Rules of the UK Listing Authority (or other relevant regulator).

11.2	No Shareholder has any rights, in his capacity as such, in relation to any Group Company other than as set out in the articles of association of the Company.

11.3
The Company is not aware of any claim, demand or right of action against any Group Company otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any associate of them in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the relevant Contingent Capital Subscription.

11.4
So far as the Company is aware, no Director nor any person connected with such Director nor any of the employees of the Group nor any person connected with any such employee is in breach of any restrictive covenant, employment agreement or contract for services which would, or would be reasonably likely to, affect the Company or any other Group Company and so far as the Company is aware, there are no circumstances which might give rise to any claim of such a breach or any other dispute with any employer, former employer or other person for whom any Director or employee of the Group provides or has provided services, in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the relevant Contingent Capital Subscription.

11.5	For the purpose of this paragraph 11, associate has the meaning:

(A)	in the case of an individual, given to “connected person” under section 96B(2) of FSMA; and

(B)	in the case of a body corporate, given to “associated company” in sections 416 et seq. of the Income and Corporation Taxes Act 1988.

12.	Agreements

Save as contemplated by this Agreement or in respect of the Convertible Preference Shares or any Alternative Coupon Satisfaction Mechanism or as would not (singly or in the aggregate) be material in the context of the relevant Contingent Capital Subscription, there is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption or repayment, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, redemption or repayment, of any shares in the capital of the Company or a Material Subsidiary (including, without limitation, an option or right of pre-emption or conversion).

13.	Cash box

If and to the extent the relevant Contingent Capital Subscription is structured by means of any arrangement whereby the consideration for the issue of the Contingent Capital Shares is to be satisfied by the transfer to the Company by HM Treasury of shares in another company:

(A)	the relevant cashbox company has not undertaken any obligations or liabilities except pursuant to, or as contemplated by, the documents equivalent to the

Cashbox Documents entered into in connection with such structure or otherwise agreed in writing with HM Treasury; and

(B)	the relevant cashbox company is and will remain resident in the United Kingdom and nowhere else for United Kingdom tax purposes.

SCHEDULE 5

PRO FORMA NOVATION AGREEMENT

THIS NOVATION AGREEMENT is made the [●] day of [●], 20[●]

BETWEEN:

1.	THE COMMISSIONERS OF HER MAJESTY’S TREASURY, of 1 Horse Guards Road, London SW1A 2HQ (“HM Treasury”)

2.	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland with registered number 45551 whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (“RBS”)

AND

3.	[ ] of [ ] (registered in England No. [ ]) (the “Company”)

WHEREAS:

(A)	HM Treasury and RBS have entered into the Acquisition and Contingent Capital Agreement (as defined in this agreement).

(B)
Pursuant to clause 14.10 of the Acquisition and Contingent Capital Agreement, HM Treasury wishes to be released and discharged from the Acquisition and Contingent Capital Agreement and RBS has agreed to release and discharge HM Treasury from the Acquisition and Contingent Capital Agreement upon the terms of the Company’s undertaking to perform the Acquisition and Contingent Capital Agreement and be bound by its terms in the place of HM Treasury and HM Treasury agreeing to guarantee the Company’s obligations in respect of the Acquisition and Contingent Capital Agreement.

NOW IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this agreement:

“Acquisition and Contingent Capital Agreement”
means the acquisition and contingent capital agreement dated [●] November 2009 between HM Treasury and RBS relating to the acquisition by HM Treasury of 51,000,000,000 Series 1 Class B Shares of 1 penny each in the capital of RBS and of a Series 1 Dividend Access Share of 1 penny and to a commitment by HM Treasury to acquire further Series 1 Class B Shares.

1.2	In this agreement, unless otherwise specified:

(A)	references to clauses and sub-clauses are to clauses and sub-clauses of this agreement; and

(B)	headings to clauses and schedules are for convenience only and do not affect the interpretation of this agreement.

2.	COMPANY’S UNDERTAKING

With effect from the date of this agreement and in consideration of the undertakings given by RBS in clause 3, the Company hereby undertakes to observe, perform, discharge and be bound by the Acquisition and Contingent Capital Agreement as if the Company were a party to that agreement in the place of HM Treasury. Notwithstanding this undertaking, nothing in this agreement shall:

(A)
require the Company to perform any obligation created by or arising under the Acquisition and Contingent Capital Agreement falling due for performance, or which should have been performed, before the date of this agreement;

(B)
make the Company liable for any act, neglect, default or omission in respect of the Acquisition and Contingent Capital Agreement committed by HM Treasury or occurring before the date of this agreement; or

(C)	impose any obligation on the Company for or in respect of any obligation performed by HM Treasury under the Acquisition and Contingent Capital Agreement before the date of this agreement.

3.	RBS UNDERTAKING AND RELEASE OF HM TREASURY

3.1
With effect from the date of this agreement and in consideration of the undertakings given by the Company in clause 2 and the undertakings and guarantee given by HM Treasury in clauses 4 and 5 respectively, RBS hereby:

(A)	releases and discharges HM Treasury from all obligations to observe, perform, discharge and be bound by the Acquisition and Contingent Capital Agreement;

(B)	accepts the Company’s undertaking to observe, perform, discharge and be bound by the Acquisition and Contingent Capital Agreement (such undertaking being set out in clause 2); and

(C)
agrees to observe, perform, discharge and be bound by the Acquisition and Contingent Capital Agreement as if the Company were a party to the Acquisition and Contingent Capital Agreement in the place of HM Treasury.

3.2
Notwithstanding the provisions of clause 3.1(B), nothing in this agreement shall affect or prejudice any claim or demand whatsoever which RBS may have against HM Treasury in relation to the Acquisition and Contingent Capital Agreement and arising out of matters prior to the date of this agreement.

4.	HM TREASURY’S UNDERTAKING AND RELEASE OF RBS

With effect from the date of this agreement and in consideration of the undertakings given by RBS in clause 3, HM Treasury hereby releases and discharges RBS from all obligations to observe, perform, discharge and be bound by the Acquisition and

Contingent Capital Agreement. Notwithstanding this undertaking and release, nothing in this agreement shall affect or prejudice any claim or demand whatsoever which HM Treasury may have against RBS in relation to the Acquisition and Contingent Capital Agreement and arising out of matters prior to the date of this agreement.

5.	GUARANTEE AND INDEMNITY

5.1
In consideration of the undertakings given by RBS in clause 3, HM Treasury hereby unconditionally and irrevocably guarantees to RBS the due and punctual performance and observance by the Company of all its obligations, commitments and undertakings under or pursuant to this agreement and agrees to indemnify RBS on an after-Tax basis against all loss, damage, costs and breach by the Company of its obligations, commitments or undertakings under or pursuant to this agreement. The liability of HM Treasury under this agreement shall not be released or diminished by any variation of the terms of this agreement or the Acquisition and Contingent Capital Agreement as novated by this agreement (whether or not agreed by HM Treasury), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

5.2
If and whenever the Company defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by the Company under or pursuant to this agreement, HM Treasury shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made and so that the same benefits shall be conferred on RBS as such party would have received if such obligation or liability had been duly performed and satisfied by the Company.

5.3
This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations, commitments and undertakings of the Company referred to in sub-clause 5.1 shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which RBS may now or hereafter have or hold for the performance and observance of the obligations, commitments and undertakings of the Company under or in connection with this agreement.

5.4
As a separate and independent stipulation HM Treasury agrees that any obligation expressed to be undertaken by the Company (including, without limitation, any moneys expressed to be payable under this agreement or the Acquisition and Contingent Capital Agreement as novated by this agreement) which may not be enforceable against or recoverable from the Company by reason of any legal limitation, disability or incapacity on or of the Company or any other fact or circumstance (other than any limitation imposed by this agreement or the Acquisition and Contingent Capital Agreement as novated by this agreement) shall nevertheless be enforceable against and recoverable from HM Treasury as though the same had been incurred by HM Treasury and HM Treasury were the sole or principal obligor in respect thereof.

6.	COMPANY CEASES TO BE WHOLLY OWNED BY HM TREASURY

In the event that the Company at any time after the date of this agreement ceases to be directly or indirectly wholly-owned by HM Treasury, the Company shall, and HM Treasury will procure that the Company shall, enter into a novation agreement upon substantially the same terms as this agreement such that the rights and obligations assumed by the Company under this agreement are novated either to HM Treasury or to an entity which is, directly or indirectly, wholly owned by HM Treasury. RBS agrees to consent to, and to execute and deliver all such documentation as may be necessary to effect, such novation.

7.	NOTICES

For the purposes of all provisions in the Acquisition and Contingent Capital Agreement concerning the service of notices, the address of the Company is its registered office as shown above from time to time and its fax number is [●]. All notices served on the Company under the Acquisition and Contingent Capital Agreement should be marked for the attention of [●].

8.	COUNTERPARTS

8.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

8.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

9.	GOVERNING LAW

The parties hereto agree that this agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and that the courts of England and Wales are to have exclusive jurisdiction to settle any matter, claim or dispute arising hereunder and submit to the jurisdiction of the English Courts.

[To be included if the Company is not a company incorporated in England:

10.	AGENT FOR SERVICE OF PROCESS

The Company shall at all times maintain an agent for service of process and for service of any other documents and proceedings in England, or any other proceedings in connection with this Agreement. Such agent shall be [agent with address in England] and any writ, judgment or other notice of legal process shall be sufficiently served on the Company if delivered to such agent at its address for the time being. The Company irrevocably undertakes not to revoke the authority of the above agent and if, for any reason, the agent ceases to act as such, the Company shall appoint a replacement agent having an address for service in England and shall notify RBS of the name and address of such replacement agent. If the Company fails to appoint another agent, RBS shall be entitled to appoint one on the Company’s behalf and at the Company’s expense.]

IN WITNESS of which this Agreement has been executed on the date which first appears on page 1 of this Agreement.

For and on behalf of
THE COMMISSIONERS OF HER MAJESTY’S TREASURY

For and on behalf of
THE ROYAL BANK OF SCOTLAND GROUP PLC

For and on behalf of
[Insert name of the Company]

SCHEDULE 6

B SHARE TERMS

Terms of Issue of the RBSG Series 1 Class B Shares

1	General

Each Series 1 Class B Share will have a nominal value of £0.01 and will be fully paid up at issue. The Series 1 Class B Shares will be issued in registered form and may be held in either certificated form or uncertificated in CREST. Temporary documents of title in relation to the Series 1 Class B Shares in certificated form will not be issued pending despatch by post of definitive certificates. Capitalised terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in paragraph 14 below.

2	Series 1 Class B Dividends

2.1
For so long as a Series 1 Class B Dividend Trigger Event has not occurred in respect of any Series 1 Class B Shares, the Series 1 Class B Shares shall rank pari passu with the holders of the Company’s Ordinary Shares in respect of any cash dividends paid on the Ordinary Shares. Each Series 1 Class B Share shall entitle its holder to the same cash dividend (the “Series 1 Class B Dividend”) as is (or may, at the election of a holder of an Ordinary Share, be) payable to the holder of one (as adjusted from time to time as provided below, the “Pay-out Ratio”)  Ordinary Share.

If a Series 1 Class B Dividend Trigger Event has occurred in respect of any Series 1 Class B Shares, the Series 1 Class B Shares in respect of which the Series 1 Class B Dividend Trigger Event has occurred shall rank pari passu with the holders of the Company’s Ordinary Shares in respect of any dividends paid on the Ordinary Shares. Each Series 1 Class B Share shall entitle its holder to the same dividend as is (or may, at the election of a holder of an Ordinary Share, be) payable to the holder of one (as adjusted from time to time as provided below, the “Pay-out Ratio”) Ordinary Share. If an Ordinary Share Bonus Issue is made, a holder of a Series 1 Class B Share in respect of which the Series 1 Class B Dividend Trigger Event has occurred shall be entitled to receive the same number of Ordinary Shares as is payable to the holder of one (as adjusted from time to time as provided below) Ordinary Share, save that if the issue of such Ordinary Share(s) to such holder would result in it holding directly or indirectly more than 75 per cent. of the total issued Ordinary Shares then such holder shall instead receive further Series 1 Class B Shares. The number of such further Series 1 Class B Shares to be issued to such holder shall be such number of Series 1 Class B Shares as shall be certified by the Independent Financial Adviser (acting as an expert) to be as nearly as possible equal to (but not greater than) the Fair Market Value (disregarding any tax credit) of the number of Ordinary Shares to be issued to the holder of one Ordinary Share (as adjusted from time to time as provided below) in such Ordinary Share Bonus Issue, based on the Fair Market Value of a Series 1 Class B Share at the time of such determination. A written opinion of the Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error.

If and whenever there shall be a consolidation, redesignation or subdivision in relation to:

(i) the Ordinary Shares, the Pay-out Ratio shall be adjusted by multiplying the Pay-out Ratio in force immediately prior to such consolidation, redesignation or subdivision by the following fraction:

A
B

where:

A      is the aggregate number of Ordinary Shares in issue immediately after, and as a result of, such consolidation, redesignation or subdivision, as the case may be; and

B      is the aggregate number of the Ordinary Shares in issue immediately before such consolidation, redesignation or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation, redesignation or subdivision, as the case may be, takes effect.

(ii) the Series 1 Class B Shares, the Pay-out Ratio shall be adjusted by dividing the Pay-out Ratio in force immediately prior to such consolidation, redesignation or subdivision by the following fraction:

A
B

where:

A      is the aggregate number of Series 1 Class B Shares in issue immediately after, and as a result of, such consolidation, redesignation or subdivision, as the case may be; and

B      is the aggregate number of the Series 1 Class B Shares in issue immediately before such consolidation, redesignation or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation, redesignation or subdivision, as the case may be, takes effect.

2.2
The record date for any such dividend payment on the Series 1 Class B Shares and the date on which such payment is to be made shall be the same such dates for the corresponding payment under the Dividend Access Share.

2.3
The Company shall, upon determining any dividend pursuant to this paragraph 2, cause the amount thereof to be notified to the holders of Series 1 Class B Shares in accordance with paragraph 9 and, if and for so long as the Series 1 Class B Shares are listed on the London Stock Exchange and such exchange so requires, to such exchange as soon as possible after determination of the rate but in no event later than the fourth Business Day thereafter.

2.4
Subject to these terms of issue, the Company will, if to be paid, pay Series 1 Class B Dividends out of its distributable profits in sterling.  Series 1 Class B Dividends may be paid by the Company by crediting any account which the holder of the Series 1 Class B

Shares, or in the case of joint holders, the holder whose name stands first in the register in respect of the Series 1 Class B Shares, has with the Company, whether in the sole name of such holder or the joint names of such holder and another person or persons, unless the Company has received not less than one month’s notice in writing from such holder or joint holders directing that payment be made in another manner permitted by the Articles

Any Series 1 Class B dividend, if to be paid, may also be paid by cheque sent by post addressed to the holder of the Series 1 Class B Shares at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the register in respect of the Series 1 Class B Shares at his address as appearing in such register or addressed to such person at such address as the holder or joint holders may in writing direct and despatched so as to be received by the holder of the Series 1 Class B Shares on or before the date for payment of such Series 1 Class B dividend. The Company shall not be liable to the holders of the Series 1 Class B Shares in any way if such cheque is received late due to postal delays or strikes.

Any such Series 1 Class B dividend may be paid by any bank or other funds transfer system or, if agreed by the Company, such other means and to or through such person, in each case as the holder or joint holders may in writing direct.

If payment in respect of the Series 1 Class B Shares into any such bank account is to be made on a Class B dividend payment date which is not a Business Day, then payment of such amount will be made on the next succeeding Business Day, without any interest or payment in respect of such delay.

Payments in respect of amounts payable by way of Class B dividend will be subject in all cases to any applicable fiscal or other laws and other regulations.

The Board of Directors may undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this paragraph 2.

3	Rights upon Liquidation

On a winding-up or liquidation, voluntary or otherwise, holders of Series 1 Class B Shares will rank in the application of the assets of the Company available to shareholders: (1) equally in all respects with holders of the Dividend Access Share and the Ordinary Shares and any other class of shares or securities of the Company in issue or which may be issued by the Company which rank or are expressed to rank equally with the Series 1 Class B Shares, the Dividend Access Share or the Ordinary Shares on a winding-up or liquidation and (2) junior to all other shareholders and all creditors of the Company.

In such event a holder of a Series 1 Class B Share will be deemed to hold one (as adjusted from time to time as provided below, the “Winding Up Ratio”) Ordinary Share for each Series 1 Class B Share held by him and will be entitled to receive out of the surplus assets of the Company remaining after payment of all prior-ranking claims, a sum equal to that payable to a holder of one (as adjusted) Ordinary Share in such event for each Series 1 Class B Share held by him.

The initial Winding Up Ratio is one. Upon the happening of any of the events in respect of which the Conversion Price shall be adjusted as provided in:

(i) sub-paragraphs 4(b)(i) to (x) (inclusive) below, the Winding Up Ratio shall also be adjusted at the same time as follows:

NWUR = OWUR	X	OCP NCP

and

(ii) paragraph 4(l) below, the Winding Up Ratio shall also be adjusted at the same time as follows:

NWUR = OWUR	X	NRA ORA

where:

NWUR means the new Winding Up Ratio, following such adjustment;

OWUR means the old Winding Up Ratio, immediately prior to such adjustment;

NCP means the new Conversion Price, following such adjustment;

OCP means the old Conversion Price, immediately prior to such adjustment;

NRA means the new Relevant Amount, following such adjustment; ad

ORA means the old Relevant Amount, immediately prior to such adjustment

4	Conversion

(a)	Conversion Period and Conversion Price

Subject as provided herein, each Series 1 Class B Share shall entitle the holder to convert such Series 1 Class B Share into new and/or existing Ordinary Shares as determined by the Company, credited as fully paid (a “Conversion Right”).

The number of Ordinary Shares to be created, issued or transferred and delivered per Series 1 Class B Share on exercise of a Conversion Right shall be determined by dividing the Relevant Amount in effect on the relevant Conversion Date (as defined below) of the Series 1 Class B Shares to be converted by the Conversion Price in effect on the relevant Conversion Date.

A holder of Series 1 Class B Shares may exercise the Conversion Right in respect of a Series 1 Class B Share by delivering such Series 1 Class B Share to the specified office of the Registrar in accordance with paragraph 4(h) whereupon the Company shall (subject as provided herein) procure the delivery to, or as directed by, the relevant holder of Series 1 Class B Shares of Ordinary Shares credited as paid up in full as provided in this paragraph 4. A holder of a Series 1 Class B Share in uncertificated form shall exercise the Conversion Right attached to such Series 1 Class B Share by complying with the rules from time to time laid down by the Company in a manner consistent with the Regulations.

Subject to and as provided herein, the Conversion Right in respect of a Series 1 Class B Share may be exercised, at the option of the holder thereof, at any time

(subject to any applicable fiscal or other laws or regulations and as hereinafter provided) from the Issue Date.

The period during which Conversion Rights may (subject as provided below) be exercised by a holder of Series 1 Class B Shares is referred to as the “Conversion Period”.

Fractions of Ordinary Shares will not be created, issued or transferred and delivered on conversion or pursuant to paragraph 4(c) and no cash payment or other adjustment will be made in lieu thereof. However, if the Conversion Right in respect of more than one Series 1 Class B Share is exercised at any one time such that Ordinary Shares to be delivered on conversion or pursuant to paragraph 4(c) are to be registered in the same name, the number of such Ordinary Shares to be delivered in respect thereof shall be calculated on the basis of the aggregate Relevant Amount (as in effect on the relevant Conversion Date) of such Series 1 Class B Shares being so converted and rounded down to the nearest whole number of Ordinary Shares.

The Company will procure that Ordinary Shares to be created, issued or transferred and delivered on conversion will be created, issued or transferred and delivered to the holder of the Series 1 Class B Shares completing the relevant Conversion Notice or his nominee. Such Ordinary Shares will be deemed to be created, issued or transferred and delivered as of the relevant Conversion Date. Any Additional Ordinary Shares to be created, issued or transferred and delivered pursuant to paragraph 4(c) will be deemed to be created, issued or transferred and delivered as of the relevant Reference Date.

Conversion of the Relevant Shares may be effected in such manner as the Board of Directors shall in its sole discretion from time to time determine, whether in accordance with the following provisions of this paragraph 4(a) or the provisions of the Articles, or as may otherwise be permitted by applicable law (and by the Regulations in the case of shares in uncertificated form).

The Board of Directors may, subject as herein provided, elect to redeem the Relevant Shares (or any of them) at the Relevant Amount on any Conversion Date out of the profits of the Company which would otherwise be available for distribution to the holders of any class of shares. The Series 1 Class B Shares shall confer upon the holders thereof the right and the obligation (in the event that the Series 1 Class B Shares held by them respectively become Relevant Shares and the Board of Directors determine to redeem the same at the Relevant Amount out of profits as aforesaid) to subscribe for or acquire, simultaneously with such redemption, the appropriate number of Ordinary Shares (calculated at the applicable Conversion Price) at such premium (if any) as shall represent the amount by which the redemption moneys exceed the nominal amount of the Ordinary Shares to which the holders are so entitled. In any such case, the Conversion Notice given by a holder of Relevant Shares shall be deemed irrevocably to authorise and instruct the Secretary of the Company (or any other person appointed for the purpose by the Board of Directors) to apply the redemption moneys payable to him, simultaneously with such redemption, in subscribing for or acquiring such Ordinary Shares at such premium (if any) as aforesaid.

The Board of Directors may, subject as herein provided, elect to redeem the Relevant Shares (or any of them) on any Conversion Date at the Relevant Amount out of the proceeds of a fresh issue of Ordinary Shares. The Series 1 Class B Shares shall confer upon the holders thereof the right and the obligation (in the event that the Series 1 Class B Shares held by them respectively become Relevant Shares and the Board of Directors determines to redeem the same at the Relevant Amount out of the proceeds of a fresh issue as aforesaid) to subscribe, and the holders shall be deemed irrevocably to authorise and instruct the Secretary of the Company (or any other person appointed for the purpose by the Board of Directors) to subscribe, as agent on the holders’ behalf, simultaneously with such redemption, for the appropriate number of Ordinary Shares (which authority shall include the right to borrow money) (calculated at the applicable Conversion Price) at such premium (if any) as shall represent the amount by which the redemption moneys exceed the nominal amount of the Ordinary Shares to which the holders are so entitled. In any such case, the Conversion Notice given by or relating to a holder of Relevant Shares shall be deemed irrevocably to authorise and instruct the Board of Directors to apply the redemption moneys payable to him, simultaneously with such redemption, in payment to his said agent.

The Board of Directors may determine to effect conversion by means of consolidation and sub-division. In such case the requisite consolidation and sub-division shall be effected pursuant to the shareholder authority given by the passing in General Meeting of a resolution at the same General Meeting at which the initial resolution was passed creating the Class B Share Capital and authorising the Board of Directors to set the terms of the Series 1 Class B Shares, by (i) consolidating into one share all the Relevant Shares at any Conversion Date held by any holder or joint holders (treating holdings of the same holder or joint holders in certificated form and uncertificated form as separate holdings, unless the Board of Directors otherwise determines) and (ii) sub-dividing such consolidated share into shares of £0.25 each (or such other amount as may be appropriate as a result of any consolidation, sub-division, repayment or reduction of capital or other event giving rise to an adjustment of the nominal amount of the Ordinary Shares) of which such number of shares as may be appropriate shall be Ordinary Shares and the balance of such shares (including any fractions) shall be Non-voting Deferred Shares Series B (in certificated form, unless the Board of Directors otherwise determines) (each a “Non-Voting Deferred Share Series B”) which shall have the rights and be subject to the restrictions set out in the Articles.

The Board of Directors may determine to effect conversion by means of capitalisation issue under Article 148, consolidation and sub-division. In such case the requisite capitalisation issue, consolidation and sub-division shall be effected pursuant to the shareholder authority given by the passing in General Meeting of a resolution at the same General Meeting at which the initial resolution was passed creating the Class B Share Capital and authorising the Board of Directors to set the terms of the Series 1 Class B Shares, by capitalising from profits or reserves (including any share premium account, capital redemption reserve, merger reserve, revaluation reserve or any other reserve, including distributable reserves) such number of new Series 1 Class B Shares (the “Capitalisation Issue Shares”) as shall bring the total nominal amount of the Relevant Shares and the Capitalisation Issue Shares to at least the total nominal amount of the Ordinary Shares to which the holders of the Relevant Shares are entitled on conversion, consolidating into one share all the Relevant Shares at any Conversion Date held by any holder or joint holders (treating holdings of the same holder or joint holders in certificated form and uncertificated form as separate holdings, unless the Board of Directors otherwise determines) and such number of the relevant Capitalisation Issue Shares as may be determined by the Board of Directors and sub-dividing such consolidated share into shares of £0.25 each (or such other amount as may be appropriate as a result of any consolidation, sub-division, repayment or reduction of capital or other event giving rise to an adjustment of the nominal amount of the Ordinary Shares) of which such number of shares as may be appropriate shall be Ordinary Shares and the balance of such shares (including any fractions) shall be Non-Voting Deferred Shares Series B (in certificated form, unless the Board of Directors otherwise determines) which shall have the rights and be subject to the restrictions set out in the Articles.

Any conversion effected pursuant to this paragraph 4(a) which gives rise to Non-Voting Deferred Shares Series B being held by holders of Relevant Shares shall be deemed irrevocably to authorise and instruct the Secretary of the Company (or any other person appointed for the purpose by the Board of Directors) as agent for the holders of the Non-Voting Deferred Shares Series B to surrender the Non-Voting Deferred Shares Series B to the Company for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such surrender without obtaining the sanction of the holder or holders thereof, and pending such surrender to retain the certificate for such Non-Voting Deferred Shares Series B.

No adjustments shall be made to the Conversion Price, Relevant Amount or Winding Up Ratio as a result of any steps taken by the Company as described in this paragraph 4(a) in order to effect conversion of the Relevant Shares.

(b)	Adjustment of Conversion Price

Upon the happening of any of the events described below, the Conversion Price shall be adjusted as follows:

(i)
If and whenever there shall be a consolidation, redesignation or subdivision in relation to the Ordinary Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such consolidation, redesignation or subdivision by the following fraction:

A
B

where:

A	is the aggregate number of Ordinary Shares in issue immediately before such consolidation, redesignation or subdivision, as the case may be; and

B	is the aggregate number of Ordinary Shares in issue immediately after, and as a result of, such consolidation, redesignation or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation, redesignation or subdivision, as the case may be, takes effect.

(ii)
If and whenever the Company shall issue any Ordinary Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves (including but not limited to any share premium account, capital redemption reserve, merger reserve or revaluation reserve) other than (1) where any such Ordinary Shares are or are to be issued instead of the whole or part of a Dividend in cash which the Shareholders would or could otherwise have elected to receive, (2) where the Shareholders may elect to receive a Dividend in cash in lieu of such Ordinary Shares or (3) where any such Ordinary Shares are issued by way of an Ordinary Share Bonus Issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction:

A
B

where:

A	is the aggregate number of Ordinary Shares in issue immediately before such issue; and

B	is the aggregate number of Ordinary Shares in issue immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares.

(iii)
If and whenever the Company shall pay or make any Capital Distribution to the Shareholders, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A-B
  A

where:

A	is the Current Market Price of one Ordinary Share on the Effective Date; and

B
is the portion of the Fair Market Value of the aggregate Capital Distribution attributable to one Ordinary Share, with such portion being determined by dividing the Fair Market Value of the aggregate Capital Distribution by the number of Ordinary Shares entitled to receive the relevant Capital Distribution.

Such adjustment shall become effective on the Effective Date or, if later, the first date upon which the Fair Market Value of the relevant Capital Distribution is capable of being determined as provided herein.

“Effective Date” means, in respect of this sub-paragraph (b)(iii), the first date on which the Ordinary Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or in the case of a Spin-Off, the first date on which the Ordinary Shares are traded ex- the relevant Spin-Off on the Relevant Stock Exchange.

“Capital Distribution” means any Non-Cash Dividend.

“Non-Cash Dividend” means any Dividend which is not a Dividend to be declared or paid in cash, and shall include a Spin-Off.

(iv)
if and whenever the Company shall issue Ordinary Shares to Shareholders as a class by way of rights, or shall issue or grant to Shareholders as a class by way of rights, any options, warrants or other rights to subscribe for or purchase any Ordinary Shares, or any Securities which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, any Ordinary Shares (or shall grant any such rights in respect of existing securities so issued), in each case at a price per Ordinary Share which is less than 95 per cent. of the Current Market Price per Ordinary Share on the Effective Date, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A+B
A+C

where:

A	is the number of Ordinary Shares in issue on the Effective Date;

B
is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares issued by way of rights, or for the Securities issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Ordinary Shares deliverable on the exercise thereof, would purchase at such Current Market Price per Ordinary Share; and

C
is the number of Ordinary Shares to be issued or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights or upon conversion or exchange or exercise of rights of subscription or purchase in respect thereof at the initial conversion, exchange, subscription or purchase price or rate, provided that if at the time of issue or grant (as used in this sub-paragraph (b)(iv), the “Specified Date”), such number or maximum number of Ordinary Shares which could be issued is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time, then for the purposes of this sub-paragraph (b)(iv), ‘C’ shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such subscription, purchase, conversion or exchange had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this sub-paragraph (b)(iv), the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

(v)
If and whenever the Company shall issue any Securities (other than the Series 1 Class B Shares, Ordinary Shares or options, warrants or other rights to subscribe for or purchase any Ordinary Shares or any Securities which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, any Ordinary Shares) to Shareholders as a class by way of rights or grant to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than the Series 1 Class B Shares, Ordinary Shares or options, warrants or other rights to subscribe for or purchase Ordinary Shares or any Securities which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, any Ordinary Shares), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A-B
  A

where:

A	is the Current Market Price of one Ordinary Share on the Effective Date; and

B	is the Fair Market Value on the Effective Date of the portion of the rights attributable to one Ordinary Share.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this sub-paragraph (b)(v), the first date on which the Ordinary Shares are traded ex- the relevant Securities or ex-rights, ex-option or ex-warrants on the Relevant Stock Exchange

(vi)
If and whenever the Company shall issue (otherwise than as mentioned in sub-paragraph (b)(iv) above) wholly for cash or for no consideration any Ordinary Shares (other than Ordinary Shares issued on conversion of the Series 1 Class B Shares or on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Ordinary Shares) or issue or grant (otherwise than as mentioned in sub-paragraph (b)(iv) above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Ordinary Shares (other than the Series 1 Class B Shares), in each case at a price per Ordinary Share which is less than 95 per cent. of the Current Market Price per Ordinary Share on the date of the first public announcement of the terms of such issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A+B
A+C

where:

A	is the number of Ordinary Shares in issue immediately before the issue of such Ordinary Shares or the grant of such options, warrants or rights;

B
is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the issue of such Ordinary Shares or, as the case may be, for the Ordinary Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at such Current Market Price per Ordinary Share; and

C
is the number of Ordinary Shares to be issued pursuant to such issue of such Ordinary Shares or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights, provided that if, on the Effective Date, such number or maximum number of Ordinary Shares which could be issued is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time then, for the purposes of this sub-paragraph (b)(vi), ‘C’ shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Effective Date and as if such subscription or purchase had taken place on the Effective Date.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this sub-paragraph(b)(vi), the date of issue of such Ordinary Shares or, as the case may be, the grant of such options, warrants or rights.

(vii)
If and whenever the Company or any Subsidiary of the Company or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary of the Company) any other company, person or entity (otherwise than as mentioned in sub-paragraphs (b)(iv), (b)(v) or (b)(vi) above) shall issue wholly for cash or for no consideration any Securities (other than the Series 1 Class B Shares) which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Ordinary Shares (or shall grant any such rights in respect of existing Securities so issued) or Securities which by their terms might be redesignated as Ordinary Shares, and the consideration per Ordinary Share receivable upon conversion, exchange, subscription or redesignation is less than 95 per cent. of the Current Market Price per Ordinary Share on the date of the first public announcement of the terms of issue of such Securities (or the terms of such grant), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A+B
A+C

where:

A
is the number of Ordinary Shares in issue immediately before such issue or grant (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued, purchased or acquired by the Company or any Subsidiary of the Company (or at the direction or request or pursuant to any arrangements with the Company or any Subsidiary of the Company) for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued, purchased or acquired);

B
is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such Securities or, as the case may be, for the Ordinary Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Ordinary Share; and

C
is the maximum number of Ordinary Shares to be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Ordinary Shares which may be issued or arise from any such redesignation, provided that if at the time of issue of the relevant Securities or date of grant of such rights (as used in this sub-paragraph (b)(vii), the “Specified Date”) such number or maximum number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such Securities are redesignated or at such other time as may be provided), then for the purposes of this sub-paragraph (b)(vii), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this sub-paragraph (b)(vii), the date of issue of such Securities or, as the case may be, the grant of such rights.

(viii)
If and whenever there shall be any modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to any such Securities (other than the Series 1 Class B Shares) as are mentioned in sub-paragraph (b)(vii) above (other than in accordance with the terms (including terms as to adjustment) applicable to such Securities upon issue) so that following such modification the consideration per Ordinary Share receivable has been reduced and is less than 95 per cent. of the Current Market Price per Ordinary Share on the date of the first public announcement of the proposals for such modification, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A+B
A+C

where:

A
is the number of Ordinary Shares in issue on the dealing day immediately before such modification (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for, or purchase or acquisition of, Ordinary Shares which have been issued, purchased or acquired by the Company or any Subsidiary of the Company (or at the direction or request or pursuant to any arrangements with the Company or any Subsidiary of the Company) for the purposes of or in connection with such Securities, less the number of such Ordinary Shares so issued, purchased or acquired);

B
is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription, purchase or acquisition attached to the Securities so modified would purchase at such Current Market Price per Ordinary Share or, if lower, the existing conversion, exchange, subscription, purchase or acquisition price or rate of such Securities; and

C
is the maximum number of Ordinary Shares which may be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such rights of subscription, purchase or acquisition attached thereto at the modified conversion, exchange, subscription, purchase or acquisition price or rate but giving credit in such manner as an

Independent Financial Adviser (acting as an expert) shall consider appropriate for any previous adjustment under this sub-paragraph (b)(viii) or sub-paragraph (b)(vii) above,

provided that if at the time of such modification (as used in this sub-paragraph (b)(viii), the “Specified Date”) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription, purchase or acquisition are exercised or at such other time as may be provided), then, for the purposes of this sub-paragraph (b)(viii), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this sub-paragraph (b)(viii), the date of modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to such Securities.

(ix)
If and whenever the Company or any Subsidiary of the Company or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary of the Company) any other company, person or entity shall offer any Securities, in connection with which offer Shareholders as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the Conversion Price falls to be adjusted under sub-paragraphs (b)(ii), (b)(iii), (b)(iv), (b)(vi) or (b)(vii) above (or would fall to be so adjusted if the relevant issue or grant was at less than 95 per cent. of the Current Market Price per Ordinary Share on the relevant day) or under sub-paragraph (b)(v) above), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the Effective Date by the following fraction:

A-B
  A

where:

A	is the Current Market Price of one Ordinary Share on the Effective Date; and

B	is the Fair Market Value on the Effective Date of the portion of the relevant offer attributable to one Ordinary Share.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this sub-paragraph (b)(ix), the first date on which the Ordinary Shares are traded ex-rights on the Relevant Stock Exchange.

(x)
If the Company determines that, or is requested by the holders of at least 75 per cent. of the outstanding Series 1 Class B Shares to determine whether, an adjustment should be made to the Conversion Price as a result of one or more circumstances not referred to above in this paragraph 4(b) or in paragraph 4(l) (even if the relevant circumstance is specifically excluded from the operation of sub-paragraphs (b)(i) to (ix) above), the Company shall, at its own expense and acting reasonably, request an Independent Financial Adviser (acting as an expert) to determine as soon as practicable what adjustment (if any) to the Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment (if any) should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this sub-paragraph (b)(x) if such Independent Financial Adviser is so requested to make such a determination not more than 21 days after the date on which the relevant circumstance arises.

Notwithstanding the foregoing provisions,

(a)
where the events or circumstances giving rise to any adjustment pursuant to this paragraph 4(b) or paragraph 4(l) have already resulted or will result in an adjustment to the Conversion Price or where the events or circumstances giving rise to any adjustment arise by virtue of any other events or circumstances which have already given or will give rise to an adjustment to the Conversion Price or where more than one event which gives rise to an adjustment to the Conversion Price occurs within such a short period of time that, in the opinion of the Company, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser (acting as an expert) to be in its opinion appropriate to give the intended result; and

(b)
such modification shall be made to the operation of the provisions of this paragraph 4(b) or paragraph 4(l) as may be advised by an Independent Financial Adviser (acting as an expert) to be in its opinion appropriate to ensure that (i) an adjustment to the Conversion Price or the economic effect thereof shall not be taken into account more than once and (ii) the economic effect of a Dividend shall not be taken into account more than once.

For the purpose of any calculation of the consideration receivable or price pursuant to sub-paragraphs (b)(iv), (b)(vi), (b)(vii) and (b)(viii), the following provisions shall apply:

(a)	the aggregate consideration receivable or price for Ordinary Shares issued for cash shall be the amount of such cash;

(b)
(x) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the conversion or exchange of any Securities shall be deemed to be the consideration or price received or receivable for any such Securities and (y) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Securities or, as the case may be, for such options, warrants or rights which are attributed by the Company to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options, warrants or rights as at the relevant Effective Date as referred to in sub-paragraph 4(b)(iv) or the date of the first public announcement of the terms of issue of such Securities or, as the case may be, such options, warrants or rights as referred to in sub-paragraphs 4(b)(vi), (b)(vii) and (b)(viii) plus, in the case of each of (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Securities, or upon the exercise of such rights or subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights and (z) the consideration receivable or price per Ordinary Share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such Securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of Ordinary Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

(c)
if the consideration or price determined pursuant to (a) or (b) above (or any component thereof) shall be expressed in a currency other than the Relevant Currency, it shall be converted into the Relevant Currency at the Prevailing Rate on the relevant Effective Date (in the case of (a) above and sub-paragraph 4(b)(iv) and (ix)) or the relevant date of the first public announcement of the terms of issue of such Securities or, as the case may be, such options, warrants or rights (as the case may be) (in the case of sub-paragraphs 4(b)(vi), (vii) and (viii)) (or, if a rate cannot be determined at such time, the rate prevailing at the close of business on the immediately preceding day on which such rate can be so determined);

(d)
in determining the consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant Ordinary Shares or Securities or options, warrants or rights, or otherwise in connection therewith; and

(e)
the consideration or price shall be determined as provided above on the basis of the consideration or price received, receivable, paid or payable regardless of whether all or part thereof is received, receivable, paid or payable by or to the Company or another entity on its behalf.

(c)	Retroactive Adjustments

If the Conversion Date in relation to the conversion of any Series 1 Class B Share shall be after the record date in respect of any consolidation, redesignation or sub-division as is mentioned in sub-paragraph 4(b)(i) or paragraph 4(l), or after the record date or other due date for the establishment of entitlement for any such issue, distribution, grant or offer (as the case may be) as is mentioned in sub-paragraphs 4(b)(ii), (iii), (iv), (v) or (ix), or after the date of the first public announcement of the terms of any such issue or grant as is mentioned in sub-paragraphs 4(b)(vi) and (vii) or of the terms of any such modification as is mentioned in sub-paragraph 4(b)(viii), but before the relevant adjustment to the Conversion Price becomes effective under paragraph 4(b) or, as the case may be, the relevant adjustment to the Relevant Amount becomes effective under paragraph 4(l) (such adjustment, a “Retroactive Adjustment”), then the Company shall (conditional upon the relevant adjustment becoming effective) procure that there shall be created, issued or transferred and delivered to the converting holder of Series 1 Class B Shares, in accordance with the instructions contained in the Conversion Notice, such additional number of Ordinary Shares (if any) (the “Additional Ordinary Shares”) as, together with the Ordinary Shares issued or to be transferred and delivered on conversion of the relevant Series 1 Class B Share (together with any fraction of an Ordinary Share not so issued), is equal to the number of Ordinary Shares which would have been required to be issued or delivered on conversion of such Series 1 Class B Share as if the relevant adjustment to the Conversion Price or Relevant Amount (as the case may be) had been made and become effective immediately prior to the relevant Conversion Date.

(d)	Decision of an Independent Financial Adviser

If any doubt shall arise as to whether an adjustment falls to be made to the Relevant Amount, Conversion Price or Winding-up Ratio or as to the appropriate adjustment to the Relevant Amount, Conversion Price or Winding-up Ratio, and following consultation between the Company and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest or proven error.

(e)	Share or Option Schemes

No adjustment will be made to the Conversion Price where Ordinary Shares or other Securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including Directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of the Company or any of its Subsidiaries or any associated company (including ABN AMRO Holding N.V. and its subsidiaries from time to time) or to a trustee or trustees to be held for the benefit of any such person, in any such case pursuant to any Employee Share Scheme.

(f)	Rounding Down and Notice of Adjustment to the Conversion Price

On any adjustment, the resultant Conversion Price, if not an integral multiple of £0.01, shall be rounded down to the nearest whole multiple of £0.01. No adjustment shall be made to the Conversion Price where such adjustment

(rounded down if applicable) would be less than one per cent. of the Conversion Price then in effect. Any adjustment not required to be made and/or any amount by which the Conversion Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time and/or, as the case may be, that the relevant rounding down had not been made.

Notice of any adjustments to the Conversion Price (and resulting Winding Up Ratio) shall be given by the Company to holders of Series 1 Class B Shares in accordance with paragraph 9 promptly after the determination thereof.

(g)	Minimum Conversion Price

The Conversion Price shall not in any event be reduced to below the nominal value of the Ordinary Shares. The Company undertakes that it shall not take any action, and shall procure that no action is taken, that would result in an adjustment to the Conversion Price to below such nominal value or any minimum level permitted by law and regulation.

(h)	Procedure for exercise of Conversion Rights

Conversion Rights may be exercised by a Series 1 Class B Shareholder during the Conversion Period by:

(i)
in the case of Series 1 Class B Shares in certificated form, delivering the certificate representing the relevant Series 1 Class B Share to the specified office of the Registrar, during its usual business hours, accompanied by a duly completed and signed notice of conversion in the form (for the time being current) obtainable from the Registrar. Conversion Rights shall be exercised subject in each case to any applicable fiscal or other laws or regulations applicable; and

(ii)
in the case of Series 1 Class B Shares in uncertificated form, sending to the Company or its agent at any time during the Conversion Period a properly authenticated dematerialised instruction (or other notification specified by the Company) in such form and subject to such terms and conditions as may (subject to the facilities and requirements of the relevant system concerned) from time to time be prescribed by the Board of Directors, who may require that the instruction be such as to divest the holder of the Series 1 Class B Shares concerned of the power to transfer such Series 1 Class B Shares to another person, each such notice or instruction being hereinafter called a “Conversion Notice”. A Conversion Notice once given may not be withdrawn without consent in writing of the Company.

If such delivery is made after the end of normal business hours or on a day which is not a business day in the place of the specified office of the Registrar, such delivery shall be deemed for all purposes hereof to have been made on the next following such business day.

Any determination as to whether any Conversion Notice has been duly completed and properly delivered shall be made by the Registrar and shall, save in the case of manifest or proven error, be conclusive and binding on the Company, the Registrar and the relevant holder of Series 1 Class B Shares.

The conversion date in respect of a Series 1 Class B Share (the “Conversion Date”) shall be the business day in London immediately following the date of the delivery of the certificate representing the relevant Series 1 Class B Share (unless in uncertificated form) and the Conversion Notice as provided in this paragraph 4(h).

A Series 1 Class B Shareholder exercising a Conversion Right must pay directly to the relevant authorities any taxes and capital, stamp, issue and registration and transfer taxes and duties arising on conversion (other than any taxes or capital, stamp, issue and registration and transfer taxes and duties payable in the United Kingdom in respect of the issue or transfer and delivery of any Ordinary Shares on such conversion (including any Additional Ordinary Shares), which shall be paid by the Company).

Such Series 1 Class B Shareholder must also pay all, if any, taxes imposed on it and arising by reference to any disposal or deemed disposal of a Series 1 Class B Share or interest therein in connection with the exercise of Conversion Rights by it).

The Company shall pay any expenses of obtaining a listing for any Ordinary Shares arising on the exercise of a Conversion Right on the Relevant Stock Exchange.

(i)	Delivery of Ordinary Shares

The Ordinary Shares to be created, issued or transferred and delivered following the exercise of a Conversion Right will not be available for issue (i) to, or to a nominee or agent for, Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme or any other person providing a clearance service within the meaning of Section 96 of the Finance Act 1986 of the United Kingdom or (ii) to a person, or nominee or agent for a person, whose business is or includes issuing depositary receipts within the meaning of Section 93 of the Finance Act 1986 of the United Kingdom, in each case at any time prior to the "abolition day" as defined in Section 111(1) of the Finance Act 1990 of the United Kingdom.

Ordinary Shares to be created, issued or transferred and delivered following the exercise of a Conversion Right will be delivered in uncertificated form through CREST, unless at the relevant time the Ordinary Shares are not a participating security in CREST or the relevant holder elects to receive the Ordinary Shares in certificated registered form. Where Ordinary Shares are to be delivered through CREST, they will be delivered to the account specified by the relevant holder of Series 1 Class B Shares in the relevant Conversion Notice by not later than seven London business days following the relevant Conversion Date (or, in the case of any Additional Ordinary Shares not later than seven London business days following the relevant Reference Date). Where Ordinary Shares are to be delivered in certificated form, a certificate in respect thereof will be dispatched by mail free of charge (but uninsured and at the risk of the recipient) to the relevant holder of Series 1 Class B Shares or as it may direct in the relevant Conversion

Notice within 14 days following (i) the relevant Conversion Date or (ii) (in the case of Additional Ordinary Shares) the Reference Date.

(j)	Ordinary Shares

Ordinary Shares created, issued or transferred and delivered upon conversion of the Series 1 Class B Shares will be fully paid and will in all respects rank pari passu with the fully paid Ordinary Shares in issue on the relevant Conversion Date or, in the case of Additional Ordinary Shares , on the relevant Reference Date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such Ordinary Shares or, as the case may be, Additional Ordinary Shares will not rank for (or, as the case may be, the relevant holder shall not be entitled to receive) any rights, distributions or payments the record date or other due date for the establishment of entitlement for which falls prior to the relevant Conversion Date or relevant Reference Date. If Ordinary Shares are created, issued or transferred and delivered upon conversion of the Series 1 Class B Shares and the relevant Conversion Date or, in the case of Additional Ordinary Shares, the relevant Reference Date is a record date for the establishment of entitlement to any rights, distributions or payments under both the Series 1 Class B Shares and the Ordinary Shares, the holders of the Series 1 Class B Shares which are being converted will be entitled to such rights, distributions or payments as holders of Ordinary Shares but not as holders of Series 1 Class B Shares.

(k)	Undertakings

Whilst any Conversion Right remains exercisable, the Company will, save with the consent in writing of the holders of three-fourths of the issued Series 1 Class B Shares or with the sanction of a special resolution passed at a separate General Meeting of the holders of the Series 1 Class B Shares (to which the provisions of the Articles, including Article 6, shall apply):

(i)
not make any issue, grant or distribution or take or omit to take any other action if the effect thereof would be that, on the exercise of Conversion Rights, Ordinary Shares could not, under any applicable law then in effect, be legally issued as fully paid;

(ii)
use all reasonable endeavours to ensure that the Ordinary Shares issued upon exercise of Conversion Rights will, as soon as is practicable, be admitted to listing and to trading on the Relevant Stock Exchange and will be listed, quoted or dealt in, as soon as is practicable, on any other stock exchange or securities market on which the Ordinary Shares may then be listed or quoted or dealt in;

(iii)
for so long as any Series 1 Class B Share remains outstanding, use all reasonable endeavours to ensure that its issued and outstanding Ordinary Shares shall be admitted to listing on the Relevant Stock Exchange;

(iv)
at all times keep available for issue, free from pre-emptive rights, sufficient Ordinary Shares to enable the exercise of Conversion Rights, and all other rights of subscription and exchange for, and conversion into, Ordinary Shares, to be satisfied in full at the current subscription, purchase or other acquisition prices or rates;

(v)
in the event of a Newco Scheme, take (or shall procure that there is taken) all necessary action to ensure that immediately after completion of the Scheme of Arrangement, such amendments are made to the terms of the Series 1 Class B Shares as are necessary or desirable to enable the Series 1 Class B Shares to be converted or exchanged into ordinary shares or units or the equivalent in Newco mutatis mutandis in accordance with and subject to these provisions of the Articles, with such modification as an Independent Financial Adviser (acting as an expert) shall consider to be appropriate. The Company shall give notice of any such amendments in accordance with paragraph 9 and such amendments shall have effect from the date specified therefor in such notice and without the need for any further consent or approval from the holders of the Series 1 Class B Shares for such amendments;

(vi)
if an offer is made to all (or as nearly as may be practicable all) Shareholders other than the offeror and/or any associates of the offeror (as defined in section 988 of the Companies Act) to acquire all or a majority of the issued ordinary share capital of the Company, or if a scheme (other than a Newco Scheme) is proposed with regard to such acquisition, give notice in writing of such offer or scheme to the holders of the Series 1 Class B Shares in accordance with paragraph 9 at the same time as any notice thereof is sent to its Shareholders (or as soon as reasonably practicable thereafter) that details concerning such offer or scheme may be obtained from the specified offices of the Registrar;

(vii)
give notice in writing to the holders of the Series 1 Class B Shares in accordance with paragraph 9 if, an offer having been made to all (or as nearly as may be practicable all) Shareholders (or all (or as nearly as may be practicable all) Shareholders other than the offeror and/or any associate of the offeror (as defined in section 988 of the Companies Act)) to acquire all or a majority of the issued ordinary share capital of the Company or if any person proposes a scheme with regard to such acquisition and such offer or scheme having become or been declared unconditional in all respects, the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become unconditionally vested in the offeror and/or such associate as aforesaid.  Such notice shall specify all information relevant to holders of Series 1 Class B Shares concerning such offer or scheme;

(viii)	other than in connection with a Newco Scheme, not issue or pay up any Securities, in either case by way of capitalisation of profits or reserves, other than:

(i)
by the issue of fully paid Ordinary Shares or other Securities to Shareholders and other holders of shares in the capital of the Company which by their terms entitle the holders thereof to receive Ordinary Shares or other shares or Securities on a capitalisation of profits or reserves; or

(ii)	by the issue of Ordinary Shares paid up in full out of profits or reserves (in accordance with applicable law) and issued wholly,

ignoring fractional entitlements, in lieu of the whole or part of a cash dividend; or

(iii)
by the issue of fully paid equity share capital (other than Ordinary Shares) to the holders of equity share capital of the same class and other holders of shares in the capital of the Company which by their terms entitle the holders thereof to receive equity share capital (other than Ordinary Shares); or

(iv)
by the issue of Ordinary Shares or any equity share capital to, or for the benefit of, any employee or former employee or director or former director of the Company or any of its Subsidiaries or any associated company (including ABN AMRO Holding N.V. and its subsidiaries from time to time) or to trustees or nominees to be held for the exclusive benefit of any such person, in any such case pursuant to any Employee Share Scheme; or

(v)	in connection with the conversion of Relevant Shares as envisaged under paragraph 4(a),

unless, in any such case, the same constitutes a Dividend or gives rise (or would, but for the provisions of paragraph 4(f) relating to roundings and minimum adjustments or the carry forward of adjustments, give rise) to an adjustment to the Conversion Price;

(ix)
not in any way modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation nor issue any other class of equity share capital carrying any rights which are more favourable than such rights but so that nothing in this paragraph 4(k)(ix) shall prevent:

(i)
the issue of any equity share capital to employees or directors (or the spouse or relative of any such person) whether of the Company or any of the Company’s Subsidiaries or associated companies (including ABN AMRO Holding N.V. and its subsidiaries from time to time) pursuant to any Employee Share Scheme; or

(ii)	any consolidation, subdivision or redesignation of the Ordinary Shares or the conversion of any Ordinary Shares into stock or vice versa; or

(iii)
any modification of such rights which is not, in the opinion of an Independent Financial Adviser (acting as an expert), materially prejudicial to the interests of the holders of Series 1 Class B Shares; or

(iv)
any alteration to the Articles made in connection with the matters described in this paragraph 4 or which is supplemental or incidental to any of the foregoing (including any amendment made to enable or facilitate procedures relating to such matters and any amendment dealing with the rights and obligations of holders of Securities, including Ordinary Shares, dealt with under such procedures); or

(v)	any issue of equity share capital where the issue of such equity share capital results or would, but for the provisions of paragraph

4(f) relating to roundings and minimum adjustments or the carry forward of adjustments or, where comprising Ordinary Shares, the fact that the consideration per Ordinary Share receivable therefor is at least 95 per cent. of the Current Market Price per Ordinary Share, otherwise result in an adjustment of the Conversion Price; or

(vi)
the conversion of Ordinary Shares into, or the issue of any Ordinary Shares in, uncertificated form (or the conversion of Ordinary Shares in uncertificated form to certificated form) or the amendment of the Articles to enable title to securities (including Ordinary Shares) to be evidenced and transferred without a written instrument or any other consequential related alteration to the Articles made in connection with the matters described in this paragraph 4(k)(ix); or

(vii)
any issue of equity share capital or modification of rights attaching to the Ordinary Shares where prior thereto the Company shall have instructed an Independent Financial Adviser (acting as an expert) to determine what (if any) adjustments should be made to the Conversion Price as being fair and reasonable to take account thereof and such Independent Financial Adviser shall have determined in good faith either that no adjustment is required or that an adjustment to the Conversion Price is required and, if so, the new Conversion Price as a result thereof and the basis upon which such adjustment is to be made and, in any such case, the date on which the adjustment shall take effect (and so that the adjustment shall be made and shall take effect accordingly); or

(viii)
the issue of the Dividend Access Share or the issue of further Class B Shares pursuant to paragraph 13 or the issue of further Class B Shares to any existing holders of Class B Shares or the issue of further dividend access shares to holders of Class B Shares;

(x)
procure that no Securities (whether issued by the Company or any of the Company’s Subsidiaries or procured by the Company or any of the Company’s Subsidiaries to be issued or issued by any other person pursuant to any arrangement with the Company or any of the Company’s Subsidiaries) issued without rights to convert into, or exchange or subscribe for, Ordinary Shares shall subsequently be granted such rights exercisable at a consideration per Ordinary Share which is less than 95 per cent. of the Current Market Price per Ordinary Share at the close of business on the last dealing day preceding the date of the first public announcement of the proposed inclusion of such rights unless the same gives rise (or would, but for the provisions of paragraph 4(f) relating to roundings and minimum adjustments or the carry forward of adjustments, give rise) to an adjustment to the Conversion Price and that at no time shall there be in issue ordinary shares of differing nominal values;

(xi)
not reduce the aggregate of its issued share capital, share premium account, capital redemption reserve, merger reserve, revaluation reserve or any other reserve including distributable reserves or any uncalled liability in respect thereof except:

(i)	pursuant to the terms of issue of the relevant share capital; or

(ii)	by means of a purchase or redemption of share capital of the Company (subject always to paragraph 6); or

(iii)	as permitted by Section 610 of the Companies Act; or

(iv)	where the reduction does not involve any distribution of assets; or

(v)
where the reduction results in (or would, but for the provisions of paragraph 4(f) relating to roundings and minimum adjustments the carry forward of adjustments, result in) an adjustment to the Conversion Price or is otherwise taken into account for the purposes of determining whether such an adjustment should be made; or

(vi)	solely in relation to a change in the currency in which the nominal value of the Ordinary Shares is expressed; or

(vii)	pursuant to a Newco Scheme; or

(viii)	as a result of the accounting treatment under applicable generally accepted accounting principles of any redemption or refinancing of debt instruments; or

(ix)
the reduction is permitted by applicable law and the Company is advised by an Independent Financial Adviser, acting as an expert, that the interests of the holders of the Series 1 Class B Shares will not be materially prejudiced by such reduction; or

(x)	pursuant to the issue, transfer or purchase of equity share capital for the purpose of an Employee Share Scheme.

(l)	Adjustment of Relevant Amount on consolidation, redesignation or subdivision in relation to the Series 1 Class B Shares

Upon the happening of the event described below, the Relevant Amount shall be adjusted as follows:

If and whenever there shall be a consolidation, redesignation or subdivision in relation to the Series 1 Class B Shares, the Relevant Amount shall be adjusted by dividing the Relevant Amount in force immediately prior to such consolidation, redesignation or subdivision by the following fraction:

A
B

where:

A	is the aggregate number of Series 1 Class B Shares in issue immediately after, and as a result of, such consolidation, redesignation or subdivision, as the case may be; and

B	is the aggregate number of the Series 1 Class B Shares in issue immediately before such consolidation, redesignation or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation, redesignation or subdivision, as the case may be, takes effect.

5	Voting

Holders of the Series 1 Class B Shares will only be entitled to receive notice of and to attend any general meeting of shareholders and to speak to or vote upon any resolution proposed at such meeting if a resolution is proposed which either varies or abrogates any of the rights and restrictions attached to the Series 1 Class B Shares or proposes the winding up of the Company (and then in each such case only to speak and vote upon any such resolution).

If holders of the Series 1 Class B Shares are entitled to vote upon a resolution proposed at a general meeting of shareholders, on a show of hands every holder of Series 1 Class B Shares who is entitled to vote or any proxy or a corporate representative for that holder, in each case who is present in person, will have one vote. On a poll, each holder of Series 1 Class B Shares who is entitled to vote and who is present in person, by proxy or by corporate representative, will have two votes for each Series 1 Class B Share of which he or she is the holder.

Other provisions in the Articles relating to voting procedures also apply to the Series 1 Class B Shares.

6	Purchase of own shares

For as long as any Series 1 Class B Shares remain in issue the Company may not purchase or otherwise acquire any of its Ordinary Shares or other Parity Securities (other than the Series 1 Class B Shares) or any depositary or other receipts or certificates representing Ordinary Shares or Parity Securities (other than the Series 1 Class B Shares) other than any such purchases or acquisitions which are made in connection with any Employee Share Scheme or which are made from HM Treasury or its nominees.

7	Form and Denomination

The Series 1 Class B Shares will, when issued, be fully paid and, as such, will not be subject to a call for any additional payment. For each Series 1 Class B Share issued, an amount equal to its nominal value of £0.01 will be credited to the Company’s issued share capital account.

The Series 1 Class B Shares will be issued in registered form.

Title to Series 1 Class B Shares in certificated form will pass by transfer and registration on the register of members of the Company in accordance with the Articles. The Articles provide, amongst other matters, that transfers of the Series 1 Class B Shares in certificated form are to be effected by an instrument of transfer in any usual form or in any other form approved by the Board of Directors. Instruments of transfer of the Series

1 Class B Shares must be signed by or on behalf of the transferor or executed in some other legally valid way.

See “Registrar” below. Any registration of transfer will be effected without charge to the person requesting the registration, but the requesting person will be required to pay any related taxes, stamp duties or other governmental charges (except to the extent that the same are required to be paid by any other person, including the Company, pursuant to paragraph 4(h) above or otherwise pursuant to the terms of issue of the Series 1 Class B Shares).

8	Variation of Rights

The rights, preferences and privileges attached to Series 1 Class B Shares may be varied or abrogated in accordance with the Articles (including Article 6). In addition, the Company may make such changes to the terms of issue of the Series 1 Class B Shares as it, in its sole discretion, deems necessary in order to ensure that the Series 1 Class B Shares continue to count as core tier 1 capital for the purposes of regulatory requirements applicable to it, and such changes may be made without the consent of holders of the Series 1 Class B Shares. The Company will notify holders of the Series 1 Class B Shares in accordance with paragraph 9 if it makes any such changes.

Subject as provided in paragraph 13 and without prejudice to any requirement to make adjustments under paragraph 4(b), the rights attached to the Series 1 Class B Shares will not be deemed to be varied by the creation or issue of (a) Further Series 1 Class B Shares, any further Class B Shares, any other Parity Securities or any other share capital ranking equally with or junior to the Series 1 Class B Shares or (b) any preference shares, in each case whether carrying identical rights or different rights in any respect, including as to dividend, premium or entitlement on a return of capital, redemption or conversion and whether denominated in sterling or any other currency. Any further Class B Shares, any other Parity Securities or any other share capital ranking equal with or junior to the Series 1 Class B Shares may either carry identical rights in all respects with the Series 1 Class B Shares or carry different rights.

9	Notices

Notices given by the Company will be given by the Registrar on its behalf unless the Company decides otherwise. A notice may be given by the Company to any holder of Series 1 Class B Shares in certificated form by sending it by post to the holder’s registered address. Service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter by first class post containing the notice, and to have been effected on the day after the letter containing the same is posted. Where a holder’s registered address is outside the United Kingdom, all notices shall be sent to him by air mail post.

A notice may be given by the Company to the joint holders of Series 1 Class B Shares by giving the notice to the joint holder first named in the register.

A notice may be given by the Company to the extent permitted by the Companies Act and the UK Listing Authority by electronic communication, if so requested or authorised by the holder, the holder having notified the Company of an e-mail address to which the Company may send electronic communications, and having agreed to receive notices and other documents from the Company by electronic communication. If a holder notifies the Company of an e-mail address, the Company may send the holder the notice or other document by publishing the notice or other document on a website and notifying the holder by e-mail that the notice or other document has been published on the website. The Company must also specify the address of the website on which it has been published, the place on the website where the notice may be accessed and how it may be accessed, and where the notice in question is a notice of a meeting, the notice must continue to be published on that website throughout the period beginning with the giving of that notification and ending with the conclusion of the meeting, save that if the notice is published for part only of that period then failure to publish the notice throughout that period shall not invalidate the proceedings of the meeting where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

Notices to holders of the Series 1 Class B Shares in uncertificated form, including notices for general meetings of holders of Series 1 Class B Shares, will be published in accordance with the operating procedures for the time being of CREST and the Regulations.

In addition, if and for so long as the Series 1 Class B Shares are listed and admitted to trading on any stock exchange, notices shall be given in accordance with any requirements of such exchange.

10	Additional Amounts

If at any time the Company is required by a tax authority to deduct or withhold taxes from payments made by the Company with respect to the Series 1 Class B Shares, the Company will not pay additional amounts. As a result, the net amount received from the Company by each holder of a Series 1 Class B Share, after the deduction or withholding, will be less than the amount the holder would have received in the absence of the deduction or withholding

11	Governing Law

The creation and issuance of the Series 1 Class B Shares and the rights attached to them shall be governed by and construed in accordance with the laws of Scotland.

12	Registrar

Computershare Investor Services PLC located at The Pavilions, Bridgwater Road, Bristol BS99 6ZZ will maintain the register and will act as Registrar.

The Company reserves the right at any time to appoint an additional or successor registrar. Notice of any change of registrar will be given to holders of the Series 1 Class B Shares.

13	Further Issues

Subject to the adjustment provisions in paragraph 4, the Company may, at any time and from time to time, and without any consent or sanction of the holders of the Series 1 Class B Shares, create or issue further Class B Shares (whether Series 1 or otherwise) or other share capital ranking equal with or junior to the Series 1 Class B Shares, save that for so long as HM Treasury is the holder of any Series 1 Class B Share the

Company may not create or issue further Class B Shares or other share capital ranking equally with the Series 1 Class B Shares (other than Ordinary Shares, the Dividend Access Share and Further Series 1 Class B Shares issued to HM Treasury or to holders of Series 1 Class B Shares in accordance with their terms) without the prior written consent of HM Treasury.

14	Definitions

“Additional Ordinary Shares” has the meaning provided in paragraph 4(c);

“Articles” means the articles of association of the Company;

“Board of Directors” means the Board of Directors of the Company or a duly authorised committee of such Board of Directors;

“Business Day” means a day on which banks are open for business in London;

“business day” means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in that place;

“Capital Distribution” has the meaning provided in paragraph 4(b)(iii);

“Capitalisation Issue Shares” has the meaning provided in paragraph 4(a);

“Class B Share Capital” means that part of the Company’s share capital represented by Class B Shares;

“Class B Shares” means Class B Shares (of whatever series) in the capital of the Company;

“Companies Act” means the Companies Act 2006 (as amended from time to time);

“Company” means The Royal Bank of Scotland Group plc;

“Conversion Date” has the meaning provided in paragraph 4(h);

“Conversion Notice” has the meaning provided in paragraph 4(h);

“Conversion Period” has the meaning provided in paragraph 4(a);

“Conversion Price” means £0.50 per Ordinary Share, subject to adjustment from time to time as provided in paragraph 4(b);

“Conversion Right” has the meaning provided in paragraph 4(a);

“CREST” means the system for the paperless settlement of trades and holding of uncertificated securities operated by Euroclear UK & Ireland Limited, the operator of CREST (in accordance with the Regulations) (or any successor), or any other relevant system under the Regulations;

“Current Market Price” means, in respect of an Ordinary Share at a particular date, the average of the daily Volume Weighted Average Price of an Ordinary Share on each of the five consecutive dealing days ending on the dealing day immediately preceding such date; provided that if at any time during the said five-dealing-day period the Volume Weighted Average

Price shall have been based on a price ex-Dividend (or ex- any other entitlement) and during some other part of that period the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement, including for this purpose any Ordinary Share Bonus Issue), then:

(a)
if the Ordinary Shares to be created, issued or transferred and delivered do not rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price cum-Dividend (or cum- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of the first public announcement of such Dividend or entitlement, in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit; or

(b)
if the Ordinary Shares to be created, issued or transferred and delivered do rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price ex-Dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of the first public announcement of such Dividend or entitlement, in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit, and provided further that if on each of the said five dealing days the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be created, issued or transferred and delivered do not rank for that Dividend (or other entitlement) the Volume Weighted Average Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the date of the first public announcement of such Dividend or entitlement, in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit, and provided further that, if the Volume Weighted Average Price of an Ordinary Share is not available on one or more of the said five dealing days (disregarding for this purpose the proviso to the definition of Volume Weighted Average Price), then the average of such Volume Weighted Average Prices which are available in that five-dealing-day period shall be used (subject to a minimum of two such prices) and if only one, or no, such Volume Weighted Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an Independent Financial Adviser (acting as an expert);

“dealing day” means a day on which the Relevant Stock Exchange or relevant market is open for business and on which Ordinary Shares, Securities or Spin-Off Securities (as the case may be) may be dealt in (other than a day on which the Relevant Stock Exchange or relevant market is scheduled to or does close prior to its regular weekday closing time);

“Directors” means the executive and non-executive directors of the Company who make up its board of directors;

“Dividend” means, in relation to the Ordinary Shares, any dividend or distribution to Shareholders (including a Spin-Off) whether of cash, assets or other property, and however described and whether payable out of share premium account, profits, retained earnings or any other capital or revenue reserve or account, and including a distribution or payment to holders upon or in connection with a reduction of capital (and for these purposes a distribution of assets includes without limitation an issue of Ordinary Shares or other Securities credited as fully or partly paid up by way of capitalisation of profits or reserves), provided that:

(a)
where a Dividend in cash is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Ordinary Shares or other property or assets, or where a capitalisation of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of cash, then the Dividend in question shall be treated as a Dividend in cash of the greater of (i) such cash amount and (ii) the Current Market Price of such Ordinary Shares or, as the case may be, the Fair Market Value of such other property or assets (as at the date of the first public announcement of such Dividend or capitalisation (as the case may be) or, if later, the date on which the number of Ordinary Shares (or amount of property or assets, as the case may be) which may be created. issued or transferred and delivered is determined);

(b)	any Ordinary Share Bonus Issue shall be disregarded; and

(c)       any issue of Ordinary Shares falling within paragraph 4(b)(ii) shall be disregarded;

“Dividend Access Share” means the Series 1 Dividend Access Share of 1 pence in the capital of the Company;

“Effective Date” has, for the purpose of any paragraph in which such expression is used, the meaning given in the relevant paragraph;

“Effective Date relating to such Dividend or entitlement” means (for the purposes of the definition of “Current Market Price”) the first date on which the Ordinary Shares are traded ex- the relevant Dividend or entitlement on the Relevant Stock Exchange;

“Employee Share Scheme” means a scheme for encouraging or facilitating the holding of shares in or debentures of the Company or any Subsidiary by or for the benefit of: (a) the bona fide employees or former employees of the Company or any other member of the Group (including ABN AMRO Holding N.V. and its subsidiaries from time to time) or (b) the spouses, civil partners, surviving spouses, surviving civil partners, or minor children or step-children of such employees or former employees;

“equity share capital” means, in relation to any entity, its issued share capital excluding any part of that capital which, neither as respects dividends nor as respects capital, carries any right to participate beyond a specific amount in a distribution;

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser (acting as an expert) provided that (i) the Fair Market Value of a Dividend in cash shall be the amount of such cash; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser, acting as an expert), the Fair Market Value (a) of such Securities or Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Securities or Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five dealing days on the relevant market commencing on such date (or, if later, the first such dealing day such Securities, Spin-Off Securities, options, warrants or other rights are publicly traded) or such shorter period as such Securities, Spin-Off Securities, options, warrants or other rights are publicly traded; (iv) where Securities, Spin-Off Securities, options, warrants or other rights are not publicly traded (as aforesaid) or if the fair market value of such publicly traded securities cannot be determined as provided in (iii) after a period of 15 calendar days following the relevant date, the Fair Market Value of such Securities, Spin-Off Securities, options, warrants or other rights shall be determined in good faith by an Independent Financial Adviser (acting as an expert), on the basis of a commonly accepted market valuation method and taking account of such factors as it considers appropriate, including the market price per Ordinary Share, the dividend yield of an Ordinary Share, the volatility of such market price, prevailing interest rates and the terms of such Securities, Spin-Off Securities, options, warrants or other rights, including as to the expiry date and exercise price (if any) thereof. Such amounts shall, in the case of (i) above, be translated into the Relevant Currency (if declared or paid or payable in a currency other than the Relevant Currency) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the Dividend in cash in the Relevant Currency; and in any other case, shall be translated into the Relevant Currency (if expressed in a currency other than the Relevant Currency) at the Prevailing Rate on that date. In addition, in the case of (i) and (ii) above, the Fair Market Value shall be determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

“FSA” means the Financial Services Authority or such other governmental authority in the United Kingdom (or if the Company becomes domiciled in a jurisdiction other than the United Kingdom, in such other jurisdiction) having supervisory authority over the Group in respect of any banking business carried on;

“Further Series 1 Class B Shares” means any further Series 1 Class B Shares issued pursuant to paragraph 13 and consolidated and forming a single series with the then Series 1 Class B Shares in issue;

“Group” means the Company and its subsidiary undertakings;

“HM Treasury” means The Commissioners of Her Majesty’s Treasury of, as at the Issue Date, 1 Horse Guards Road, London SW1A 2HQ;

“in certificated form” means a share or other security which is not in uncertificated form;

“Independent Financial Adviser” means an independent financial institution of international repute appointed at its own expense by the Company and, to the extent that HM Treasury or its nominee is a holder of more than 50% of the outstanding Series 1 Class B Shares at the relevant time, approved in writing by HM Treasury (such approval not to be unreasonably withheld or delayed);

“Issue Date” means [●] 2009 and, as applicable, any other date on which Further Series 1 Class B Shares may be issued;

“London Stock Exchange” means the London Stock Exchange plc;

“Newco Scheme” means a scheme of arrangement or analogous proceeding (“Scheme of Arrangement”) which effects the interposition of a limited liability company (“Newco”) between the Shareholders of the Company immediately prior to the Scheme of Arrangement (the “Existing Shareholders”) and the Company; provided that (i) only ordinary shares of Newco or depositary or other receipts or certificates representing ordinary shares of Newco are issued to Existing Shareholders; (ii) immediately after completion of the Scheme of Arrangement the only shareholders of Newco or, as the case may be, the only holders of depositary or other receipts or certificates representing ordinary shares of Newco are Existing Shareholders; (iii) immediately after completion of the Scheme of Arrangement, Newco is (or one or more wholly-owned Subsidiaries of Newco are) the only shareholder of the Company; (iv) all Subsidiaries of the Company immediately prior to the Scheme of Arrangement (other than Newco, if Newco is then a Subsidiary of the Company) are Subsidiaries of the Company (or of Newco) immediately after the Scheme of Arrangement; and (v) immediately after completion of the Scheme of Arrangement the Company (or Newco) holds, directly or indirectly, the same percentage of the ordinary share capital and equity share capital of those Subsidiaries as was held by the Company immediately prior to the Scheme of Arrangement;

“Non-Cash Dividend” has the meaning provided in paragraph 4(b)(iii);

“Non-Voting Deferred Share Series B” has the meaning provided in paragraph 4(a);

“Ordinary Share Bonus Issue” means, in relation to the Ordinary Shares, an issue of Ordinary Shares credited as fully paid to the relevant Shareholders by way of capitalisation of profits or reserves and where such Ordinary Shares are, or are expressed to be, issued in lieu of a dividend (whether a cash dividend equivalent or other amount is announced or would otherwise be payable to Shareholders, whether at their election or otherwise);

“Ordinary Shares” means the ordinary shares of the Company of 25 pence nominal each as at the Issue Date;

“Parity Securities” means (i) the Ordinary Shares of the Company and (ii) any other securities of the Company or any other member of the Group ranking or expressed to rank pari passu with the Ordinary Shares and/or the Series 1 Class B Shares on a return of capital or distribution of assets on a winding-up, either issued by the Company or, where issued by another member of the Group, where the terms of the securities benefit from a guarantee or support agreement entered into by the Company which ranks or is expressed to rank pari passu with the Ordinary Shares and/or the Series 1 Class B Shares on a return of capital or distribution of assets on a winding-up;

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12 noon (London time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12 noon (London time) on the immediately preceding day on which such rate can be so determined;

“record date” means, in respect of any entitlement to receive a dividend or other distribution declared, paid or made, or any rights granted, the record date or other due date for the establishment of the relevant entitlement;“Reference Date” means, in relation to a Retroactive Adjustment, the date as of which the relevant Retroactive Adjustment takes effect or, if that is not a dealing day, the next following dealing day;

“Registrar” is Computershare Investor Services PLC;

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001 No. 2001/3755);

“Relevant Amount” means £0.50 per Series 1 Class B Share, subject to adjustment from time to time as provided in paragraph 4(l);

“Relevant Currency” means sterling or, if at the relevant time or for the purposes of the relevant calculation or determination, the London Stock Exchange is not the Relevant Stock Exchange, the currency in which the Ordinary Shares are quoted or dealt in on the Relevant Stock Exchange at such time;

“Relevant Page” means the relevant page on Bloomberg or such other information service provider selected by the Company that displays the relevant information;

“Relevant Shares” means such Series 1 Class B Shares as are due to be converted on any Conversion Date and excludes any Capitalisation Issue Shares;

“Relevant Stock Exchange” means the London Stock Exchange or, if at the relevant time the Ordinary Shares are not at that time listed and admitted to trading on the London Stock Exchange, the principal stock exchange or securities market on which the Ordinary Shares are then listed, admitted to trading or quoted or dealt in;

“Retroactive Adjustment” has the meaning provided in paragraph 4(c);

“Scheme of Arrangement” has the meaning provided in the definition of “Newco Scheme”;

“Securities” means any securities including, without limitation, Ordinary Shares, or options, warrants or other rights to subscribe for or purchase or acquire Ordinary Shares;

“Series 1 Class B Dividend” has the meaning provided in paragraph 2.1;

“Series 1 Class B Shares” means the 51,000,000,000 Series 1 Class B Shares of the Company with a nominal value of £0.01 each, together with any Further Series 1 Class B Shares issued by the Company from time to time;

“Series 1 Class B Dividend Trigger Event” has the meaning given to such term in the terms of issue of the Dividend Access Share;

“Shareholders” means the person(s) in whose name(s) Ordinary Shares are for the time being registered in the register of Ordinary Share ownership maintained by or on behalf of the Company;

“Specified Date” has, for the purpose of any paragraph in which such expression is used, the meaning given in the relevant paragraph;

“Spin-Off” means:

(a)	a distribution of Spin-Off Securities by the Company to Shareholders as a class; or

(b)	any issue, transfer or delivery of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity (other than the Company) to Shareholders as a class, or in the case of or in connection with a Newco Scheme, Existing Shareholders as a class (but excluding the issue and allotment of ordinary shares by Newco to Existing Shareholders as a class), pursuant in each case to any arrangements with the Company or any of its Subsidiaries;

“Spin-Off Securities” means equity share capital of an entity other than the Company or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Company;

“sterling” means the lawful currency of the United Kingdom from time to time;

“Subsidiary” has the meaning provided in Section 1159 of the Companies Act;

“subsidiary undertaking” has the meaning provided in Section 1162 of the Companies Act;

“UK Listing Authority” means the Financial Services Authority in its capacity as competent authority for the purposes of the Financial Services and Markets Act 2000;

“uncertificated form” or “in uncertificated form” means, when used in relation to shares, shares recorded on the relevant register as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“Volume Weighted Average Price” means, in respect of an Ordinary Share, Security or, as the case may be, a Spin-Off Security on any dealing day, the order book volume-weighted average price of an Ordinary Share, Security or, as the case may be, a Spin-Off Security published by or derived (in the case of an Ordinary Share) from Bloomberg page RBS LN EQUITY VAP or (in the case of a Security (other than Ordinary Shares) or Spin-Off Security) from the principal stock exchange or securities market on which such Securities or Spin-Off Securities are then listed or quoted or dealt in, if any, or, in any such case, such other source as shall be determined to be appropriate by an Independent Financial Adviser (acting as an expert) on such dealing day, provided that, if on any such dealing day such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of an Ordinary Share, Security or a Spin-Off Security, as the case may be, in respect of such dealing day shall be the Volume Weighted Average Price, determined in good faith by an Independent Financial Adviser (acting as an expert); and

“Winding Up Ratio” has the meaning provided in paragraph 3.

References to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders, other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

In making any calculation or determination of Current Market Price or Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the Ordinary Shares or any issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event.

For the purposes of paragraphs 4(a), (b), (c), (i), (j) and (k) only, (a) references to the “issue” of Ordinary Shares or Ordinary Shares being “issued” shall include the transfer and/or delivery of Ordinary Shares, whether newly issued and allotted or previously existing or held by or on behalf of the Company or any of its Subsidiaries, and (b) Ordinary Shares held by or on behalf of the Company or any of its respective Subsidiaries (and which, in the case of paragraph 4(b)(iv) and (vi), do not rank for the relevant right or other entitlement) shall not be considered as or treated as “in issue” or “issued” or entitled to receive the relevant Dividend, right or other entitlement.

References to listing on the London Stock Exchange (or like or similar references) shall be construed as admission to the Official List of the UKLA and admission to trading on the EEA Regulated Market of the London Stock Exchange (being a market as defined by Article 4.1(14) of Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments).

SCHEDULE 7

DIVIDEND ACCESS SHARE TERMS

Terms of Issue of the RBSG Series 1 Dividend Access Share

1	General

The Series 1 Dividend Access Share will have a nominal value of £0.01 and will be fully paid up at issue. The Series 1 Dividend Access Share will be issued in registered form and will be held in certificated form. Temporary documents of title in relation to the Series 1 Dividend Access Share in certificated form will not be issued pending despatch by post of a definitive certificate. Capitalised terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in paragraph 16 below.

2	Series 1 Dividend Access Share Dividends

2.1
Subject to the discretions, limitations and qualifications set out herein, non-cumulative dividends on the Series 1 Dividend Access Share will be payable from the date the Company issues the Series 1 Dividend Access Share in respect of the period up to and including the Series 1 Class B Dividend Stop Date (if any). The Company will pay dividends when, as and if declared by the Board of Directors. Subject to the discretions, limitations and qualifications set out herein, the Series 1 Dividend Access Share shall entitle the holder thereof to receive out of the distributable profits of the Company a non-cumulative dividend (the “Dividend Access Share Dividend”), in priority to the payment of any dividend to the holders of any class of Ordinary Share or Class B Shares and pari passu in such regard with the holders of any other Dividend Access Shares then in issue.

The Board of Directors shall, by 31 October in each financial year of the Company, decide whether or not to pay an interim dividend on the Ordinary Shares or make an interim Ordinary Share Bonus Issue in that financial year. If it is decided that an interim dividend on the Ordinary Shares or an interim Ordinary Share Bonus Issue is to be paid or made in any financial year, the corresponding semi-annual (hereinafter referred to as “first semi-annual”) Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in the same financial year will be paid or made at the time set out below. The record date for any first semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share shall be the same as the record date for any interim dividend on the Ordinary Shares or interim Ordinary Share Bonus Issue in the relevant financial year or otherwise shall be three Business Days before 31 October in each year. If paid or made, the first semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in a financial year will be paid or made on the same date that the corresponding interim dividend on the Ordinary Shares is paid or interim Ordinary Share Bonus Issue is made. If it is decided that no such interim dividend on the Ordinary Shares or interim Ordinary Share Bonus Issue will be paid or made in a financial year, the first semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in such financial year will, if to be paid or made, be so paid or made on 31 October in such financial year (commencing in 2010). Any first semi-annual Dividend Access Share Dividend will only be paid if (to the extent legally required) profits are available for distribution and are permitted by law to be distributed.

The Board of Directors shall, by 31 May in each financial year of the Company, decide whether or not to recommend a dividend on the Ordinary Shares or make an Ordinary Share Bonus Issue which is expressed to be a final dividend for the immediately preceding financial year. If it is decided that such a dividend on the Ordinary Shares or Ordinary Share Bonus Issue is to be recommended and is subsequently approved by Shareholders, the corresponding semi-annual (hereinafter referred to as “second semi-annual”) Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share expressed to be for the corresponding period will be paid at the time set out below. The record date for any second semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share shall be the same as the record date for any final dividend on the Ordinary Shares or final Ordinary Share Bonus Issue for the relevant financial year or otherwise shall be three Business Days before 31 May in each year. If paid or made, the second semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share in a financial year will be paid or made on the same date that the corresponding final dividend on the Ordinary Shares is paid or final Ordinary Share Bonus Issue is made. If it is decided that no such final dividend on the Ordinary Shares or Ordinary Share Bonus Issue will be paid or made in any year (the “current year”) for the immediately preceding financial year, any second semi-annual Dividend Access Share Dividend or Bonus Issue on the Series 1 Dividend Access Share expressed to be for the corresponding period will, if to be paid or made, be so paid or made on 31 May in the current year (commencing in 2010). Any second semi-annual Dividend Access Share Dividend will only be paid if (to the extent legally required) profits are available for distribution and are permitted by law to be distributed.

If paid or made, the first semi-annual Dividend Access Share Dividend on the Series 1 Dividend Access Share shall be equivalent to (A) the greater of:

(1) 7 per cent. of the Reference Amount multiplied by the actual number of days in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop Date, divided by 365 (or 366 in a leap year) and

(2) if a cash dividend or cash dividends on the Ordinary Shares or Ordinary Share Bonus Issue(s) is/are paid or made in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop Date, 250 per cent. (as adjusted from time to time as provided below, the “Participation Rate”) of the aggregate Fair Market Value of such cash dividend(s) or Ordinary Share Bonus Issue(s) per Ordinary Share multiplied by the then Reference Series 1 Class B Shares Number. Where a dividend in cash is announced which may at the election of a Shareholder or Shareholders be satisfied by the issue or delivery of Ordinary Shares in an Ordinary Share Bonus Issue, or where an Ordinary Share Bonus Issue is announced which may at the election of a Shareholder or Shareholders be satisfied by the payment of cash, then the Fair Market Value of such dividend or

Ordinary Share Bonus Issue shall be deemed to be the amount of the dividend in cash or of the payment in cash (as the case may be),

less (B) the Fair Market Value of the aggregate amount of any dividend or distribution paid or made on the Series 1 Class B Shares and/or on any Ordinary Shares issued on conversion of the Series 1 Class B Shares (regardless of who holds such Series 1 Class B Shares or Ordinary Shares at the relevant time) in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date (or, if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares to (and including) such earlier Series 1 Class B Dividend Stop Date), provided that the first semi-annual Dividend Access Share Dividend shall never be less than zero.

If paid or made, the second semi-annual Dividend Access Share Dividend on the Series 1 Dividend Access Share shall be equivalent to (A) the greater of:

(1) 7 per cent. of the Reference Amount multiplied by the actual number of days in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop Date, divided by 365 (or 366 in a leap year) and

(2) if a cash dividend or cash dividends on the Ordinary Shares or Ordinary Share Bonus Issue(s) is/are paid or made in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares, to (and including) such earlier Series 1 Class B Dividend Stop Date, the Participation Rate of the aggregate Fair Market Value of such cash dividend(s) or Ordinary Share Bonus Issue(s) per Ordinary Share multiplied by the then Reference Series 1 Class B Shares Number. Where a dividend in cash is announced which may at the election of a Shareholder or Shareholders be satisfied by the issue or delivery of Ordinary Shares in an Ordinary Share Bonus Issue, or where an Ordinary Share Bonus Issue is announced which may at the election of a Shareholder or Shareholders be satisfied by the payment of cash, then the Fair Market Value of such dividend or Ordinary Share Bonus Issue shall be deemed to be the amount of the dividend in cash or of the payment in cash (as the case may be), less (B) the Fair Market Value of the aggregate amount of any dividend or distribution paid or made on the Series 1 Class B Shares and/or on any Ordinary Shares issued on conversion of the Series 1 Class B Shares (regardless of who holds such Series 1 Class B Shares or Ordinary Shares at the relevant time) in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (to including) the current Relevant Date (or, if there has occurred prior to such current Relevant Date a Series 1 Class B Dividend Stop Date in respect of any Series 1 Class B Shares, then in respect of those Series 1 Class B Shares to (and including) such earlier Series 1 Class B Dividend Stop Date)and less the Fair Market Value of the immediately preceding first semi-annual Dividend Access Share

Dividend or Bonus Issue paid or made (if any), provided that the second semi-annual Dividend Access Share Dividend shall never be less than zero.

If the Participation Rate is adjusted during the course of a financial year, the amount of the semi-annual Dividend Access Share Dividend in such financial year, if determined by reference to the Participation Rate, shall itself be adjusted in such manner as the Independent Financial Adviser (acting as an expert) considers appropriate to take account of the date(s) on which the adjustment(s) to the Participation Rate become effective. A written opinion of the Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error.

The initial Participation Rate is 250 per cent. Upon the happening of any of the events in respect of which the Series 1 Class B Share Conversion Price or the Series 1 Class B Share Relevant Amount shall be adjusted as provided in:

(i) sub-paragraphs 4(b)(i) to (x) (inclusive) of the Series 1 Class B Share Terms (subject to  the provisions of the last paragraph of paragraph 4(a) of the Series 1 Class B Share Terms), the Participation Rate shall also be adjusted at the same time as follows:

and

(ii) paragraph 4(l) of the Series 1 Class B Share Terms (subject to paragraph 4(a) of the Series 1 Class B Share Terms), the Participation Rate shall also be adjusted at the same time as follows:

where:

NPR means the new Participation Rate, following such adjustment;

OPR means the old Participation Rate, immediately prior to such adjustment;

NCP means the new Series 1 Class B Share Conversion Price following such adjustment;

OCP means the old Series 1 Class B Share Conversion Price, immediately prior to such adjustment;

NRA means the new Series 1 Class B Share Relevant Amount following such adjustment; and

ORA means the old Series 1 Class B Share Relevant Amount, immediately prior to such adjustment

2.2	The Company shall, upon determining any dividend pursuant to this paragraph 2, cause the amount thereof to be notified to the holders of Series 1 Dividend Access Share in accordance with paragraph 11.

2.3
In the event of a change to the accounting reference date of the Company, the references in this paragraph 2 to (i) 31 May shall be deemed to be changed to such date as falls five months after the new accounting reference date and (ii) 31 October shall be deemed to be changed to such date as falls ten months after the new accounting reference date.

In the event of a change in accounting reference date from 31 December, the Company shall make such other changes to the dividend payment arrangements described above as, following consultation with an Independent Financial Adviser (acting as an expert), it determines are fair and reasonable to take account of any initial stub period(s) when the new accounting reference date is introduced.

In the event of a change in the frequency of dividend payments on the Ordinary Shares such that they are not paid semi-annually consistent with the payment of Dividend Access Share Dividends on the Series 1 Dividend Access Share, the Company shall make such changes to the Dividend Access Share Dividend payment arrangements described in this paragraph 2 as, following consultation with the Independent Financial Adviser (acting as an expert), it determines are fair and reasonable to take account of such changed frequency.

2.4
Non-cumulative dividends on the Series 1 Dividend Access Share are payable in respect of the period up to and including the Series 1 Class B Dividend Stop Date (if any). After the Series 1 Class B Dividend Stop Date (if any) the right of the holder of this Dividend Access Share to Dividend Access Share Dividends in respect of any Series 1 Class B Shares in issue during each of the 30 consecutive dealing days during which the Series 1 Class B Dividend Trigger Event occurs shall cease, but this is without prejudice to the right to Dividend Access Share Dividends in respect of any Series 1 Class B Shares not in issue on each such day.

2.5
If any doubt shall arise as to the appropriate amount of any Dividend Access Share Dividend, and following consultation between the Company and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest or proven error.

3	Payment of Dividend Access Share Dividends Discretionary

If, in the opinion of the Board of Directors, the distributable profits of the Company are sufficient to cover the payment, in full, of the Dividend Access Share Dividend on the relevant Dividend Access Share Dividend payment date and also the payment in full of all other dividends and other amounts stated to be payable on such date on any Parity Securities in issue (other than the Ordinary Shares and the Series 1 Class B Shares), the Board of Directors may:

(a)	pay in full the Dividend Access Share Dividend on the relevant Dividend Access Share Dividend payment date; or

(b)
in their sole and absolute discretion resolve at least 10 Business Days prior to the relevant Dividend Access Share Dividend payment date that no Dividend Access Share Dividend shall be paid or that a Dividend Access Share Dividend shall be paid only in part.

The Board of Directors shall not be bound to give their reasons for exercising their discretion under this sub-paragraph. The Board of Directors may exercise their discretion in respect of a dividend notwithstanding the previous setting aside of a sum to provide for payment of that dividend to the extent that, in the opinion of the Board of Directors (i) there are insufficient distributable profits to cover the payment, in full, of the Dividend Access Share Dividend on the relevant Dividend Access Share payment date and also the payment in full of all other dividends and other amounts stated to be payable on such date on any Parity Securities in issue (other than the Ordinary Shares and the Series 1 Class B Shares) or (ii) the payment of the Dividend Access Share Dividend would breach or cause a breach of the capital adequacy requirements applicable to the Company.

If, at least 10 Business Days prior to a Dividend Access Share Dividend payment date, the Board of Directors considers that the distributable profits of the Company are insufficient to cover the payment in full of the Dividend Access Share Dividend and also the payment in full of all other dividends or other amounts stated to be payable on such Dividend Access Share Dividend payment date on any Parity Securities (other than the Ordinary Shares and the Series 1 Class B Shares), then the Board of Directors may pay a reduced Dividend Access Share Dividend. This will be paid in proportion to the dividends and other amounts which would have been due on the Series 1 Dividend Access Share and any other shares and other instruments of the Company (other than the Ordinary Shares and the Series 1 Class B Shares) on such Dividend Access Share Dividend payment date which are expressed to rank equally with the Series 1 Dividend Access Share as regards participation in profits if there had been sufficient profit.

The Board of Directors may in its discretion decide that the Dividend Access Share Dividend in any financial year will not be paid at all or will be paid only in part even when distributable profits are available for distribution. If the Board of Directors decides not to pay the Dividend Access Share Dividend in respect of a period or determines that it shall be paid only in part, then the right of the holder of the Series 1 Dividend Access Share to receive the relevant Dividend Access Share Dividend in respect of that period will be lost either entirely or as to the part not paid, as applicable, and the Company will have no obligation in respect of the amount of Dividend Access Share Dividend not paid either to pay the relevant Dividend Access Share Dividend in respect of that period or to pay interest thereon, whether or not Dividend Access Share Dividends are paid in respect of any future financial period.

As soon as practicable after resolving that no Dividend Access Share Dividend shall be paid or that it shall be paid only in part, the Board of Directors shall give notice thereof to the holder of the Series 1 Dividend Access Share in accordance with paragraph 11.

4	Payment of Dividend Access Share Dividends

Subject to these terms of issue, the Company will, if to be paid, pay Dividend Access Share Dividends out of its distributable profits in sterling. Dividend Access Share Dividends may be paid by the Company by crediting any account which the holder of the Series 1 Dividend Access Share, or in the case of joint holders, the holder whose name stands first in the register in respect of the Series 1 Dividend Access Share, has with the Company, whether in the sole name of such holder or the joint names of such holder and another person or person, unless the Company has received not less than one month’s notice in writing from such holder or joint holders directing that payment be made in another manner permitted by the Articles.

Any such Dividend Access Share Dividend may be paid by any bank or other funds transfer system or, if agreed by the Company, such other means and to or through such person, in each case as the holder or joint holders may in writing direct.

If payment in respect of the Series 1 Dividend Access Share into any such bank account is to be made on a Dividend Access Share Dividend payment date which is not a Business Day, then payment of such amount will be made on the next succeeding Business Day, without any interest or payment in respect of such delay.

Payments in respect of amounts payable by way of Dividend Access Share Dividend will be subject in all cases to any applicable fiscal or other laws and other regulations.

If the Board of Directors decides to pay a Dividend Access Share Dividend and either (i) no dividend has been paid on the Ordinary Shares and/or distribution made thereon in respect of the corresponding period or (ii) a dividend has been paid and/or a distribution has been made on the Ordinary Shares otherwise than in cash in respect of the corresponding period, the Board of Directors may in its discretion determine that such Dividend Access Share Dividend shall be paid in whole or in part by the Company issuing Series 1 Class B Shares, credited as fully paid, to the holder of the Series 1 Dividend Access Share. The number of such Series 1 Class B Shares to be issued to the holder shall be such number of Series 1 Class B Shares as shall be certified by the Independent Financial Adviser (acting as an expert) to be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of such semi-annual Dividend Access Share Dividend or part thereof otherwise payable to such holder of the Series 1 Dividend Access Share, based on the Fair Market Value of a Series 1 Class B Share at the time of such determination. A written opinion of the Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error.

The basis of allotment in accordance with the immediately preceding paragraph shall be such that the holder of the Series 1 Dividend Access Share may not receive a fraction of a Series 1 Class B Share (for this purpose calculating entitlements on the basis of a holder’s entire holding of Series 1 Class B Shares). The Board of Directors may make such provisions as they think fit for any fractional entitlements, including provisions whereby, in whole or in part, fractional entitlements are disregarded or the benefit thereof accrues to the Company and/or under which fractional entitlements are accrued and/or retained.

The Series 1 Class B Shares so allotted shall rank pari passu in all respects with the fully paid Series 1 Class B Shares then in issue save only as regards participation in any dividend on the Series 1 Class B Shares payable by reference to a record date falling on or prior to the date of issue of the Series 1 Class B Shares so allotted.

The new Series 1 Class B Shares issued in respect of the whole (or some part) of the relevant dividend declared in respect of the Series 1 Dividend Access Share shall be in certificated form unless the Company and a holder agree otherwise.

The Board of Directors may undertake and do such acts and things as they may consider necessary or expedient for the purpose of giving effect to the provisions of this paragraph 4.

5	Restrictions on Dividends and Redemption

If any Dividend Access Share Dividend is not declared and paid in full in cash or otherwise, the Company:

(i)
may not, and shall procure that no member of the Group shall, declare or pay dividends or other distributions upon any Parity Securities (whether in cash or otherwise, and whether payable on the same date as the relevant Dividend Access Share Dividend or subsequently) or make any Ordinary Share Bonus Issue (whether to be made on the same date as the relevant Dividend Access Share Dividend or subsequently), and the Company may not, and shall procure that no member of the Group shall, set aside any sum for the payment of these dividends or distributions; or

(ii)
may not, and shall procure that no member of the Group shall, redeem, purchase or otherwise acquire (whether on the same date as the relevant Dividend Access Share Dividend is payable or subsequently) for any consideration any of its Parity Securities or any depository or other receipts or certificates representing Parity Securities (other than any such purchases or acquisitions which are made in connection with any Employee Share Scheme), and (save as aforesaid) the Company may not, and shall procure that no member of the Group shall, set aside any sum or establish any sinking fund (whether on the same date as the relevant Dividend Access Share Dividend is payable or subsequently) for the redemption, purchase or other acquisition of Parity Securities or any depository or other receipts or certificates representing Parity Securities, in each case until such time as Dividend Access Share Dividends are no longer payable or payment of Dividend Access Share Dividends in cash or otherwise has resumed in full, as the case may be.

6	Rights upon Liquidation

On a winding-up or liquidation, voluntary or otherwise, the holder of the Series 1 Dividend Access Share will rank in the application of the assets of the Company available to shareholders: (1) equally in all respects with holders of Ordinary Shares and Series 1 Class B Shares and any other class of shares or securities of the Company in issue or which may be issued by the Company which rank or are expressed to rank equally with the Series 1 Dividend Access Share, the Ordinary Shares or the Series 1 Class B Shares on a winding-up or liquidation and (2) junior to all other shareholders and all creditors of the Company.

In such event the holder of the Series 1 Dividend Access Share will be deemed to hold one (as adjusted from time to time as provided below, the “Winding Up Ratio”) Ordinary Share and will be entitled to receive out of the surplus assets of the Company remaining after payment of all prior-ranking claims, a sum equal to that payable to a holder of one (as adjusted) Ordinary Share in such event.

The initial Winding Up Ratio is one. Upon each adjustment of the Series 1 Class B Share Winding Up Ratio in accordance with the Series 1 Class B Share Terms (or, if there are no Series 1 Class B Shares outstanding at the relevant time, upon any event that would have led to such an adjustment if there had been Series 1 Class B Shares outstanding at such time), the Winding Up Ratio shall also be adjusted at the same time and to the same extent.

7	Voting

The holder of the Series 1 Dividend Access Share will only be entitled to receive notice of and to attend any general meeting of shareholders and to speak to or vote upon any resolution proposed at such meeting if a resolution is proposed which either varies or abrogates any of the rights and restrictions attached to the Series 1 Dividend Access Share or proposes the winding up of the Company (and then in each such case only to speak and vote upon any such resolution).

If the holder of the Series 1 Dividend Access Share is entitled to vote upon a resolution proposed at a general meeting of shareholders, on a show of hands the holder of the Series 1 Dividend Access Share or any proxy or a corporate representative for the holder, in each case who is present in person, will have one vote. On a poll, the holder of the Series 1 Dividend Access Share who is entitled to vote and who is present in person, by proxy or by corporate representative, will have one vote.

Other provisions in the Articles relating to voting procedures also apply to the Series 1 Dividend Access Share.

8	Purchase of own shares

For as long as the Dividend Access Share remains in issue and the Reference Amount is greater than zero, the Company may not purchase or otherwise acquire any of its Ordinary Shares or other Parity Securities (other than the Series 1 Class B Shares) or any depositary or other receipts or certificates representing Ordinary Shares or Parity Securities (other than the Series 1 Class B Shares) other than any such purchases or acquisitions which are made in connection with any Employee Share Scheme or which are made from HM Treasury or its nominees.

9	Form and Denomination

The Series 1 Dividend Access Share will, when issued, be fully paid and, as such, will not be subject to a call for any additional payment. An amount equal to the nominal value of £0.01 of the Series 1 Dividend Access Share will be credited to the Company’s issued share capital account.

The Series 1 Dividend Access Share will be issued in registered form to HM Treasury or its nominee. The Series 1 Dividend Access Share shall not be transferable.

Title to the Series 1 Dividend Access Share will be evidenced by registration on the register of members of the Company in accordance with the Articles.

See “Registrar” below.

10	Variation of Rights

The rights, preferences and privileges attached to the Series 1 Dividend Access Share may be varied or abrogated in accordance with the Articles (including Article 6). In addition, the Company may make such changes to the terms of issue of the Series 1 Dividend Access Share as it, in its sole discretion, deems necessary in order to ensure that the Series 1

Dividend Access Share continues to count as core tier 1 capital for the purposes of regulatory requirements applicable to it, and such changes may be made without the consent of the holder of the Series 1 Dividend Access Share. The Company will notify the holder of the Series 1 Dividend Access Share in accordance with paragraph 11 if it makes any such changes.

Subject as provided in paragraph 15, the rights attached to the Series 1 Dividend Access Share will not be deemed to be varied by the creation or issue of (a) any further Dividend Access Shares or any other Parity Securities or any other share capital ranking equally with or junior to the Series 1 Dividend Access Share or (b) any preference shares, in each case whether carrying identical rights or different rights in any respect, including as to dividend, premium or entitlement on a return of capital, redemption or conversion and whether denominated in sterling or any other currency. Any further Dividend Access Shares, any other Parity Securities or any other share capital ranking equal with or junior to the Dividend Access Share may either carry identical rights in all respects with the Series 1 Dividend Access Share or carry different rights.

11	Notices

Notices given by the Company will be given by the Registrar on its behalf unless the Company decides otherwise.

A notice may be given by the Company to the holder of the Series 1 Dividend Access Share in certificated form by sending it by post to the holder’s registered address. Service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter by first class post containing the notice, and to have been effected on the day after the letter containing the same is posted. Where the holder’s registered address is outside the United Kingdom, all notices shall be sent to him by air mail post.

A notice may be given by the Company to the joint holders of the Series 1 Dividend Access Share by giving the notice to the joint holder first named in the register. A notice may be given by the Company to the extent permitted by the Companies Act by electronic communication, if so requested or authorised by the holder, the holder having notified the Company of an e-mail address to which the Company may send electronic communications, and having agreed to receive notices and other documents from the Company by electronic communication. If the holder notifies the Company of an e-mail address, the Company may send the holder the notice or other document by publishing the notice or other document on a website and notifying the holder by e-mail that the notice or other document has been published on the website. The Company must also specify the address of the website on which it has been published, the place on the website where the notice may be accessed and how it may be accessed, and where the notice in question is a notice of a meeting, the notice must continue to be published on that website throughout the period beginning with the giving of that notification and ending with the conclusion of the meeting, save that if the notice is published for part only of that period then failure to publish the notice throughout that period shall not invalidate the proceedings of the meeting where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

12	Additional Amounts

If at any time the Company is required by a tax authority to deduct or withhold taxes from payments made by the Company with respect to the Series 1 Dividend Access Share, the Company will not pay additional amounts. As a result, the net amount received from the Company by the holder of the Series 1 Dividend Access Share, after the deduction or withholding, will be less than the amount the holder would have received in the absence of the deduction or withholding.

13	Governing Law

The creation and issuance of the Series 1 Dividend Access Share and the rights attached to it shall be governed by and construed in accordance with the laws of Scotland.

14	Registrar

Computershare Investor Services PLC located at The Pavilions, Bridgwater Road, Bristol BS99 6ZZ will maintain the register and will act as Registrar.

The Company reserves the right at any time to appoint an additional or successor registrar. Notice of any change of registrar will be given to the holder of the Series 1 Dividend Access Share.

15	Further Issues

The Company may, at any time and from time to time, and with the consent of HM Treasury, create or issue further Dividend Access Shares.

16	Definitions

“Articles” means the articles of association of the Company;

“Board of Directors” means the Board of Directors of the Company or a duly authorised committee of such Board of Directors;

“Bonus Issue” means, in relation to the Series 1 Dividend Access Share, an issue of Series 1 Class B Shares to the holder of the Series 1 Dividend Access Share by way of capitalisation of profits or reserves;

“Business Day” means a day on which banks are open for business in London;

“Class B Shares” means Class B Shares (of whatever series) in the capital of the Company;

“Companies Act” means the Companies Act 2006 (as amended from time to time);

“Company” means The Royal Bank of Scotland Group plc;

“current year” has the meaning provided in paragraph 2.1;

“dealing day” means a day on which the Relevant Stock Exchange or relevant market is open for business and on which Ordinary Shares, Securities or Spin-Off Securities (as the case may be) may be dealt in (other than a day on which the Relevant Stock

Exchange or relevant market is scheduled to or does close prior to its regular weekday closing time);

“Directors” means the executive and non-executive directors of the Company who make up its board of directors;

“Dividend” shall have the meaning given in paragraph 14 of the Series 1 Class B Share Terms;

“Dividend Access Share Dividend” has the meaning provided in paragraph 2.1;

“Dividend Access Shares” means Dividend Access Shares (of whatever series) in the capital of the Company;

"Employee Share Scheme” means a scheme for encouraging or facilitating the holding of shares in or debentures of the Company or any Subsidiary by or for the benefit of: (a) the bona fide employees or former employees of the Company or any other member of the Group (including ABN AMRO Holding N.V. and its subsidiaries from time to time)  or (b) the spouses, civil partners, surviving spouses, surviving civil partners, or minor children or step-children of such employees or former employees;

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser (acting as an expert) provided that (i) the Fair Market Value of a dividend in cash shall be the amount of such cash; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser, acting as an expert), the Fair Market Value (a) of such Securities or Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Securities or Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five dealing days on the relevant market commencing on such date (or, if later, the first such dealing day such Securities, Spin-Off Securities, options, warrants or other rights are publicly traded) or such shorter period as such Securities, Spin-Off Securities, options, warrants or other rights are publicly traded; (iv) where Securities, Spin-Off Securities, options, warrants or other rights are not publicly traded (as aforesaid) or if the fair market value of such publicly traded securities cannot be determined as provided in (iii) after a period of 15 calendar days following the relevant date, the Fair Market Value of such Securities, Spin-Off Securities, options, warrants or other rights shall be determined in good faith by an Independent Financial Adviser (acting as an expert), on the basis of a commonly accepted market valuation method and taking account of such factors as it considers appropriate, including the market price per Ordinary Share, the dividend yield of an Ordinary Share, the volatility of such market price, prevailing interest rates and the terms of such Securities, Spin-Off Securities, options, warrants or other rights, including as to the expiry date and exercise price (if any) thereof. Such amounts shall, in the case of (i) above, be translated into the Relevant Currency (if declared or paid or payable in a currency other than the Relevant Currency) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the dividend in cash in the Relevant Currency; and in any other case, shall be translated into the Relevant Currency (if expressed in a currency other than the Relevant Currency) at the Prevailing Rate on that date. In addition, in the case of (i) and (ii) above, the Fair Market Value shall be determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

“first semi-annual” has the meaning provided in paragraph 2.1;

“FSA” means the Financial Services Authority or such other governmental authority in the United Kingdom (or if the Company becomes domiciled in a jurisdiction other than the United Kingdom, in such other jurisdiction) having supervisory authority over the Group in respect of any banking business carried on;

“Further Series 1 Class B Shares” means any further Series 1 Class B Shares issued from time to time and consolidated and forming a single series with the then Series 1 Class B Shares in issue;

“Group” means the Company and its subsidiary undertakings;

“HM Treasury” means The Commissioners of Her Majesty’s Treasury of, as at the Issue Date, 1 Horse Guards Road, London SW1A 2HQ;

“in certificated form” means a share or other security which is not in uncertificated form;

“Independent Financial Adviser” means an independent financial institution of international repute appointed at its own expense by the Company and approved in writing by HM Treasury (such approval not to be unreasonably withheld or delayed);

“Issue Date” means [●] 2009;

 “London Stock Exchange” means the London Stock Exchange plc;

“Ordinary Share Bonus Issue” means, in relation to the Ordinary Shares, an issue of Ordinary Shares credited as fully paid to the relevant Shareholders by way of capitalisation of profits or reserves and where such Ordinary Shares are, or are expressed to be, issued in lieu of a dividend (whether a cash dividend equivalent or other amount is announced or would otherwise be payable to Shareholders, whether at their election or otherwise);

“Ordinary Shares” means the ordinary shares of the Company of 25 pence nominal each as at the Issue Date;

“Parity Securities” means (i) the Ordinary Shares and the Series 1 Class B Shares of the Company and (ii) any other securities of the Company or any other member of the Group ranking or expressed to rank pari passu with the Ordinary Shares and/or the Series 1 Class B Shares and/or the Series 1 Dividend Access Share on a return of capital or distribution of assets on a winding-up, either issued by the Company or, where issued by another member of the Group, where the terms of the securities benefit from a guarantee or support agreement entered into by the Company which ranks or is expressed to rank pari passu with the Ordinary Shares and/or the Series 1 Class B Shares and/or the Series 1 Dividend Access Share on a return of capital or distribution of assets on a winding-up;

“Parity Value” means, in respect of any dealing day, the sterling amount calculated as follows:

PV   =    N x VWAP

where:

PV	=	the Parity Value

N	=
the number of Ordinary Shares determined by dividing £0.50 by the Series 1 Class B Share Conversion Price in effect on such dealing day rounded down, if necessary, to the nearest whole number of Ordinary Shares

WAP	=
the Volume Weighted Average Price of an Ordinary Share on such dealing day, provided that if on any such dealing day the Ordinary Shares shall have been quoted cum-Dividend or cum-any other entitlement (including, for the avoidance of doubt, any Ordinary Share Bonus Issue), the Volume Weighted Average Price of an Ordinary Share on such dealing day shall be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement (including, for the avoidance of doubt, any Ordinary Share Bonus Issue) per Ordinary Share as at the date of first public announcement of such Dividend or entitlement (or, if that is not a dealing day, the immediately preceding dealing day);

“Participation Rate” has the meaning provided in paragraph 2.1;

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12 noon (London time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12 noon (London time) on the immediately preceding day on which such rate can be so determined;

“record date” means, in respect of any entitlement to receive a dividend or other distribution declared, paid or made, or any rights granted, the record date or other due date for the establishment of the relevant entitlement;

“Reference Amount” means £25,500,000,000 plus the aggregate Series 1 Class B Share Relevant Amount of any Further Series 1 Class B Shares issued by the Company to HM Treasury after the Issue Date and before the record date for the relevant Dividend Access Share Dividend, less the aggregate Series 1 Class B Relevant Amount of any Series 1 Class B Shares which were in issue during the 30 consecutive dealing days during which a Series 1 Class B Dividend Trigger Event occurred;

“Reference Series 1 Class B Shares Number” means the Reference Amount divided by the Series 1 Class B Share Relevant Amount;

“Relevant Currency” means sterling or, if at the relevant time or for the purposes of the relevant calculation or determination, the London Stock Exchange is not the Relevant Stock Exchange, the currency in which the Ordinary Shares are quoted or dealt in on the Relevant Stock Exchange at such time;

“Relevant Date” means, in respect of any semi-annual Dividend Access Share Dividend or Bonus Issue, the date on which the Company pays or makes the same or, subject to paragraph 2.3, if the same is not paid or made, means 31 October of the relevant year in the case of a first semi-annual Dividend Access Share Dividend or Bonus Issue, and 31 May of the relevant year in the case of a second semi-annual Dividend Access Share Dividend or Bonus Issue;

“Relevant Page” means the relevant page on Bloomberg or such other information service provider selected by the Company that displays the relevant information;

“Relevant Stock Exchange” means the London Stock Exchange or, if at the relevant time the Ordinary Shares are not at that time listed and admitted to trading on the London Stock Exchange, the principal stock exchange or securities market on which the Ordinary Shares are then listed, admitted to trading or quoted or dealt in;

“second semi-annual” has the meaning provided in paragraph 2.1;

“Securities” means any securities including, without limitation, Ordinary Shares, or options, warrants or other rights to subscribe for or purchase or acquire Ordinary Shares;

“Series 1 Class B Share Conversion Price” means the Conversion Price as defined in paragraph 4(a) of the Series 1 Class B Share Terms;

“Series 1 Class B Dividend Stop Date” means the date falling 20 days after the Series 1 Class B Dividend Trigger Event;

“Series 1 Class B Dividend Trigger Event” means in relation to Series 1 Class B Shares in issue at the relevant time, the Parity Value for 20 or more dealing days in any period of 30 consecutive dealing days equals or exceeds £0.65 and, for the avoidance of doubt, there can be more than one such event based on the time of issue of the relevant Series 1 Class B Shares;

“Series 1 Class B Share Relevant Amount” means £0.50 per Series 1 Class B Share, subject to adjustment as provided in paragraph 4(l) of the Series 1 Class B Share Terms;

“Series 1 Class B Shares” means the 51,000,000,000 Series 1 Class B Shares of £0.01 each in the capital of the Company issued on the Issue Date, together with any Further Series 1 Class B Shares (as such term is defined in the Series 1 Class B Share Terms) issued by the Company from time to time;

“Series 1 Class B Share Terms” means the terms of the Series 1 Class B Shares approved by the Board of Directors on [●] 2009;

“Series 1 Class B Share Winding Up Ratio” means the Winding Up Ratio as defined in paragraph 3 of the Series 1 Class B Share Terms;

“Series 1 Dividend Access Share” means the Series 1 Dividend Access Share of the Company with a nominal value of £0.01 issued by the Company on the Issue Date;

“Shareholders” means the person(s) in whose name(s) Ordinary Shares are for the time being registered in the register of Ordinary Share ownership maintained by or on behalf of the Company;

“Specified Date” has, for the purpose of any paragraph in which such expression is used, the meaning given in the relevant paragraph;

“Spin-Off Securities” means equity share capital of an entity other than the Company or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Company;

“sterling” means the lawful currency of the United Kingdom from time to time;

“Subsidiary” has the meaning provided in Section 1159 of the Companies Act 2006;

“subsidiary undertaking” has the meaning provided in Section 1162 of the Companies Act 2006;

“Volume Weighted Average Price” means, in respect of an Ordinary Share, Security or, as the case may be, a Spin-Off Security on any dealing day, the order book volume-weighted average price of an Ordinary Share, Security or, as the case may be, a Spin-Off Security published by or derived (in the case of an Ordinary Share) from Bloomberg page RBS LN EQUITY VAP or (in the case of a Security (other than Ordinary Shares) or Spin-Off Security) from the principal stock exchange or securities market on which such Securities or Spin-Off Securities are then listed or quoted or dealt in, if any, or, in any such case, such other source as shall be determined to be appropriate by an Independent Financial Adviser (acting as an expert) on such dealing day, provided that, if on any such dealing day such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of an Ordinary Share, Security or a Spin-Off Security, as the case may be, in respect of such dealing day shall be the Volume Weighted Average Price, determined in good faith by an Independent Financial Adviser (acting as an expert); and

“Winding Up Ratio” has the meaning provided in paragraph 6.

References to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders, other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

In making any calculation or determination of Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the Ordinary Shares or any issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event.

SCHEDULE 8

TERMINATION EVENT

A “Termination Event” will occur if:

1.
an administrator, bank administrator, liquidator, receiver, administrative receiver, compulsory manager or other similar officer is appointed in respect of the Company or any Material Subsidiary or any material part of their assets, provided always that the appointment of an administrator, liquidator, bank administrator, receiver, administrative receiver, compulsory manager or other similar officer in respect of any other Group Company shall not cause a Termination Event to occur;

2.	any order is made by a competent court or a resolution is passed for the winding up or dissolution of the Company or any Material Subsidiary;

3.	an administration order is made in relation to the Company or any Material Subsidiary;

4.
the Company or any Material Subsidiary enters into a composition, compromise, assignment, assignation or arrangement (including a company voluntary arrangement or a scheme of arrangement) with any class of its financial creditors or makes a general assignment or assignation for the benefit of its creditors or takes any other action intended to prevent the enforcement of creditors’ rights unless the prior written consent of HM Treasury has been obtained to that composition, compromise, assignment, assignation or arrangement, or, in the case of paragraphs 1, 2, 3 or 4 above, any analogous procedure or step is taken in any jurisdiction;

5.	the Company or any Material Subsidiary admits in writing that it is insolvent or unable to pay its debts as they fall due; or

6.
the Company or any Material Subsidiary stops payment of its obligations generally or ceases to carry on its business or substantially all thereof, except that a solvent winding up or stopping of payment or cessation of business for the purpose of a reconstruction, union, transfer, merger or amalgamation of the Company or any Material Subsidiary shall not constitute a Termination Event as long as the Company or any Material Subsidiary, as the case may be, is not at the time of such stopping of payment or cessation of business unable to pay its debts within the meaning of section 123(1) or 123(2) of the Insolvency Act 1986 and does not become so as a result of stopping or payment of cessation of business.

In this Schedule 8, references to the Company and any Material Subsidiary shall be deemed to include a reference to any holding company of any such companies from time to time.

SCHEDULE 9

FORM OF PAYMENT PROPOSAL NOTICE

[Note: Notice to be served on HM Treasury by the Company in accordance with clause 14.11 (Notices) of the Agreement]

[Note: Insert date]

Dear Sirs,

Acquisition and Contingent Capital Agreement – Payment Proposal Notice

1.
We refer to the “Acquisition and Contingent Capital Agreement” entered into by The Commissioners of Her Majesty’s Treasury and The Royal Bank of Scotland Group PLC on [●] November 2009 (the “Agreement”). Any word or expression defined in the Agreement shall have the same meaning below in this notice.

2.	We refer to the Annual Premium payable on [ ]. [Note: Insert Payment Date]. We propose that:

(a)	£[ ] of such Annual Premium will be paid in cash;

(b)	£[ ] of such Annual Premium will be paid in cash and HM Treasury will apply the same amount in acquiring further B Shares; and

(c)	£[ ] of such Annual Premium will be paid by foregoing tax relief, and for this purpose we propose that the relevant Tax Asset(s) is/are as follows:

Tax Asset Company:	[Note: Insert the name of the company in which the Tax Asset is claimed to have arisen] (the “Tax Asset Company”)
Taxpayer reference number:	[Note: Insert the UK taxpayer reference number of the Tax Asset Company]
Amount of Tax Asset:	[Note: Insert the claimed amount of the Tax Asset]
Nature of Tax Asset:	[Note: Specify the nature of the claimed Tax Asset. For example, trading losses]
Accounting Period:	[Note: Specify the most recent Accounting Period of the Tax Asset Company in which the Tax Asset is claimed to be available to the Tax Asset Company]

[Note: If more than one Tax Asset is proposed to be used for this purpose, insert the above information for each relevant Tax Asset. For the avoidance of doubt, it is not necessary for all of the specified Tax Assets to arise in the same company.]

[Note: None of the amounts referred to in paragraph 2(a), (b) or (c) may be negative, and the aggregate of such amounts must be equal to the aggregate amount of such Annual Premium.]

Yours faithfully,

/s/
Name
Title

[Note: To be validly executed by the Company]

SCHEDULE 10

NON-VOTING DEFERRED SHARE TERMS

1. Notwithstanding any other provision of the Articles, a Non-Voting Deferred Share Series B:

(A)
does not entitle its holder to receive any dividend or distribution declared, made or paid or any return of capital (save as provided in Article 4G(1)(b) and does not entitle its holder to any further or other right of participation in the assets of the Company;

(B)
entitles its holder to participate on a return of assets on a winding up of the company, such entitlement to be limited to the repayment of the amount paid up or credit as paid up on such share and shall be paid only after the holders of any and all Ordinary Shares and B Shares then in issue shall have received (a) payment in respect of such amount as is paid up or credited as paid up on those Ordinary Shares and/or B Shares held by them at that time plus (b) the payment in cash or in specie of £10,000,000 on each such Ordinary Share and/or B Shares;

	(C)	does not entitle its holder to receive a share certificate in respect of his or her shareholding, save as required by law;

	(D)	does not entitle its holder to receive notice of, nor attend, speak or vote at, any general meeting of the company; and

	(E)	shall not be transferable at any time other than with the prior written consent of the directors;

2.	The Company shall have the irrevocable authority to authorise and instruct the Secretary of the Company (or any other person appointed for the purpose by the Board of Directors) as agent for the holders of Non-Voting Deferred Shares Series B to surrender the Non-Voting Deferred Shares Series B to the Company for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such surrender without obtaining the sanction of the holder or holders thereof, and pending such surrender to retain the certificates, to the extent issued, for such Non-Voting Deferred Shares Series B.

3.	Any request by the Company to surrender the Non-Voting Deferred Shares Series B may be made by the Directors depositing at the registered office of the Company a notice addressed to such person as the Directors shall have nominated on behalf of the holders of the Non-Voting Deferred Shares Series B.

4.	The Company shall have the irrevocable authority to appoint a single holder or any other person on behalf of all holders of Non-Voting Deferred Shares Series B to exercise any vote to which holders of Non-Voting Deferred Shares Series B may be entitled in any circumstances or for any other matter connected to the Non-Voting Deferred Shares Series B

5.	The rights attached to the Non-Voting Deferred Shares Series B shall not be deemed to be varied or abrogated by the creation or issue of any new shares ranking in priority to or pari passu with or subsequent to such shares, any amendment or variation of the rights of any other class of shares of the Company, the Company reducing its share capital or the surrender, or purchase of any share, whether a Non-Voting Deferred Shares Series B or otherwise.

6.	The Company shall have the irrevocable authority to cancel any Non-Voting Deferred Shares Series B without making any payment to the holder and such cancellation shall not be deemed to be a variation or abrogation of the rights attaching to such Non-Voting Deferred Shares Series B.

IN WITNESS WHEREOF this agreement has been entered into as of the date which first appears on page 1 of this agreement on the dates which appear below.

SIGNED for and on behalf of THE ROYAL BANK OF SCOTLAND GROUP PLC Date:	) ) )

SIGNED by two of THE COMMISSIONERS OF HER MAJESTY’S TREASURY Date:	) ) ) )